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Filed Pursuant to Rule 424(b)(5)
Registration No. 333-213024

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Proposed maximum aggregate offering price	Amount of registration fee(1)

Debt Securities	$500,000,000	$57,950

(1)
Calculated in accordance with Rule 457(r) and paid herewith.

Prospectus Supplement
(To prospectus dated August 9, 2016)

$500,000,000

3.900% Senior Notes due 2027

        We are offering $500,000,000 aggregate principal amount of our 3.900% Senior Notes due 2027. The notes will mature on May 25, 2027. Interest will accrue from May 25, 2017 and will be payable semi-annually in arrears on May 25 and November 25 of each year, commencing on November 25, 2017. We may redeem the notes in whole or in part at any time prior to maturity at the redemption price described under "Description of Notes—Optional Redemption."

        If we do not consummate the Acquisition (as defined herein) on or before August 31, 2017, or the purchase agreements related to the Acquisition are terminated on or before such date, we will have the option to redeem all, but not less than all, of the notes at a redemption price equal to 101% of the aggregate principal amount of the notes, plus accrued and unpaid interest. See "Description of Notes—Special Optional Redemption."

        See "Risk Factors" on page S-14 of this prospectus supplement and in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2017, which are each incorporated by reference herein, for a discussion of certain risks that you should consider in connection with an investment in the notes.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Price to Public(1)	Underwriting Discounts	Proceeds to Us

Per Note	100.000%	0.650%	99.350%

Total	$500,000,000	$3,250,000	$496,750,000

(1)
Plus accrued interest, if any, from May 25, 2017 if settlement occurs after that date.

        The notes will not be listed on any securities exchange. Currently, there is no public market for the notes.

        We expect that delivery of the notes through the book-entry delivery system of The Depository Trust Company and its participants will be made to investors on or about May 25, 2017.

Joint Book-Running Managers

MUFG	BofA Merrill Lynch

Co-Managers

Citigroup	HSBC	Mizuho Securities	SunTrust Robinson Humphrey

Deutsche Bank Securities	J.P. Morgan	Wells Fargo Securities

May 22, 2017

Prospectus Supplement

        This document is in two parts. The first part is this prospectus supplement, which describes our business and the specific terms of this offering. The second part is the accompanying prospectus, which gives more general information, some of which may not apply to this offering. Generally, when we refer only to the "prospectus," we are referring to both parts combined. The accompanying prospectus relates to common units or debt securities we may offer from time to time. If the information about the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

        Neither we nor the underwriters have authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any free writing prospectus we have prepared. We take no responsibility for, and can provide no assurance as to the reliability of any other information that others may give you. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the dates on the front of these documents or that any information we have incorporated by reference is accurate as of any date other than the date of the document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since these dates.

        For purposes of this prospectus supplement and the accompanying prospectus, unless otherwise indicated, the terms the "Partnership," "TC PipeLines," "us," "we," "our" and similar terms refer to TC PipeLines, LP, together with our subsidiaries. "TransCanada" refers to TransCanada Corporation and its subsidiaries. "TC PipeLines GP" or "our general partner" refers to TC PipeLines GP, Inc., our general partner.

 SUMMARY

        You should carefully read the entire prospectus supplement, the accompanying prospectus and the other documents incorporated by reference to understand fully our business and the terms and risks of the notes, as well as tax and other considerations that are important in making your investment decision. You should pay special attention to "Risk Factors" beginning on page S-14 of this prospectus supplement and included in our Annual Report on Form 10-K for the year ended December 31, 2016 ("Annual Report on Form 10-K") and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2017 ("Quarterly Report on Form 10-Q"), which are each incorporated by reference herein, and "Forward Looking Statements and Cautionary Statement Regarding Forward Looking Information" in our Annual Report on Form 10-K and our Quarterly Report on Form 10-Q, for information about important risks that you should consider before investing in the notes.

 TC PipeLines, LP

Overview

        We are a publicly traded Delaware master limited partnership, formed by TransCanada in 1998 to acquire, own and participate in the management of energy infrastructure businesses in North America. Our pipeline systems transport natural gas in the United States ("U.S."). Our common units are traded on the New York Stock Exchange ("NYSE") under the symbol "TCP." Our general partner is TC PipeLines GP, an indirect, wholly-owned subsidiary of TransCanada.

        We have four wholly-owned pipelines and equity ownership interests in three natural gas interstate pipeline systems that are collectively designed to transport approximately 9.1 billion cubic feet per day ("Bcf/d") of natural gas from producing regions and import facilities to market hubs and consuming markets primarily in the Western, Midwestern and Eastern U.S. All of our pipeline systems are operated by TransCanada.

        Our pipeline systems include:

Pipeline	Length	Description	Ownership

GTN	1,377 miles	Extends between an interconnection near Kingsgate, British Columbia, Canada at the Canadian border to a point near Malin, Oregon at the California border and delivers natural gas to the Pacific Northwest and to California. The GTN pipeline is owned by Gas Transmission Northwest LLC ("GTN").	100%
Bison	303 miles	Extends from a location near Gillette, Wyoming to Northern Border's pipeline system in North Dakota. The Bison pipeline transports natural gas from the Powder River Basin to Midwest markets. The Bison pipeline is owned by Bison Pipeline LLC ("Bison").	100%
North Baja	86 miles	Extends between an interconnection with the El Paso Natural Gas Company pipeline near Ehrenberg, Arizona and an interconnection with a natural gas pipeline near Ogilby, California on the Mexican border. North Baja pipeline is a bi-directional pipeline. The North Baja pipeline is owned by North Baja Pipeline, LLC ("North Baja").	100%

Pipeline	Length	Description	Ownership

Tuscarora	305 miles	Extends between the GTN pipeline near Malin, Oregon to its terminus near Reno, Nevada and delivers natural gas in northeastern California and northwestern Nevada. The Tuscarora pipeline is owned by Tuscarora Gas Transmission Company ("Tuscarora").	100%
Northern Border	1,412 miles	Extends between the Canadian border near Port of Morgan, Montana to a terminus near North Hayden, Indiana, south of Chicago. The Northern Border pipeline is capable of receiving natural gas from Canada, the Williston Basin and Rocky Mountain area for deliveries to the Midwest. ONEOK Partners, L.P. owns the remaining 50 percent of Northern Border Pipeline Company ("Northern Border").	50%
PNGTS	295 miles	Connects with the TransQuébec and Maritimes Pipeline at the Canadian border to deliver natural gas to customers in the U.S. northeast. TransCanada currently owns 11.81 percent of Portland Natural Gas Transmission System ("PNGTS"). Northern New England Investment Company, Inc. owns the remaining 38.29 percent of PNGTS.	49.9%(1)
Great Lakes	2,115 miles	Connects with the TransCanada Mainline at the Canadian border near Emerson, Manitoba, Canada and St. Clair, Michigan, near Detroit. Great Lakes pipeline is a bi-directional pipeline that can receive and deliver natural gas at multiple points along its system. TransCanada owns the remaining 53.55 percent of Great Lakes Gas Transmission Limited Partnership ("Great Lakes").	46.45%

(1)
Upon closing of the Acquisition (as defined in "—Recent Developments—PNGTS and Iroquois Acquisition" below), we will own a 61.71 percent interest in PNGTS.

Recent Developments

PNGTS and Iroquois Acquisition

        On May 3, 2017, we entered into agreements to purchase from subsidiaries of TransCanada a 49.34 percent interest in the Iroquois Gas Transmission System, LP ("Iroquois"), including a future option to acquire a further 0.66 percent interest in Iroquois, together with an additional 11.81 percent interest in PNGTS resulting in the Partnership owning a 61.71 percent interest in PNGTS (the "Acquisition"). The total purchase price for the Acquisition is $765 million comprised of approximately $597 million in cash and the assumption of approximately $168 million of proportional Iroquois and PNGTS debt. Upon completion of the Acquisition, we will own a 61.71 percent interest in PNGTS. Please read "Iroquois Pipeline System" below for more detailed information on the Iroquois pipeline system.

        We expect to use the net proceeds of this offering to pay a portion of the cash purchase price of the Acquisition. We expect to fund the remaining portion of the cash purchase price through borrowings on our revolving credit facility. Please read "Use of Proceeds." If the Acquisition is not consummated for any reason, we may use the net proceeds for general partnership purposes, including to reduce short-term indebtedness and to fund future acquisitions and capital program expenditures. Alternatively, if the Acquisition is not consummated on or before August 31, 2017, or the purchase agreements related to the Acquisition are terminated on or before such date, we will have the option to use all or a portion of the net proceeds from this offering, together with any additional funds we may provide, as necessary, to fund the special optional redemption of the notes as provided under "Description of Notes—Special Optional Redemption."

        The completion of the Acquisition, which is expected to occur in mid-2017, is subject to customary closing conditions, and we cannot provide assurance that these conditions will be met. Please read "Risk Factors."

        The Conflicts Committee of the Board of Directors of TC PipeLines GP, composed entirely of independent directors, unanimously recommended approval of the Acquisition to the Board of Directors. The Conflicts Committee retained legal and financial advisors to assist it in evaluating and negotiating the Acquisition. The Board of Directors of TC PipeLines GP unanimously approved the terms of the Acquisition.

PNGTS Pipeline System

        PNGTS owns the PNGTS pipeline system, a 295-mile natural gas transmission system that connects with the TransQuébec and Maritimes Pipeline at the Canadian border to deliver natural gas to customers in the U.S. northeast. TransCanada currently owns 11.81 percent of Portland Natural Gas Transmission System ("PNGTS"). Northern New England Investment Company, Inc. owns the remaining 38.29 percent of PNGTS.

Iroquois Pipeline System

        The Iroquois pipeline transports natural gas under long-term contracts and extends from the TransCanada Mainline system at the U.S. border near Waddington, New York to markets in the U.S. northeast, including New York City, Long Island and Connecticut. Iroquois is currently jointly owned by affiliates of TransCanada and Dominion Resources, Inc. via a joint venture. Approximately 98 percent of Iroquois long-term contract revenues are with customers who have an investment grade rating or who have provided guarantees from investment grade parties.

Business Strategies

  •
  Our strategy is to invest in long-life, critical energy infrastructure that provides reliable transportation of energy to customers.

  •
  Our investment approach is to develop or acquire assets that provide stable cash distributions and opportunities for new capital additions, while maintaining a low-risk profile. We are opportunistic and disciplined in our approach when identifying new investments.

  •
  Our goal is to maximize distributable cash flows over the long-term through efficient utilization of our pipeline systems and appropriate business strategies, while maintaining a commitment to safe and reliable operations.

Relationship with TransCanada

        TransCanada is the indirect parent of our general partner and owns, through its subsidiaries, approximately 24.78 percent of our common units, 100 percent of our Class B units, 100 percent of our IDRs and an effective two percent general partner interest in us. TransCanada is a major energy infrastructure company, listed on the Toronto Stock Exchange and NYSE, with more than 65 years of experience in the responsible development and reliable operation of energy infrastructure in North America. TransCanada is primarily focused on natural gas and oil transmission and power generation services.

        TransCanada operates our pipeline systems and, in some cases, contracts for pipeline capacity. We have purchased assets from TransCanada and jointly participated with TransCanada in acquiring assets from third parties, including acquisitions that we would have been unable to pursue on our own. We may have similar opportunities going forward. TransCanada, however, is under no obligation to allow us to participate in any of its pipeline or energy infrastructure acquisitions, nor is TransCanada required to offer any of its assets to us.

 The Offering

        The information in this summary is provided solely for your convenience. This summary does not contain a complete description of the notes. You should read the more detailed description contained elsewhere in the prospectus supplement. Please see "Description of Notes."

Issuer	TC PipeLines, LP
Notes Offered	$500 million aggregate principal amount of 3.900% Senior Notes due 2027.
Interest Rate	Interest will accrue on the notes from May 25, 2017 at a rate of 3.900% per annum.
Interest Payment Dates	Interest will be payable semiannually in arrears on May 25 and November 25 of each year, beginning on November 25, 2017.
Maturity	The notes will mature on May 25, 2027.
Use of Proceeds
We expect to receive net proceeds from this offering of approximately $495.9 million, after deducting underwriting discounts and estimated offering expenses. We intend to use the net proceeds of this offering to pay a portion of the cash purchase price of the Acquisition. If the Acquisition is not consummated for any reason, we may use the net proceeds for general partnership purposes, including future acquisitions and capital program expenditures. Alternatively, if the Acquisition is not consummated on or before August 31, 2017, or the purchase agreements related to the Acquisition are terminated on or before such date, we will have the option to use all or a portion of the net proceeds, together with any additional funds we may provide, as necessary, to fund the special optional redemption of the notes.
Ranking
The notes will be our senior unsecured obligations. The notes will rank equally in right of payment with all of our other existing and future, senior indebtedness and senior to any of our subordinated indebtedness. After giving effect to this offering as of March 31, 2017, we would have had approximately $1,980 million of indebtedness outstanding ranking equally in right of payment to the notes offered hereby and no secured indebtedness.

The notes will rank structurally junior to all existing and future obligations of our subsidiaries. At March 31, 2017, our subsidiaries had $337 million of indebtedness, including current maturities of $23 million. In addition, Great Lakes, in which we own a 46.45 percent interest, had $269 million of long-term debt outstanding, including current maturities of $19 million; PNGTS, in which we own a 49.9 percent interest, had $42 million of long-term debt outstanding, including current maturities of $23 million; and Northern Border, in which we own a 50 percent interest, had $431 million of long-term debt outstanding, in each case as of March 31, 2017.

Optional Redemption	At our option, any or all of the notes may be redeemed, in whole or in part, at any time prior to February 25, 2027 (three months prior to maturity), by paying the redemption price described under "Description of Notes—Optional Redemption," which includes a make-whole premium, plus accrued but unpaid interest, if any, to the redemption date. If we elect to redeem the notes at any time on or after February 25, 2027, the notes will be redeemable, in whole or in part, at a redemption price equal to 100% of the principal amount of the notes then outstanding to be redeemed, plus unpaid interest accrued to the date of redemption.
Special Optional Redemption
If the Acquisition is not closed on or before August 31, 2017, or the purchase agreements related to the Acquisition are terminated on or before such date, we will have the option to redeem all, but not less than all, of the notes at a redemption price equal to 101% of the aggregate principal amount of the notes, plus accrued and unpaid interest, to, but excluding, the redemption date. See "Description of Notes—Special Optional Redemption."
Certain Covenants	We will issue the notes under an indenture containing covenants that, among other things:
• limit our ability, and that of our principal subsidiaries, to create liens on our respective principal properties;
• limit our ability, and that of our principal subsidiaries, to engage in sale-leaseback transactions, and
• limit our ability to consolidate with, merge with or into or sell, lease or transfer our properties and assets as, or substantially as, an entirety, to another person or entity.

These covenants are subject to a number of important exceptions, limitations and qualifications. See "Description of Notes—Certain Covenants" below and "Description of Debt Securities—Provisions Only in the Senior Indenture—Limitation on Liens" and "Restrictions on Sale-Leasebacks" beginning on page 30 in the accompanying prospectus.
Further Issuances
We may, from time to time, without notice to or the consent of the holders of the notes, issue additional notes having the same interest rate, maturity and other terms as the notes offered hereby. Any additional notes having such similar terms, together with the notes offered hereby, will constitute a single series under the indenture.
Book Entry, Delivery and Form
The notes will be issued in registered form, without interest coupons, in denominations of $1,000 and integral multiples of $1,000 in excess thereof. The notes will be represented by one or more permanent global certificates in fully registered form deposited with the trustee as custodian for, and registered in the name of, a nominee of The Depository Trust Company.

Listing and Trading	We do not intend to list the notes for trading on any securities exchange. We can provide no assurance as to the liquidity of, or development of any trading market for, the notes.
Governing Law	The indenture and the notes provide that they will be governed by, and construed in accordance with, the laws of the State of New York.
Trustee	The Bank of New York Mellon.
Risk Factors
Investing in the notes involves risk. See "Risk Factors" beginning on page S-14 of this prospectus supplement and in our Annual Report on Form 10-K and our Quarterly Report on Form 10-Q, which are each incorporated by reference herein, for information regarding risks you should consider before investing in the notes.

 Summary Historical Financial Data

        We have derived the summary historical financial data of the Partnership for the three years ended December 31, 2016 from our audited financial statements and related notes, which are included in our Annual Report on Form 10-K and are incorporated by reference in this prospectus supplement. We have derived the summary historical financial data of the Partnership for the three months ended March 31, 2017 and 2016 from our unaudited financial statements and related notes, which are included in our Quarterly Report on Form 10-Q and are incorporated by reference in this prospectus supplement.

        You should read the information below in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing in our Annual Report on Form 10-K, which is incorporated by reference in this prospectus supplement.

        The following tables include the non-GAAP financial measures of "Total distributable cash flow," "Distributable cash flows," EBITDA" and "Adjusted EBITDA" as supplemental information. For a reconciliation of these non-GAAP financial measures to our most directly comparable GAAP financial measure, Net income, please read "Non-GAAP Financial Measures."

	Year Ended December 31,			Three Months Ended March 31,
	2016	2015	2014	2017	2016
				(unaudited)	(unaudited)
	(millions of U.S. dollars except per unit amounts)
Income Data
Equity earnings from investment in Great Lakes	$28	$31	$19	$17	$15
Equity earnings from investment in Northern Border	69	66	69	19	18
Equity earnings from investment in PNGTS	19	—	—	7	9
Transmission revenues	357	344	336	89	86
Impairment of equity-method investment	—	(199)	—	—	—
Operation and maintenance expenses	(50)	(53)	(54)	(12)	(10)
Property taxes	(19)	(19)	(21)	(5)	(5)
General and administrative	(7)	(9)	(9)	(2)	(2)
Depreciation	(86)	(85)	(86)	(22)	(21)
Financial charges and other	(67)	(56)	(50)	(16)	(17)

Net income	$244	$20	$204	$75	$73

Net income attributable to non-controlling interests	—	$7	$32	—	—
Net income attributable to controlling interests	$244	$13	$172	$75	$73
Basic and diluted net income (loss) per common unit	$3.21	$(0.03)	$2.67	$1.05	$1.10

Weighted average common units outstanding (millions)—basic and diluted	65.7	63.9	62.7	68.3	64.4
Other Data (unaudited)
Total distributable cash flows(1)	$347	$310	$260	$95	$97
Distributable cash flows(1)	$313	$290	$255	$92	$95
EBITDA(1)	$398	$166	$341	$113	$111
Adjusted EBITDA(1)	$398	$365	$341	$113	$111

March 31, 2017
(millions of U.S. dollars)
Balance Sheet Data
Total assets	$3,166
Long-term debt (net of current maturities and unamortized debt issuance costs and debt discount)	$1,786
Partners' equity	$1,222

(1)
For definitions of Total distributable cash flows, distributable cash flows, EBITDA and Adjusted EBITDA and reconciliations to their most directly comparable GAAP financial measures, please read "Non-GAAP Financial Measures."

 Non-GAAP Financial Measures

        We use the non-GAAP financial measures "EBITDA," "Adjusted EBITDA," "Total distributable cash flow," and "Distributable cash flow" as they provide measures of cash generated during the period to evaluate our cash distribution capability. Management also uses these measures as a basis for recommendations to our general partner's Board of Directors regarding the distribution to be declared each quarter. Partnership cash flow information is presented to enhance investors' understanding of the way that management analyzes our financial performance.

        EBITDA is an approximate measure of our operating cash flow during the current earnings period and reconciles directly to the most comparable measure of net income. It measures our earnings before deducting interest, depreciation and amortization, net income attributable to non-controlling interests, and it includes earnings from our equity investments. Our Adjusted EBITDA excludes the impact of the $199 million non-cash impairment charge we recognized in fourth quarter 2015 on our investment in Great Lakes. We believe the charge is significant but not reflective of our underlying operations.

        Total distributable cash flow and distributable cash flow provide measures of distributable cash generated during the current earnings period and reconcile directly to the net income amount presented.

        Total distributable cash flow includes our Adjusted EBITDA plus:

  •
  Distributions from our equity investments

        less:

  •
  Earnings from our equity investments,

  •
  Equity allowance for funds used during construction (Equity AFUDC),

  •
  Interest expense,

  •
  Distributions to non-controlling interests, and

  •
  Maintenance capital expenditures.

        Distributable cash flow is computed as Total distributable cash flow net of distributions declared to our general partner and distributions allocable to Class B units. Distributions declared to our general partner are based on its effective two percent interest plus an amount equal to incentive distributions. Distributions allocable to the Class B units equal 30 percent of GTN's distributable cash flow for the year ended December 31, 2016 less $20 million (for 2015—less $15 million).

        Distributable cash flow, EBITDA, Total distributable cash flow and Adjusted EBITDA are performance measures presented to assist investors in evaluating our business performance. We believe these measures provide additional meaningful information in evaluating our financial performance and cash generating performance.

        The non-GAAP measures described above are provided as a supplement to GAAP financial results and are not meant to be considered in isolation or as substitutes for financial information prepared in accordance with GAAP. Additionally, these measures as presented may not be comparable to similarly titled measures of other companies.

        The following table represents a reconciliation of our EBITDA, Adjusted EBITDA, Total distributable cash flow and Distributable cash flow to the most directly comparable GAAP financial measure, Net income, for the periods presented:

	Year Ended December 31			Three Months Ended March 31,
	(unaudited)
	(millions of U.S. dollars)
	2016	2015	2014	2017	2016
Net income	$244	$20	$204	$75	$73

Add:
Interest expense(a)	68	61	51	16	17
Depreciation and amortization	86	85	86	22	21

EBITDA	398	166	341	113	111
Impairment of equity investment	—	199	—	—	—

Adjusted EBITDA	398	365	341	113	111
Add:
Distributions from equity investments(b)
Northern Border	91	91	88	20	23
Great Lakes	34	40	29	20	17
PNGTS(c)	24	—	—	5	6

	149	131	117	45	46
Less:
Equity earnings:
Northern Border	(69)	(66)	(69)	(19)	(18)
Great Lakes	(28)	(31)	(19)	(17)	(15)
PNGTS	(19)	—	—	(7)	(9)

	(116)	(97)	(88)	(43)	(42)
Less:
Equity AFUDC	—	(1)	—	—	—
Interest expense(a)	(68)	(61)	(51)	(16)	(17)
Distributions to non-controlling interests(d)	—	(11)	(51)	—	—
Maintenance capital expenditures(e)	(16)	(16)	(8)	(4)	(1)

Total Distributable Cash Flow(h)	347	310	260	95	97
General Partner distributions declared(f)	(12)	(8)	(5)	(3)	(2)
Distributions allocable to Class B units(g)	(22)	(12)	—	—	—

Distributable Cash Flow(h)	$313	$290	$255	$92	$95

(a)
Interest expense as presented includes net realized loss related to the interest rates swaps.

(b)
These amounts are calculated in accordance with the cash distribution policies of these entities. Distributions from our equity investments represent our respective share of these entities' quarterly distributable cash during the current reporting period.

(c)
Our equity investee PNGTS had $22 million of senior secured notes payment due in 2016, of which the Partnership's share was approximately $11 million. PNGTS has $23 million of senior secured notes payments due in 2017, of which the Partnership's share is approximately $11 million (prior to the closing of the Acquisition). PNGTS has historically funded its scheduled debt repayments and other cash needs by adjusting its available cash for distribution, which effectively reduces the net cash that we actually receive as distributions from PNGTS. Accordingly, these amounts represent our 49.9 percent share of distributions from PNGTS' available cash before our proportionate share of the total debt repayment of PNGTS.

(d)
Distributions to non-controlling interests represent the respective share of our consolidated entities' quarterly distributable cash not owned by us during the current reporting period.

(e)
The Partnership's maintenance capital expenditures include cash expenditures made to maintain, over the long term, our assets' operating capacity, system integrity and reliability. This amount represents the Partnership's and its consolidated subsidiaries maintenance capital expenditures and does not include the Partnership's share of maintenance capital expenditures for our equity investments. Such amounts are reflected in "Distributions from equity investments" as those amounts are withheld by those entities from their quarterly distributable cash.

(f)
Distributions declared to our general partner for the year ended December 31, 2016 included an incentive distribution of approximately $6 million (2015—$2 million, 2014—$1 million).

Distributions declared to our general partner for the three months ended March 31, 2017 included an incentive distribution of approximately $2 million (March 31, 2016—$1 million).

(g)
During the twelve months ended December 31, 2016, 30 percent of GTN's total distributions was $42 million; therefore the distributions allocable to the Class B units was $22 million, representing the amount that exceeded the threshold level of $20 million. During the nine months ended December 31, 2015, 30 percent of GTN's total distributions was $27 million; therefore the distributions allocable to the Class B units was $12 million, representing the amount that exceeded the threshold level of $15 million. The Class B distribution is determined and payable annually. During the three months ended March 31, 2017, 30 percent of GTN's total eligible distributions was $10 million (March 31, 2016—$11 million), therefore, no distributions were allocated to the Class B units as the threshold level of $20 million has not been exceeded. Consistent with 2016, we expect the 2017 threshold will be exceeded in the third quarter of 2017.

(h)
"Total Distributable Cash Flow" and "Distributable Cash Flow" represent the amount of distributable cash generated by the Partnership subsidiaries and equity investments during the current earnings period and thus reconcile directly to the net income amount presented. The calculation differs from the previous 2014 non-GAAP measures "Partnership Cash Flows before General Partner distributions" and "Partnership Cash Flows" as the previously used measures primarily reflected cash received during the period through distributions from our subsidiaries and equity investments that were generated from the prior quarter's financial results. The 2014 amounts reflected here have been adjusted to reflect the calculation as described above and to present the comparable "Total Distributable Cash Flow" and "Distributable Cash Flow" from the previous periods.

 RISK FACTORS

        Investing in the notes offered pursuant to this prospectus supplement and the accompanying prospectus involves certain risks. You should carefully consider the following risk factors and those described under "Risk Factors" in Part I. Item 1A of our Annual Report on Form 10-K and under "Risk Factors" in Part II, Item 1A of our Quarterly Report on Form 10-Q, together with the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus, before investing in the notes. If any of these risks were to occur, our business, financial condition or results of operations could be materially adversely affected. In such case, the value of our notes could decline, and you could lose all or part of your investment.

Risks Related to the Notes

        Your ability to transfer the notes at a time or price you desire may be limited by the absence of an active trading market, which may not develop.

        The notes are a new issue of securities for which there is no established public market. We do not intend to apply for listing of the notes on the securities exchange or for quotation of the notes in any automated dealer quotation system. In addition, although the underwriters have informed us that they intend to make a market in the notes, as permitted by applicable laws and regulations, they are not obligated to make a market in the notes, and they may discontinue their market-making activities at any time without notice. An active market for the notes may not exist or develop or, if developed, may not continue. In the absence of an active trading market, you may not be able to transfer the notes within the time or at the price you desire.

        The notes will be our senior unsecured obligations and will not be guaranteed by any of our subsidiaries. As a result, the notes will be effectively junior to our future secured debt and structurally junior to all debt and other liabilities of our subsidiaries.

        The notes will be our senior unsecured obligations and will rank equally in right of payment with all of our other existing and future senior debt. All of our operating assets are owned by our subsidiaries, and none of these subsidiaries will guarantee our obligations with respect to the notes. Creditors of our subsidiaries may have claims with respect to the assets of those subsidiaries that rank structurally senior to the notes. In the event of any distribution or payment of assets of such subsidiaries in any dissolution, winding up, liquidation, reorganization or bankruptcy proceeding, the claims of those creditors would be satisfied prior to making any such distribution or payment to us in respect of our direct or indirect equity interests in such subsidiaries. Consequently, after satisfaction of the claims of such creditors, there may be little or no amounts left available to make payments in respect to the notes. As of March 31, 2017, our subsidiaries had $337 million of debt for borrowed money owing to unaffiliated third parties, including current maturities of $23 million. Such subsidiaries are not prohibited under the indenture from incurring indebtedness in the future. In addition, Great Lakes, in which we own a 46.45 percent interest, had $269 million of long-term debt outstanding, including current maturities of $19 million; PNGTS, in which we own a 49.9 percent interest, had $42 million of long-term debt outstanding, including current maturities of $23 million; and Northern Border, in which we own a 50 percent interest, had $431 million of long-term debt outstanding, in each case as of March 31, 2017.

        In addition, because the notes are unsecured, holders of any of our secured indebtedness would have claims with respect to the assets constituting collateral for such indebtedness that are effectively senior to the claims of the holders of the notes to the extent of the value of such collateral. Currently, we have no secured indebtedness. Although the indenture governing the notes places some limitations on our ability to create liens securing debt, there are significant exceptions to these limitations that would allow us to secure significant amounts of indebtedness without equally and ratably securing the notes. If we incur secured indebtedness and such indebtedness is either accelerated or becomes subject to a bankruptcy, liquidation or reorganization proceedings, our assets would be used to satisfy obligations with respect to the indebtedness secured thereby before any payment could be made on the notes. Consequently, any such secured indebtedness would effectively be senior to the notes, to the extent of the value of the collateral securing the secured indebtedness. In that event, you may not be able to recover all of the principal or interest you are due under the notes.

        Our level of indebtedness and restrictions in our debt agreements may adversely affect our future financial and operating flexibility.

        As of March 31, 2017, our consolidated indebtedness was $1,817 million, and after giving effect to this offering and the application of the net proceeds therefrom, our consolidated indebtedness on such date would have been $2,317 million. In addition, Great Lakes, in which we own a 46.45 percent interest, had $269 million of long-term debt outstanding, including current maturities of $19 million; PNGTS, in which we own a 49.9 percent interest, had $42 million of long-term debt outstanding, including current maturities of $23 million; and Northern Border, in which we own a 50 percent interest, had $431 million of long-term debt outstanding, in each case as of March 31, 2017. We also had availability under our revolving credit facility of approximately $390 million as of March 31, 2017. Our indebtedness and the additional debt we may incur in the future for potential acquisitions may adversely affect our liquidity and therefore our ability to make interest payments on the notes.

        Among other things, our level of indebtedness may be viewed negatively by credit rating agencies, which could result in increased costs for us to access the capital markets. Any future downgrade of the debt issued by us or our subsidiaries could significantly increase our capital costs or adversely affect our ability to raise capital in the future.

        Debt service obligations and restrictive covenants in our credit facility and the indenture governing the notes may adversely affect our ability to finance future operations, pursue acquisitions and fund other capital needs and our ability to make cash distributions to our unitholders. In addition, this leverage may make our results of operations more susceptible to adverse economic or operating conditions by limiting our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate and may place us at a competitive disadvantage as compared to our competitors that have less debt.

        If we incur any additional indebtedness, including trade payables, that ranks equally with the notes, the holders of that debt will be entitled to share ratably with you in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding up of us. This may have the effect of reducing the amount of proceeds paid to you. If additional debt is added to our current debt levels, the related risks that we now face could intensify. See "Description of Notes."

        We have a holding company structure in which our subsidiaries and entities in which we hold non-controlling interests (equity investees) conduct our operations and own our operating assets.

        We are a holding company, and our subsidiaries and equity investees conduct all of our operations and own all of our operating assets. We do not have significant assets other than equity in our subsidiaries and equity investees. As a result, our ability to make required payments on the notes depends on the performance of our subsidiaries and equity investees and their ability to distribute funds to us. The ability of these entities to make distributions to us may be restricted by, among other things, credit instruments, applicable state business organization laws and other laws and regulations. If our subsidiaries are prevented from distributing funds to us, we may be unable to pay all the principal and interest on the notes when due.

Risks Inherent in an Investment in Us

        We do not have the same flexibility as other types of organizations to accumulate cash, which may limit cash available to service the notes or to repay them at maturity.

        Unlike a corporation, our limited partnership agreement requires us to distribute, on a quarterly basis, 100 percent of our available cash to our unitholders of record and our general partner. Available cash is generally defined as all of our cash on hand as of the end of a fiscal quarter, adjusted for cash distributions and net changes to reserves. Our general partner will determine the amount and timing of such distributions and has broad discretion to establish and make additions to our reserves or the reserves of our operating subsidiaries in amounts it determines in its reasonable discretion to be necessary or appropriate:

  •
  to provide for the proper conduct of our business and the businesses of our subsidiaries (including reserves for future capital expenditures and for our anticipated future credit needs);

  •
  to reimburse our general partner for all expenses it has incurred on our behalf;

  •
  to provide funds for distributions to our unitholders and our general partner for any one or more of the next four calendar quarters; or

  •
  to comply with applicable law or any of our loan or other agreements.

        Our ability to make scheduled payments on or to refinance our debt obligations depends on our financial and operating performance, which is subject to prevailing economic and competitive conditions and to certain financial, business and other factors beyond our control. We cannot assure you that we will maintain a level of cash flows from operating activities sufficient to permit us to pay the principal, premium, if any, and interest on our indebtedness.

Risks Inherent to the Acquisition

The Acquisition is subject to customary closing conditions.

        On May 3, 2017, we entered into agreements to purchase from TransCanada a 49.34 percent interest in Iroquois, including a future option to acquire a further 0.66 percent interest in Iroquois, together with an additional 11.81 percent interest in PNGTS resulting in the Partnership owning a 61.71 percent interest in PNGTS. The Acquisition is expected to close in mid-2017; however, the completion of the Acquisition is subject to customary closing conditions, including, certain governmental approvals under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, the ability of the seller to make certain representations and warranties and the absence of a material adverse effect at closing. We cannot assure you that these conditions will be met and as a result there can be no assurance that the Acquisition will be completed. Additionally, the closing of this offering and our use of proceeds therefrom is not contingent upon the consummation of the Acquisition. Accordingly, if you decide to purchase the notes from us, you should be willing to do so whether or not we complete the Acquisition.

Tax Risks Relating to the Notes

Our tax treatment depends on our status as a partnership for U.S. federal income tax purposes, as well as our not being subject to a material amount of entity-level taxation by individual states. If the Internal Revenue Service were to treat us as a corporation for U.S. federal income tax purposes or we were to become subject to material additional amounts of entity-level taxation for state tax purposes, then the amount of cash available for payment of principal and interest on the notes and our other debt obligations would be substantially reduced.

        Despite the fact that we are organized as a limited partnership under Delaware law, it is possible in certain circumstances for a publicly traded partnership to be treated as a corporation rather than a partnership for U.S. federal income tax purposes. Although we do not believe based upon our current operations that we are so treated, a change in our business or a change in current law could cause us to be treated as a corporation for U.S. federal income tax purposes or otherwise subject us to taxation as an entity.

        If we were treated as a corporation for U.S. federal income tax purposes, we would pay U.S. federal income taxes on our taxable income at the applicable corporate tax rate, and we would likely have to pay state income taxes at varying rates. Any tax treatment of us as a corporation would result in a material reduction in the anticipated cash flow and could materially adversely affect our ability to make payments on the notes and our other debt obligations.

        The present U.S. federal income tax treatment of publicly traded partnerships, including us, may be modified by administrative, legislative or judicial changes or differing interpretations at any time. From time to time, members of the U.S. Congress propose and consider substantive changes to the existing U.S. federal tax laws that affect publicly traded partnerships. Although there is no current legislative proposal, a prior legislative proposal would have eliminated the "qualifying income" exception for all publicly traded partnerships upon which we rely for our treatment as a partnership for U.S. federal income tax purposes.

        At the state level, several states have either adopted or may be evaluating ways to subject partnerships and limited liability companies to entity-level taxation. Imposition of such state taxes on us would reduce the cash available to make payments on the notes and our other debt obligations.

        On January 24, 2017, final Treasury regulations (the "Final Regulations") regarding which activities give rise to qualifying income within the meaning of Section 7704 of the Internal Revenue Code of 1986, as amended (the "Code") were published in the Federal Register. We do not believe the Final Regulations affect our ability to be treated as a partnership for U.S. federal income tax purposes.

 RATIO OF EARNINGS TO FIXED CHARGES

        The ratio of earnings to fixed charges for each of the periods indicated is as follows:

	Three Months Ended March 31, 2017	Year Ended December 31,
		2016	2015	2014	2013	2012
Ratio of earnings to fixed charges	5.69x	4.59x	1.33x	5.31x	5.02x	6.27x

        For purposes of determining the ratio of earnings to fixed charges, earnings are defined as pretax income or loss from continuing operations before earnings from unconsolidated affiliates, plus fixed charges, plus distributed earnings from unconsolidated affiliates, less net income attributable to non-controlling interests of subsidiaries that have not incurred fixed charges, capitalized interest. Fixed charges consist of interest incurred (whether expensed or capitalized), amortization of deferred loan costs and an estimate of the interest within rental expense.

 USE OF PROCEEDS

        We expect to receive approximately $495.9 million from the sale of the notes offered hereby, after deducting underwriting discounts and estimated offering expenses payable by us.

        We intend to use the net proceeds of this offering to pay a portion of the cash purchase price of the Acquisition. We expect to fund the remaining portion of the cash purchase price through borrowings of approximately $101 million on our revolving credit facility which matures on November 10, 2021. If the Acquisition is not consummated for any reason, we may use the net proceeds for general partnership purposes, including to repay short-term indebtedness and for future acquisitions and capital program expenditures. Alternatively, if the Acquisition is not consummated on or before August 31, 2017, or the purchase agreements related to the Acquisition are terminated on or before such date, we will have the option to use all or a portion of the net proceeds, together with any additional funds we may provide, as necessary, to fund the special optional redemption of the notes as provided under "Description of Notes—Special Optional Redemption."

 CAPITALIZATION

        The following table sets forth our capitalization as of March 31, 2017:

  •
  on an actual basis; and

  •
  on an as-adjusted basis to give effect to (i) the offering and the application of the net proceeds of this offering as described in "Use of Proceeds," and (ii) the Acquisition.

        This table should be read in conjunction with our financial statements and the notes to those financial statements that are incorporated by reference in this prospectus supplement and the accompanying prospectus.

	As of March 31, 2017
	Actual	As Adjusted
	(millions of U.S. dollars)
Long-term debt:
Current portion of long-term debt(1)	$23	$23
Senior Credit Facility due 2021	110	211
2013 Term Loan due July 2018	500	500
2015 Term Loan due September 2018	170	170
4.65% unsecured Senior Notes due 2021	350	350
4.375% unsecured Senior Notes due 2025	350	350
Unsecured Term Loan Facility due 2019	9	9
5.29% unsecured Senior Notes due 2020	100	100
5.69% unsecured Senior Notes due 2035	150	150
Unsecured Term Loan Facility due 2019	55	55
Notes offered hereby	—	500

Total long-term debt	$1,817	$2,418

Partners' equity:
Class B units	95	95
General partner	28	28
Common units	1,098	1,098
Accumulated other comprehensive loss	1	1

Total partners' equity	1,222	1,222

Total capitalization	$3,039	$3,640

(1)
Includes $12.0 million of 3.82% Series D Senior Notes due 2017 issued by Tuscarora and secured by Tuscarora's transportation contracts, supporting agreements and substantially all of Tuscarora's property.

 DESCRIPTION OF NOTES

        In this "Description of Notes," references to "us," "we" or "our" are to TC PipeLines, LP and not its subsidiaries or affiliates.

        We will issue the notes under the senior indenture, dated as of June 17, 2011, between us and The Bank of New York Mellon, as trustee. Pursuant to the senior indenture, we may issue multiple series of senior debt securities from time to time. We will issue the notes under such senior indenture, as amended and supplemented by a supplemental indenture setting forth the specific terms of the notes. We refer to the senior indenture, as amended and supplemented by the supplemental indenture, as the "indenture."

        The following description of the particular terms of the notes supplements the general description of our senior debt securities included in the accompanying prospectus under the caption "Description of Debt Securities." The notes will be a separate series of senior debt securities. You should review this "Description of Notes" together with the "Description of Debt Securities" included in the accompanying prospectus. To the extent that this "Description of Notes" is inconsistent with the "Description of Debt Securities" in the accompanying prospectus, this "Description of Notes" will control and replace the inconsistent "Description of Debt Securities" in the accompanying prospectus.

        We have summarized some of the material provisions of the notes and the indenture below. We also urge you to read the indenture because it, and not this "Description of Notes," defines your rights as a holder of notes. You may request copies of the base indenture and the supplemental indenture from us as set forth under "Where You Can Find More Information." Capitalized terms defined in the accompanying prospectus and the indenture have the same meanings when used in this prospectus supplement. The terms of the notes include those expressly set forth in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended.

Brief Description of the Notes

        The notes:

  •
  are our general unsecured obligations;

  •
  rank equally in right of payment with all our other existing and future senior debt;

  •
  rank senior in right of payment to all of our future subordinated debt;

  •
  effectively rank junior to any of our future secured debt, to the extent of the security for that debt;

  •
  structurally rank junior to all debt and other liabilities of our subsidiaries; and

  •
  are non-recourse to our general partner.

        Assuming we had completed this offering on March 31, 2017, we would have had approximately $1,980 million of indebtedness outstanding ranking equally in right of payment to the notes offered hereby. As of March 31, 2017, our subsidiaries had outstanding indebtedness of $337 million, including current maturities of $23 million. In addition, Great Lakes, in which we own a 46.45 percent interest, had $269 million of long-term debt outstanding, including current maturities of $19 million; PNGTS, in which we own a 49.9 percent interest, had $42 million of long-term debt outstanding, including current maturities of $23 million; and Northern Border, in which we own a 50 percent interest, had $431 million of long-term debt outstanding, in each case as of March 31, 2017. See "Capitalization."

Principal, Maturity and Interest

        We will issue notes initially in an aggregate principal amount of $500 million. The notes will be in denominations of $1,000 and integral multiples of $1,000 in excess thereof. The notes will mature on May 25, 2027. We may issue additional notes of this series from time to time, without the consent of the holders of the notes, in compliance with the terms of the indenture.

        Interest on the notes will:

  •
  accrue at the rate of 3.900% per annum;

  •
  accrue from May 25, 2017 or the most recent interest payment date;

  •
  be payable in cash semi-annually in arrears on each May 25 and November 25, commencing on November 25, 2017;

  •
  be payable to the holders of record on May 10 and November 10 immediately preceding the related interest payment date;

  •
  be computed on the basis of a 360-day year comprised of twelve 30-day months; and

  •
  be payable, to the extent lawful, on overdue interest to the extent permitted by law at the same rate as interest is payable on principal.

        If any interest payment date, maturity date or redemption date falls on a day that is not a business day, the payment will be made on the next business day (without the accrual of any additional interest with respect to that payment during the interval between the date payment was due and the business day when payment was made) with the same force and effect as if made on the relevant interest payment date, maturity date or redemption date. Unless we default on a payment, no interest will accrue during the period from and after the maturity date or redemption date.

Payment and Transfer

        Initially, the notes will be issued only in global form. Beneficial interests in notes in global form will be shown on, and transfers of interests in notes in global form will be made only through, records maintained by the depositary and its participants. Notes in definitive form, if any, may be registered, exchanged or transferred at the office or agency maintained by us for such purpose (which initially will be the corporate trust office of the trustee located at The Bank of New York Mellon, 101 Barclay Street, Floor 7-E, New York, New York 10286, Attention: International Corporate Trust). Payment of principal, or premium, if any, and interest on notes in global form registered in the name of or held by the depositary or its nominee will be made in immediately available funds to the depositary or its nominee, as the case may be, as the registered holder of such global note. If any of the notes are no longer represented by global notes, all payments on such notes will be made at the corporate trust office of the trustee; however, any payment of interest on such notes may be made, at our option, by check mailed directly to registered holders at their registered addresses or, at the option of a registered holder, by wire transfer to an account designated in writing by the holder.

        No service charge will be made for any registration of transfer or exchange of notes, but we or the trustee may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith. We are not required to transfer or exchange any note selected for redemption or any other note for a period of 15 days before any mailing of notice of notes to be redeemed nor between a record date and a payment date.

        The registered holder of a note will be treated as the owner of it for all purposes.

Optional Redemption

        The notes will be redeemable by us, in whole or in part, at any time prior to February 25, 2027 (three months prior to maturity) (the "Par Call Date") at a redemption price equal to the greater of:

  •
  100% of the principal amount of the notes then outstanding to be redeemed; or

  •
  the sum of the present values of the remaining scheduled payments of principal and interest thereon (exclusive of interest accrued to the date of redemption) from the redemption date to the Par Call Date computed by discounting such payments to the redemption date on a semiannual basis, assuming a 360-day year consisting of twelve 30-day months, at a rate equal to the sum of 25 basis points plus the Adjusted Treasury Rate on the third business day prior to the redemption date;

plus, in each case, unpaid interest accrued to the date of redemption.

        At any time on or after the Par Call Date, the notes will be redeemable by us, in whole or in part, at a redemption price equal to 100% of the principal amount of the notes then outstanding to be redeemed, plus unpaid interest accrued to the date of redemption.

        "Adjusted Treasury Rate" means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

        "Comparable Treasury Issue" means the U.S. Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the notes, determined as if the notes matured on the Par Call Date (the "Remaining Life") that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the Remaining Life of the notes or, if, in the reasonable judgment of the Independent Investment Banker, there is no such security, then the Comparable Treasury Issue will mean the U.S. Treasury security or securities selected by an Independent Investment Banker as having an actual or interpolated maturity or maturities comparable to the Remaining Life of the notes.

        "Comparable Treasury Price" means (1) the average of four Reference Treasury Dealer Quotations for the third business day prior to the applicable redemption date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (2) if the Independent Investment Banker obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

        "Independent Investment Banker" means the Reference Treasury Dealer selected by us, and any successor firm, or if any such firm is unwilling or unable to serve as such, an independent investment and banking institution of national standing appointed by us.

        "Reference Treasury Dealer" means each of a primary U.S. governmental securities dealer (a "Primary Treasury Dealer") to be selected by MUFG Securities Americas Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and two other Primary Treasury Dealers to be selected by us, and their respective successors; provided that if any of the foregoing ceases to be, and has no affiliate that is, a Primary Treasury Dealer, we will substitute for it another Primary Treasury Dealer.

        "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Reference Treasury Dealer, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

        The redemption price will be calculated by the Independent Investment Banker. If the Independent Investment Banker is unwilling or unable to make the calculation, we will appoint an independent investment banking institution of national standing to make the calculation.

        We will deliver or cause the trustee to deliver notice of redemption at least 30 days but not more than 60 days before the applicable redemption date to each holder of the notes to be redeemed. Any notice to holders of notes of such redemption will include the appropriate calculation of the redemption price, but need not include the redemption price itself. The actual redemption price, calculated as provided above, will be set forth in an officer's certificate delivered to the trustee no later than two business days prior to the redemption date.

        Upon the payment of the redemption price, plus accrued and unpaid interest, if any, to the date of redemption, interest will cease to accrue on and after the applicable redemption date on the notes or portions thereof called for redemption.

        In the case of any partial redemption, selection of the notes for redemption will be made by the trustee on a pro rata basis, by lot or by such other method as the trustee in its sole discretion shall deem to be appropriate (or, in the case of notes in global form, by such method as the depositary may require).

        Notes will only be redeemed in multiples of $1,000 in principal amount. If any note is to be redeemed in part only, the notice of redemption will state the portion of the principal amount to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued upon the cancellation of the original note.

Special Optional Redemption

        If the Acquisition, as defined under "Summary—TC PipeLines, LP—Recent Developments—PNGTS and Iroquois Acquisition" is not closed on or before August 31, 2017, or the purchase agreements related to the Acquisition are terminated on or before such date (a "Special Optional Redemption Trigger Event"), we will have the option to redeem all, but not less than all, of the notes (the "Special Optional Redemption") at a redemption price equal to 101% of the aggregate principal amount of the notes, plus accrued and unpaid interest, to, but excluding, the date of redemption. Within 10 days of the occurrence of a Special Optional Redemption Trigger Event, if we elect to utilize the Special Optional Redemption, notice of the Special Optional Redemption will be mailed by first-class mail (if international mail, by air mail), postage prepaid, to each holder of the notes to be redeemed at its registered address, stating, among other matters prescribed in the indenture, that a Special Optional Redemption Trigger Event has occurred and that we have elected to redeem all of the notes on the redemption date in the amount set forth in such notice (which shall be no earlier than 15 days and no later than 30 days from the date such notice is mailed).

No Sinking Fund

        We are not required to make mandatory redemption or sinking fund payments with respect to the notes.

Certain Covenants

        Except to the extent described below, the indenture does not limit the amount of indebtedness or other obligations that we may incur. The indenture contains three principal negative covenants:

  •
  Limitation on Liens.  This covenant limits our ability, and that of our principal subsidiaries, to permit liens to exist on our respective principal properties to secure debt;

  •
  Limitations of Sale-Leaseback Transactions.  This covenant limits our ability, and that of our principal subsidiaries, to sell or transfer our respective principal properties and then lease back such principal properties; and

  •
  Limitation on Consolidation, Merger or Asset Sale.  This covenant limits our ability to consolidate with, merge with or into or sell, lease or transfer our properties and assets as, or substantially as, an entirety, to another person or entity.

        For a detailed description of these three principal negative covenants, please read "Description of Debt Securities—Provisions Only in the Senior Indenture" beginning on page 30 of the accompanying prospectus.

Discharging, Legal Defeasance and Covenant Defeasance

        Subject to the exceptions, and subject to compliance with the applicable requirements, set forth in the indenture, we may discharge our obligations under the indenture with respect to the notes as described under "Description of Debt Securities—Discharging Our Obligations" in the accompanying prospectus.

Concerning the Trustee

        The Bank of New York Mellon is the trustee under the indenture and has been appointed by us as registrar and paying agent with regard to the notes.

 CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

        The following discussion summarizes certain U.S. federal income tax considerations that may be relevant to the acquisition, ownership and disposition of the notes. This discussion is based upon the provisions of the Code, applicable U.S. Treasury regulations promulgated thereunder, judicial authority and administrative interpretations, all as of the date of this document, and all of which are subject to change, possibly with retroactive effect, or are subject to different interpretations. We cannot assure you that the Internal Revenue Service, or IRS, will not challenge one or more of the tax consequences described in this discussion, and we have not obtained, nor do we intend to obtain, a ruling from the IRS or an opinion of counsel with respect to the U.S. federal income tax consequences of acquiring, owning or disposing of the notes.

        This discussion is limited to holders who purchase the notes in this offering for cash at a price equal to the issue price of the notes (i.e., the first price at which a substantial amount of the notes is sold for cash other than to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) and who hold the notes as capital assets (generally, property held for investment). This discussion does not address any U.S. federal tax considerations other than U.S. federal income tax considerations (such as estate and gift tax considerations), or the tax considerations arising under the laws of any foreign, state, local or other jurisdiction or any income tax treaty. In addition, this discussion does not address all tax considerations that may be important to a particular holder in light of the holder's circumstances, or to certain categories of investors that may be subject to special rules, such as:

  •
  dealers in securities or currencies;

  •
  traders in securities that have elected the mark-to-market method of accounting for their securities;

  •
  U.S. holders (as defined below) whose functional currency is not the U.S. dollar;

  •
  persons holding notes as part of a hedge, straddle, conversion or other "synthetic security" or integrated transaction;

  •
  former U.S. citizens or long-term residents of the United States;

  •
  financial institutions;

  •
  insurance companies;

  •
  regulated investment companies;

  •
  real estate investment trusts;

  •
  persons subject to the alternative minimum tax;

  •
  entities that are tax-exempt for U.S. federal income tax purposes; and

  •
  partnerships and other pass-through entities and holders of interests therein.

        If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds notes, the U.S. federal income tax treatment of a partner of the partnership generally will depend upon the status of the partner and the activities of the partnership and upon certain determinations made at the partner level. If you are a partner of a partnership considering an investment in the notes, you are urged to consult your own tax advisor about the U.S. federal income tax consequences of acquiring, owning and disposing of the notes.

        INVESTORS CONSIDERING THE PURCHASE OF NOTES ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF THE NOTES UNDER OTHER U.S. FEDERAL TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Certain Additional Payments

        In certain circumstances (see "Description of Notes—Optional Redemption" and "Description of Notes—Special Optional Redemption"), we may be obligated to pay amounts on the notes that are in excess of stated interest or principal on the notes. These potential payments may implicate the provisions of the U.S. Treasury regulations relating to "contingent payment debt instruments." We do not intend to treat the possibility of paying such additional amounts as causing the notes to be treated as contingent payment debt instruments. It is possible that the IRS may take a different position, in which case, if such position is sustained, a holder might be required to accrue ordinary interest income at a higher rate than the stated interest rate and to treat as ordinary income rather than capital gain any gain realized on the taxable disposition of the notes. The remainder of this discussion assumes that the notes will not be treated as contingent payment debt instruments. You are encouraged to consult your own tax advisor regarding the possible application of the contingent payment debt instrument rules to the notes.

Tax Consequences to U.S. Holders

        The following summary will apply to you if you are a U.S. holder of the notes. You are a "U.S. holder" for purposes of this discussion if you are a beneficial owner of a note and you are for U.S. federal income tax purposes:

  •
  an individual who is a U.S. citizen or U.S. resident alien;

  •
  a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, that was created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

  •
  an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

  •
  a trust (i) the administration of which is subject to the primary supervision of a U.S. court and that has one or more United States persons that have the authority to control all substantial decisions of the trust or (ii) that has made a valid election under applicable U.S. Treasury regulations to be treated as a United States person.

Interest on the Notes

        Interest on the notes generally will be taxable to you as ordinary income at the time it is received or accrued in accordance with your regular method of accounting for U.S. federal income tax purposes.

Disposition of the Notes

        You will generally recognize capital gain or loss on the sale, redemption, exchange, retirement or other taxable disposition of a note equal to the difference, if any, between the amount realized on such disposition and your adjusted tax basis in the note. The amount realized will include the amount of any cash and the fair market value of any other property received for the note. To the extent that any portion of the amount realized on a sale, redemption, exchange, retirement or other taxable disposition of a note is attributable to accrued but unpaid interest on the note, this amount generally will be taxed in the same manner as described above in "—Interest on the Notes." Your adjusted tax basis in the note will generally equal the amount you paid for the note. Any gain or loss will be long-term capital gain or loss if you held the note for more than one year at the time of the sale, redemption, exchange, retirement or other taxable disposition. Long-term capital gains of individuals, estates and trusts currently are eligible for reduced rates of U.S. federal income tax. The deductibility of capital losses may be subject to limitation.

Information Reporting and Backup Withholding

        Information reporting generally will apply to payments of interest on, and the proceeds of the sale or other disposition (including a redemption, exchange or retirement) of, notes held by you, and backup withholding will apply to such payments unless you provide to the applicable withholding agent your taxpayer identification number, certified under penalties of perjury, as well as certain other information or otherwise establish an exemption from backup withholding. Backup withholding is not an additional tax. Any amount withheld under the backup withholding rules is allowable as a credit against your U.S. federal income tax liability, if any, and a refund may be obtained from the IRS if the amounts withheld exceed your actual U.S. federal income tax liability and you timely provide the required information or appropriate claim form to the IRS.

Additional Tax on Net Investment Income

        An additional 3.8% tax is imposed on the "net investment income" of certain U.S. citizens and resident aliens, and on the undistributed "net investment income" of certain estates and trusts. Among other items, "net investment income" generally includes gross income from interest and net gain from the disposition of property, such as the notes, less certain deductions. You are encouraged to consult your tax advisor with respect to this additional tax and its applicability in your particular circumstances.

Tax Consequences to Non-U.S. Holders

        The following summary will apply to you if you are a non-U.S. holder of notes. You are a "non-U.S. holder" for purposes of this discussion if you are a beneficial owner of notes that is, for U.S. federal income tax purposes, an individual, corporation, estate or trust that is not a U.S. holder.

Interest on the Notes

        Subject to the discussion of backup withholding and FATCA withholding, below, payments to you of interest on the notes generally will not be subject to U.S. federal income tax and will be exempt from withholding of U.S. federal income tax under the "portfolio interest" exemption if you properly certify as to your foreign status, as described below, and:

  •
  you do not own, actually or constructively, 10% or more of our capital or profits interests;

  •
  you are not a "controlled foreign corporation" that is related to us (actually or constructively);

  •
  you are not a bank whose receipt of interest on the notes is in connection with an extension of credit made pursuant to a loan agreement entered into in the ordinary course of your trade or business; and

  •
  interest on the notes is not effectively connected with your conduct of a U.S. trade or business.

        The portfolio interest exemption generally applies only if you also appropriately certify as to your foreign status. You can generally meet the certification requirement by providing a properly executed IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable or successor form) to the applicable withholding agent. If you hold the notes through a financial institution or other agent acting on your behalf, you may be required to provide appropriate certifications to the agent. Your agent will then generally be required to provide appropriate certifications to the applicable withholding agent, either directly or through other intermediaries. Special rules apply to foreign partnerships, estates and trusts, and in certain circumstances certifications as to the foreign status of partners, trust owners or beneficiaries may have to be provided to the applicable withholding agent. In addition, special rules apply to qualified intermediaries that enter into withholding agreements with the IRS.

        If you cannot satisfy the requirements described above, payments of interest made to you will be subject to U.S. federal withholding tax at a 30% rate, unless (i) you provide the applicable withholding agent with a properly executed IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable or successor form) claiming an exemption from (or a reduction of) withholding under the benefits of an income tax treaty, or (ii) the payments of such interest are effectively connected with your conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment maintained by you in the United States) and you meet the certification requirements described below. (See "—Income or Gain Effectively Connected with a U.S. Trade or Business.")

        The certifications described above and below must be provided to the applicable withholding agent prior to the payment of interest and must be updated periodically. If you do not timely provide the applicable withholding agent with the required certification, but you qualify for a reduced rate under an applicable income tax treaty, you may obtain a refund of any excess amounts withheld if you timely provide the required information or appropriate claim form to the IRS.

Disposition of the Notes

        Subject to the discussion of backup withholding and FATCA withholding, below, you generally will not be subject to U.S. federal income tax on any gain realized on the sale, redemption, exchange, retirement or other taxable disposition of a note unless:

  •
  the gain is effectively connected with the conduct by you of a U.S. trade or business (and, if required by an applicable income tax treaty, you maintain a permanent establishment in the United States to which such gain is attributable); or

  •
  you are a non-resident alien individual who has been present in the United States for 183 days or more in the taxable year of disposition and certain other requirements are met.

        If your gain is described in the first bullet point above, you generally will be subject to U.S. federal income tax in the manner described under "—Income or Gain Effectively Connected with a U.S. Trade or Business." If you are a non-U.S. holder described in the second bullet point above, you will be subject to a flat 30% (or lower applicable income tax treaty rate) U.S. federal income tax on the gain derived from the sale or other disposition, which may be offset by certain U.S. source capital losses. To the extent that any portion of the amount realized on a sale, redemption, exchange, retirement or other taxable disposition of a note is attributable to accrued but unpaid interest on the note, this amount generally will be taxed in the same manner as described above in "—Interest on the Notes."

Income or Gain Effectively Connected with a U.S. Trade or Business

        If any interest on the notes or gain from the sale, redemption, exchange, retirement or other taxable disposition of the notes is effectively connected with a U.S. trade or business conducted by you (and, if required by an applicable income tax treaty, you maintain a permanent establishment in the United States to which such interest or gain is attributable), then the interest income or gain will be subject to U.S. federal income tax at regular graduated income tax rates generally in the same manner as if you were a U.S. holder. Effectively connected interest income will not be subject to U.S. federal withholding tax if you satisfy certain certification requirements by providing to the applicable withholding agent a properly executed IRS Form W-8ECI (or successor form). In addition, if you are a corporation, that portion of your earnings and profits that is effectively connected with your U.S. trade or business may also be subject to a "branch profits tax" at a 30% rate, unless an applicable income tax treaty provides for a lower rate. For this purpose, interest received on a note and gain recognized on the disposition of a note will be included in earnings and profits if the interest or gain is effectively connected with the conduct by you of a U.S. trade or business.

Information Reporting and Backup Withholding

        Payments to you of interest on a note, and amounts withheld from such payments, if any, generally will be required to be reported to the IRS and to you. Copies of the information returns reporting such interest payments and withholding may also be made available to the tax authorities of the country in which you reside or are established under the provisions of a specific treaty or agreement.

        Backup withholding generally will not apply to payments to you of interest on a note if the certification described in "—Tax Consequences to Non-U.S. Holders—Interest on the Notes" is duly provided or you otherwise establish an exemption.

        Payment of the proceeds from the disposition of a note effected by the U.S. office of a U.S. or foreign broker will be subject to information reporting requirements and backup withholding unless you properly certify under penalties of perjury as to your foreign status on IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable or successor form) and certain other conditions are met or you otherwise establish an exemption. Information reporting requirements and backup withholding generally will not apply to any payment of the proceeds from the disposition of a note effected outside the United States by a foreign office of a broker. However, unless such a broker has documentary evidence in its records that you are not a United States person and certain other conditions are met, or you otherwise establish an exemption, information reporting will apply to a payment of the proceeds of the disposition of a note effected outside the United States by such a broker if it has certain relationships with the United States.

        Backup withholding is not an additional tax. Any amount withheld under the backup withholding rules is allowable as a credit against your U.S. federal income tax liability, if any, and a refund may be obtained from the IRS if the amounts withheld exceed your actual U.S. federal income tax liability and you timely provide the required information or appropriate claim form to the IRS.

Withholding on Payments to Certain Foreign Entities

        Sections 1471 through 1474 of the Code and the U.S. Treasury regulations and administrative guidance issued thereunder (referred to as "FATCA") impose a 30% U.S. federal withholding tax on payments of interest on the notes and on the gross proceeds from the sale or other disposition of the notes (if such sale or other disposition occurs after December 31, 2018), if paid to a "foreign financial institution" or a "non-financial foreign entity" (each as defined in the Code) (including, in some cases, when such foreign financial institution or non-financial foreign entity is acting as an intermediary), unless: (i) in the case of a foreign financial institution, such institution enters into an agreement with the U.S. government to withhold on certain payments, and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners); (ii) in the case of a non-financial foreign entity, such entity certifies that it does not have any "substantial United States owners" (as defined in the Code) or provides the withholding agent with a certification identifying its direct and indirect substantial United States owners (generally by providing an IRS Form W-8BEN-E); or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules and provides appropriate documentation (such as an IRS Form W-8BEN-E). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States with respect to these rules may be subject to different rules. Under certain circumstances, a beneficial owner of notes might be eligible for refunds or credits of such taxes. You are urged to consult your tax advisor regarding the effects of FATCA on your investment in the notes.

        THE PRECEDING DISCUSSION OF CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. WE URGE YOU TO CONSULT YOUR OWN TAX ADVISOR REGARDING THE PARTICULAR U.S. FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF ACQUIRING, OWNING AND DISPOSING OF OUR NOTES, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAWS.

 UNDERWRITING

        Subject to the terms and conditions set forth in an underwriting agreement, dated the date of this prospectus supplement, between us and MUFG Securities Americas Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representatives of the underwriters named below, we have agreed to sell to each of the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase, the principal amount of the notes set forth opposite their respective names below.

Underwriter	Principal Amount
MUFG Securities Americas Inc.	$100,000,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	100,000,000
Citigroup Global Markets Inc.	60,000,000
HSBC Securities (USA) Inc.	60,000,000
Mizuho Securities USA LLC	60,000,000
SunTrust Robinson Humphrey, Inc.	60,000,000
Deutsche Bank Securities Inc.	20,000,000
J.P. Morgan Securities LLC	20,000,000
Wells Fargo Securities, LLC	20,000,000

Total	$500,000,000

        The underwriting agreement provides that the obligations of the several underwriters to purchase the notes included in this offering are subject to approval of legal matters by counsel and to other conditions. Under the terms of the underwriting agreement, the underwriters are committed to purchase all of the notes if any are purchased.

Commissions and Discounts

        The underwriters propose initially to offer the notes to the public at the public offering price set forth on the cover page of this prospectus supplement and may offer the notes to certain dealers at such price less a concession not in excess of 0.400% of the principal amount of the notes. The underwriters may allow, and such other dealers may reallow, a concession not in excess of 0.250% of the principal amount of the notes on sales to certain other brokers and dealers. After this initial public offering, the public offering price and other selling terms may be changed.

        The following table summarizes the compensation to be paid by us to the underwriters.

	Per Note	Total
Underwriting discount paid by us	0.650%	$3,250,000

        We estimate that our share of the total expenses of the offering, excluding underwriting discounts, will be approximately $900,000.

New Issue of Notes

        The notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the notes on a national securities exchange. We have been advised by the underwriters that the underwriters intend to make a market in the notes but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to whether or not a trading market for the notes will develop or as to the liquidity of any trading market for the notes which may develop.

Stabilization and Short Positions

        In connection with the offering of the notes, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the notes. Specifically, the underwriters may overallot in connection with the offering of the notes, creating a syndicate short position. In addition, the underwriters may bid for, and purchase, notes in the open market to cover syndicate short positions or to stabilize the price of the notes. Finally, the underwriting syndicate may reclaim selling concessions allowed for distributing the notes in the offering of the notes, if the syndicate repurchases previously distributed notes in syndicate covering transactions, stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the notes above independent market levels. The underwriters are not required to engage in any of these activities and may end any of them at any time without notice. Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither we nor the underwriters make any representation that the underwriters will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

Other Relationships

        The underwriters and their respective affiliates are full-service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, serving as counterparties to certain derivative and hedging arrangements, investment research, principal investment, hedging, financing and brokerage activities. The underwriters have performed investment banking, commercial banking and advisory services for us and our affiliates in the past and have received customary fees and expenses for these services, and may do so again in the future. In addition, in the ordinary course of their various businesses, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may also involve securities and/or instruments of us and our affiliates. Certain of the underwriters or their affiliates that have a lending relationship with us and our affiliates routinely hedge their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Indemnification

        We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or the Securities Act, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

Selling Restrictions

  Notice to Prospective Investors in the European Economic Area

        In relation to each member state of the European Economic Area that has implemented the Prospectus Directive (each, a relevant member state) with effect from and including the date on which the Prospectus Directive is implemented in that relevant member state (the relevant implementation date), an offer of securities described in this prospectus may not be made to the public in that relevant member state other than:

  •
  to any legal entity which is a qualified investor as defined in the Prospectus Directive;

  •
  to fewer than 100 or, if the relevant member state has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the relevant Dealer or Dealers nominated by the Issuer for any such offer; or

  •
  in any other circumstances falling within Article 3(2) of the Prospectus Directive;

provided that no such offer of securities shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

        For purposes of this provision, the expression an "offer of securities to the public" in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities, as the expression may be varied in that member state by any measure implementing the Prospectus Directive in that member state, and the expression "Prospectus Directive" means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the relevant member state), and includes any relevant implementing measure in each relevant member state. The expression "2010 PD Amending Directive" means Directive 2010/73/EU.

        We have not authorized and do not authorize the making of any offer of securities through any financial intermediary on their behalf, other than offers made by the underwriters with a view to the final placement of the securities as contemplated in this prospectus. Accordingly, no purchaser of the securities, other than the underwriters, is authorized to make any further offer of the securities on behalf of us or the underwriters.

  Notice to Prospective Investors in the United Kingdom

        This prospectus supplement and the accompanying prospectus have not been approved by an authorised person for the purposes of section 21 of the Financial Services and Markets Act 2000 ("FSMA") and are, accordingly, only being distributed in the United Kingdom to, and are only directed at (i) investment professionals falling within the description of persons in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the "Financial Promotion Order"); or (ii) high net worth companies and other persons falling within Article 49(2)(a) to (d) of the Financial Promotion Order; or (iii) to any other person to whom they may otherwise lawfully be communicated or made in accordance with the Financial Promotion Order (all such persons together being referred to as "relevant persons").

        The notes are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such notes will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

        An invitation or inducement to engage in investment activity (within the meaning of Section 21 of FSMA) in connection with the issue or sale of any notes which are the subject of the offering contemplated by this prospectus will only be communicated or caused to be communicated in circumstances in which Section 21(1) of FSMA does not apply to our partnership.

  Notice to Prospective Investors in Hong Kong

        The notes may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a "prospectus" within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong) and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

  Notice to Prospective Investors in Japan

        The notes offered in this prospectus supplement have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Financial Instruments and Exchange Law). The notes have not been offered or sold and will not be offered or sold, directly or indirectly, in Japan or to or for the benefit of any resident of Japan (which term as used herein means any resident of Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and in compliance with, the Financial Instruments and Exchange Law and any other applicable requirements of Japanese law.

  Notice to Prospective Investors in Singapore

        This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the "SFA"), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with conditions set forth in the SFA.

        Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

  •
  a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

  •
  a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

shares, debentures and units of shares and debentures of that corporation or the beneficiaries' rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the notes pursuant to an offer made under Section 275 of the SFA except

  •
  to an institutional investor (for corporations, under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA;

  •
  where no consideration is or will be given for the transfer; or

  •
  where the transfer is by operation of law.

  Notice to Prospective Investors in Switzerland

        The notes may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange ("SIX") or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the notes or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

        Neither this document nor any other offering or marketing material relating to the offering, the Partnership, the notes have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of the notes will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA ("FINMA"), and the offer of the notes has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes ("CISA"). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of the notes.

 LEGAL MATTERS

        The validity of the notes will be passed upon for us by Vinson & Elkins L.L.P., Houston, Texas. Certain legal matters in connection with the notes offered hereby will be passed upon for the underwriters by Baker Botts L.L.P., Houston, Texas.

EXPERTS

        The consolidated financial statements of TC PipeLines, LP as of December 31, 2016 and 2015 and for each of the years in the three-year period ended December 31, 2016 and management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2016, have been incorporated by reference herein, in reliance upon the report of KPMG LLP, independent registered public accounting firm, also incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2016 financial statements refers to a change in accounting for the classification of distributions received from equity method investments.

        The financial statements of Great Lakes Gas Transmission Limited Partnership as of December 31, 2016 and 2015 and for each of the years in the three-year period ended December 31, 2016, have been incorporated by reference herein, in reliance upon the report of KPMG LLP, independent registered public accounting firm, also incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

        The financial statements of Northern Border Pipeline Company as of December 31, 2016 and 2015 and for each of the years in the three-year period ended December 31, 2016, have been incorporated by reference herein, in reliance upon the report of KPMG LLP, independent registered public accounting firm, also incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed a registration statement with the Securities and Exchange Commission, or SEC, under the Securities Act that registers the securities offered by this prospectus. The registration statement, including the attached exhibits, contains additional relevant information about us. The rules and regulations of the SEC allow us to omit some information included in the registration statement from this prospectus.

        In addition, we file annual, quarterly and other reports and other information with the SEC. You may read and copy any document we file at the SEC's public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on their public reference room. Our SEC filings are also available at the SEC's web site at http://www.sec.gov. We also make available free of charge on our website, at http://www.tcpipelineslp.com, all materials that we file electronically with the SEC, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, Section 16 reports and amendments to these reports, as soon as reasonably practicable after such materials are electronically filed with, or furnished to, the SEC.

        The SEC allows us to "incorporate by reference" the information we have filed with the SEC. This means that we can disclose important information to you without actually including the specific information in this prospectus by referring you to another document filed separately with the SEC. The information incorporated by reference is an important part of this prospectus. Information that we file later with the SEC will automatically update and may replace information in this prospectus and information previously filed with the SEC.

        We incorporate by reference the documents listed below that we have previously filed with the SEC. They contain important information about us and our financial condition.

  •
  Our Annual Report on Form 10-K for the fiscal year ended December 31, 2016;

  •
  Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2017; and

  •
  Our Current Reports on Form 8-K filed on January 23, 2017, April 25, 2017, April 28, 2017 and May 4, 2017.

        We also incorporate by reference additional documents that we may file with the SEC (other than information deemed to be "furnished" and not "filed" under SEC guidelines) until all of the securities offered by this prospectus supplement have been sold. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

        You may obtain any of the documents incorporated by reference in this document through us or from the SEC through the SEC's website at the address provided above. Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference in this document, by requesting them in writing or by telephone from us at the following address:

TC PipeLines, LP
700 Louisiana Street, Suite 700
Houston, Texas 77002-2761
Attn: Secretary
Toll Free: (877) 290-2772

PROSPECTUS

TC PipeLines, LP

Common Units
Debt Securities

        We may in one or more offerings offer and sell common units representing limited partner interests of TC PipeLines, LP and debt securities in one or more classes or series and in amounts, at prices and on terms to be determined by market conditions at the time of our offerings. We will offer the securities in amounts, at prices and on terms to be determined by market conditions at the time of our offerings. We may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis. This prospectus describes the general terms of these securities. The specific terms of any securities and the specific manner in which we will offer them will be included in a supplement to this prospectus relating to that offering. The prospectus supplement may also add, update or change information contained in this prospectus.

        You should read this prospectus and the applicable prospectus supplements carefully before you invest in any of our securities. This prospectus may not be used to consummate sales of our securities unless it is accompanied by a prospectus supplement.

        Our common units are listed on the New York Stock Exchange under the symbol "TCP."

        Investing in our common units and debt securities involves risks. Limited partnerships are inherently different from corporations. You should carefully consider the risks described under "Risk Factors" on page 8 of this prospectus, in any accompanying prospectus supplement or in the documents incorporated by reference into this prospectus before making a decision to invest in our securities.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 9, 2016

        You should rely only on the information contained or incorporated by reference in this prospectus and in any applicable prospectus supplement and any free writing prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. Neither we nor any underwriter, dealer or agent will make an offer to sell the securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information in this prospectus and any applicable prospectus supplement is accurate only as of the dates on their covers. You should not assume that the information incorporated by reference in this prospectus is accurate as of any date other than the date the respective information was filed with the Securities and Exchange Commission (the "SEC"). Our business, financial condition, results of operations and prospects may have changed since those dates.

 ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that we filed with the SEC using a "shelf" registration process. Under this shelf registration process, we may sell an indeterminate amount of the common units or debt securities described in this prospectus in one or more offerings.

        This prospectus provides you with only a general description of us and the common units and debt securities that we may offer. This prospectus does not contain all of the information set forth in the registration statement of which this prospectus is a part, as permitted by the rules and regulations of the SEC. For additional information regarding us and the offered securities, please refer to the registration statement of which this prospectus is a part.

        Each time we sell common units or debt securities with this prospectus, we will provide a prospectus supplement that contains specific information about the offering and the terms of the offered securities. The prospectus supplement also may add, delete, update or change information contained in this prospectus. You should rely only on the information in the applicable prospectus supplement if this prospectus and the applicable prospectus supplement are inconsistent. Before purchasing any securities, you should carefully read both this prospectus and the applicable prospectus supplement, together with the additional information described under the section of this prospectus titled "Where You Can Find More Information." In particular, you should carefully consider the risks and uncertainties described under the section titled "Risk Factors" or otherwise included in any applicable prospectus supplement or incorporated by reference in this prospectus before you decide whether to purchase the securities. These risks and uncertainties, together with those not known to us or those that we may deem immaterial, could impair our business and our financial condition and results of operations.

 WHERE YOU CAN FIND MORE INFORMATION

        We have filed a registration statement on Form S-3 with the SEC under the Securities Act of 1933, as amended (the "Securities Act"), that registers the securities offered by this prospectus. The registration statement, including the attached exhibits, contains additional relevant information about us. The rules and regulations of the SEC allow us to omit some information included in the registration statement from this prospectus.

        In addition, we file annual, quarterly and other reports and other information with the SEC. You may read and copy any document we file at the SEC's public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on their public reference room. Our SEC filings are also available at the SEC's web site at http://www.sec.gov. We also make available free of charge on our website, at http://www.tcpipelineslp.com, all materials that we file electronically with the SEC, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, Section 16 reports and amendments to these reports, as soon as reasonably practicable after such materials are electronically filed with, or furnished to, the SEC.

        The SEC allows us to "incorporate by reference" the information we have filed with the SEC. This means that we can disclose important information to you without actually including the specific information in this prospectus by referring you to another document filed separately with the SEC. The information incorporated by reference is an important part of this prospectus. Information that we file later with the SEC will automatically update and may replace information in this prospectus and information previously filed with the SEC.

        We incorporate by reference into this prospectus the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), until the applicable offering under this prospectus and any prospectus supplement is terminated, in each case other than information furnished to the SEC under Item 2.02 or 7.01 of Form 8-K and that is not deemed filed under the Exchange Act and is not incorporated in this prospectus.

  •
  Our Annual Report on Form 10-K for the fiscal year ended December 31, 2015;

  •
  Our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2016 and June 30, 2016;

  •
  Our Current Reports on Form 8-K filed on January 4, 2016, January 22, 2016, February 11, 2016, April 22, 2016, July 22, 2016 and August 5, 2016, respectively (in each case to the extent filed and not furnished); and

  •
  The description of our common units contained in our registration statement on Form 8-A/A, filed on November 12, 2009.

        You may obtain any of the documents incorporated by reference in this document through us or from the SEC through the SEC's website at the address provided above. Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference in this document, by requesting them in writing or by telephone from us at the following address:

TC PipeLines, LP
700 Louisiana Street, Suite 700
Houston, Texas 77002
Attn: Secretary
Toll Free: (877) 290-2772

 CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

        The statements in this prospectus, any accompanying prospectus supplement and the documents we have incorporated by reference that are not historical information, including statements concerning plans and objectives of management for future operations, economic performance or related assumptions, are forward looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Forward-looking statements are identified by words and phrases such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," "forecast," "should," "predict," "could," "will," "may," and other terms and expressions of similar meaning. The absence of these words, however, does not mean that the statements are not forward-looking.

        These statements are based on management's beliefs and assumptions and on currently available information and include, but are not limited to, statements regarding anticipated financial performance, future capital expenditures, liquidity, market or competitive conditions, regulations, organic or strategic growth opportunities, contract renewals and ability to market open capacity, business prospects, outcome of regulatory proceedings and cash distributions to unitholders. Forward-looking statements involve risks and uncertainties that may cause actual results to differ materially from the results predicted. Factors that could cause actual results and our financial condition to differ materially from those contemplated in the forward-looking statements include, but are not limited to:

  •
  the ability of our pipeline systems to sell available capacity on favorable terms and renew expiring contracts which are affected by, among other factors:

  •
  demand for natural gas;

  •
  changes in relative cost structures and production levels of natural gas producing basins;

  •
  natural gas prices and regional differences;

  •
  weather conditions;

  •
  availability and location of natural gas supplies in Canada and the United States of America ("U.S.") in relation to our pipeline systems;

  •
  competition from other pipeline systems;

  •
  natural gas storage levels; and

  •
  rates and terms of service;

  •
  the performance by the shippers of their contractual obligations on our pipeline systems;

  •
  the outcome and frequency of rate proceedings or settlement negotiations on our pipeline systems;

  •
  changes in the taxation of master limited partnerships by state or federal governments such as final adoption of proposed regulations narrowing the sources of income qualifying for partnership tax treatment or the elimination of pass-through taxation or tax deferred distributions;

  •
  increases in operational or compliance costs resulting from changes in laws and governmental regulations affecting our pipeline systems, particularly regulations issued by the Federal Energy Regulatory Commission, the U.S. Environmental Protection Agency and the U.S. Department of Transportation;

  •
  the impact of recent significant declines in oil and natural gas prices, including the effects on the creditworthiness of our shippers;

  •
  our ongoing ability to grow distributions through acquisitions, accretive expansions or other growth opportunities, including the timing, structure and closure of further potential acquisitions;

  •
  potential conflicts of interest between TC PipeLines GP, Inc., our general partner (the "General Partner"), TransCanada Corporation and its subsidiaries ("TransCanada"), and us;

  •
  the ability to maintain secure operation of our information technology;

  •
  the impact of any impairment charges;

  •
  cybersecurity threats, acts of terrorism and related disruptions;

  •
  operating hazards, casualty losses and other matters beyond our control;

  •
  potential of claims for rescission or loss in connection with certain sales under our at-the-market equity issuance program; and

  •
  the level of our indebtedness, including the indebtedness of our pipeline systems, and the availability of capital.

        These are not the only factors that could cause actual results to differ materially from those expressed or implied in any forward-looking statement. Other factors described elsewhere in this prospectus, any accompanying prospectus supplement and the documents we have incorporated by reference, or factors that are unknown or unpredictable, could also have material adverse effects on future results. Please also read "Risk Factors" in this prospectus and any accompanying prospectus supplement and "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our most recent Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q and other SEC filings. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these factors. All forward-looking statements are made only as of the date of this prospectus, the applicable prospectus supplement or the filing of the report in which they were included, and except as required by applicable law, we undertake no obligation to update any forward-looking statements to reflect new information, subsequent events or other changes.

 ABOUT TC PIPELINES, LP

        We are a publicly traded Delaware master limited partnership, formed by TransCanada in 1998 to acquire, own and participate in the management of energy infrastructure businesses in North America. Our pipeline systems transport natural gas in the U.S. Our common units are traded on the New York Stock Exchange (the "NYSE") under the symbol "TCP."

        We are managed by our General Partner, which is an indirect, wholly-owned subsidiary of TransCanada. Through its subsidiaries, TransCanada owns approximately 26.6 percent of our common units, 100 percent of our Class B units, 100 percent of our incentive distribution rights ("IDRs") and an effective two percent general partner interest in us.

        TC PipeLines, LP ("TC PipeLines") and its subsidiaries are collectively referred to herein as the "Partnership." In this prospectus, references to "we," "us" or "our" refer to the Partnership. The Partnership's subsidiary limited partnerships, TC PipeLines Intermediate Limited Partnership, TC Tuscarora Intermediate Limited Partnership and TC GL Intermediate Limited Partnership, are collectively referred to herein as the "Intermediate Partnerships." Great Lakes, Northern Border, GTN, Bison, North Baja, Tuscarora and PNGTS (each as defined below), together with any future subsidiaries owning pipeline systems, are collectively referred to herein as the "Operating Entities."

        We have four wholly-owned pipelines and equity ownership interests in three natural gas interstate pipeline systems that collectively are designed to transport approximately 9.1 billion cubic feet per day ("Bcf/d") of natural gas from producing regions and import facilities to market hubs and consuming markets primarily in the Western, Midwestern and Eastern U.S. All of our pipeline systems are operated by subsidiaries of TransCanada.

        Our principal executive offices are located at 700 Louisiana Street, Suite 700, Houston, Texas 77002, and our telephone number is (877) 290-2772.

 RISK FACTORS

        An investment in our securities involves a high degree of risk. You should carefully consider all of the information contained in, or incorporated by reference in, this prospectus and the applicable prospectus supplement, and other information that may be incorporated by reference in this prospectus and any prospectus supplement as provided under "Where You Can Find More Information," including those in Item 1A. "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2015, our Quarterly Report on Form 10-Q for the quarter ended March 31, 2016 and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2016. This prospectus also contains forward-looking statements that involve risks and uncertainties. Please read "Cautionary Statement Regarding Forward-Looking Statements." Our actual results could differ materially from those anticipated in the forward-looking statements as a result of certain factors, including the risks described elsewhere in this prospectus or any prospectus supplement and in the documents incorporated by reference into this prospectus or any prospectus supplement. If any of these risks occur, our business, financial condition or results of operations could be materially and adversely affected. In that case, the trading price of our common units or debt securities could decline and you could lose all or part of your investment. When we offer and sell any securities pursuant to a prospectus supplement, we may include additional risk factors relevant to such securities in the prospectus supplement.

 USE OF PROCEEDS

        Except as otherwise provided in the applicable prospectus supplement, we will use the net proceeds we receive from the sale of securities covered by this prospectus for general partnership purposes, which may include repayment of debt, capital expenditures, future acquisitions and working capital.

        Any specific allocation of the net proceeds of an offering of securities to a specific purpose will be determined at the time of the offering and will be described in a prospectus supplement.

 RATIO OF EARNINGS TO FIXED CHARGES

        The ratio of earnings to fixed charges for each of the periods indicated is as follows:

Year Ended December 31,
					Six Months Ended June 30 2016
2011	2012	2013	2014	2015
6.00x	6.27x	5.02x	5.31x	1.33x	4.74x

        For purposes of determining the ratio of earnings to fixed charges, earnings are defined as pretax income or loss from continuing operations before earnings from unconsolidated affiliates, plus fixed charges, plus distributed earnings from unconsolidated affiliates, less capitalized interest. Fixed charges consist of interest incurred (whether expensed or capitalized), amortization of deferred loan costs and an estimate of the interest within rental expense.

 DESCRIPTION OF UNITS

Common Units, Class B Units and General Partner Interest

        At August 2, 2016, the Partnership had 65,937,080 common units outstanding, of which 48,852,249 were held by non-affiliates and 17,084,831 common units were held by subsidiaries of TransCanada, including 5,797,106 common units held by our General Partner. Additionally, TransCanada, through our General Partner, owns 100 percent of our IDRs and an effective two percent general partner interest in the Partnership. TransCanada also holds 100 percent of our 1,900,000 outstanding Class B units.

        The common units represent limited partner interests in us. The holders of common units are entitled to participate in partnership distributions and are entitled to exercise the rights and privileges available to limited partners under our partnership agreement. For a description of the relative rights and preferences of holders of common units in and to partnership distributions, please read "Cash Distribution Policy." For a general discussion of the expected federal income tax consequences of owning and disposing of common units, please read "Material U.S. Federal Income Tax Consequences." For a description of the rights and privileges of limited partners under our partnership agreement, including voting rights, please read "Description of Our Partnership Agreement."

        On April 1, 2015, we issued Class B units to TransCanada to finance a portion of the acquisition of the remaining 30 percent interest in GTN. The Class B units entitle TransCanada to an annual distribution which is an amount based on 30 percent of cash distributions from GTN above certain annual thresholds (as described below). The Class B units contain no mandatory or optional redemption features and are also non-convertible, non-exchangeable, non-voting and rank equally with common units upon liquidation.

Transfer of Common Units

        Upon the transfer of a common unit in accordance with our partnership agreement, the transferee of the common unit shall be admitted as a limited partner with respect to the common units transferred when such transfer and admission are reflected in our books and records. Each transferee:

          (1)   represents that the transferee has the capacity, power and authority to become bound by our partnership agreement;

          (2)   automatically becomes bound by the terms and conditions of our partnership agreement; and

          (3)   gives the consents, waivers and approvals contained in our partnership agreement.

        Our General Partner will cause any transfers to be recorded on our books and records no less frequently than quarterly.

        We may, at our discretion, treat the nominee holder of a common unit as the absolute owner. In that case, the beneficial holder's rights are limited solely to those that it has against the nominee holder as a result of any agreement between the beneficial owner and the nominee holder.

        Common units are securities and any transfers are subject to the laws governing the transfer of securities. In addition to other rights acquired upon transfer, the transferor gives the transferee the right to become a substituted limited partner in our partnership for the transferred common units.

        Until a common unit has been transferred on our books, we and the transfer agent may treat the record holder of the common unit as the absolute owner for all purposes, except as otherwise required by law or stock exchange regulations.

Listing

        Our outstanding common units are listed on the NYSE under the symbol "TCP." Any additional common units we issue will also be listed on the NYSE.

Transfer Agent and Registrar

        Our transfer agent and registrar for the common units is Computershare Investor Services Inc.

 CASH DISTRIBUTION POLICY

General

        We will make distributions to our partners for each of our fiscal quarters before liquidation in an amount equal to all of our Available Cash for that quarter. Available Cash is defined in the Partnership's Third Amended and Restated Agreement of Limited Partnership (the "Partnership Agreement") and generally means, with respect to any quarter of the Partnership, all cash on hand at the end of such quarter less the amount of cash reserves that is necessary or appropriate in the reasonable discretion of the General Partner to:

  •
  provide for the proper conduct of our business (including reserves for future capital expenditures and for anticipated credit needs);

  •
  comply with applicable laws or any of our debt instruments or agreements; or

  •
  provide funds for cash distributions to unitholders and the General Partner in respect of any one or more of the next four quarters.

        We expect to make distributions of all Available Cash within approximately 45 days after the end of each calendar quarter to holders of record on the applicable record date.

Operating Surplus and Capital Surplus

        Cash distributions will be characterized as distributions from either Operating Surplus or Capital Surplus. This distinction affects the amounts distributed to unitholders relative to the General Partner. See "—Distributions from Capital Surplus" below.

        Operating Surplus generally means:

  (1)
  our cash balance on the date we began operations, plus $20 million, plus all of our cash receipts from our operations, excluding cash constituting Capital Surplus; less

  (2)
  all of our operating expenses, debt service payments, maintenance, capital expenditures and reserves established for future operations.

        Capital Surplus will generally be generated only by:

  (1)
  borrowings other than Working Capital Borrowings (as defined in the Partnership Agreement);

  (2)
  sales of debt and equity securities; and

  (3)
  sales or other dispositions of assets for cash, other than inventory, accounts receivable and other current assets sold in the ordinary course of business or as part of normal retirements or replacements of assets.

        All Available Cash distributed from any source will be treated as distributed from Operating Surplus until the sum of all Available Cash distributed since we began operations equals the Operating Surplus as of the end of the quarter before that distribution. This method of cash distribution avoids the difficulty of trying to determine whether Available Cash is distributed from Operating Surplus or Capital Surplus. Any excess of Available Cash over Operating Surplus, irrespective of its source, will be treated as Capital Surplus.

        Capital Surplus is first distributed 98% to all common units, pro rata, and 2% to the General Partner until each common unit that was issued in our initial public offering has received distributions from Capital Surplus in an aggregate amount equal to the initial public offering price of the common units. After these distributions have been made the distinction between Operating Surplus and Capital Surplus will cease. All subsequent distributions will be treated as from Operating Surplus.

See "—Distributions from Capital Surplus" below. We do not anticipate that there will be significant distributions of Capital Surplus.

Distributions of Available Cash from Operating Surplus

        Distributions of Available Cash from Operating Surplus for any quarter will be made in the following manner:

  •
  First, 98% to the common units, pro rata, and 2% to the General Partner, until there has been distributed for each outstanding common unit an amount equal to $0.81 per unit for that quarter (the "First Target Distribution"); provided that the Class B units entitle TransCanada to a distribution based on 30 percent of GTN's annual distributions as follows: (i) 100 percent of distributions above $20 million through March 31, 2020; and (ii) 25 percent of distributions above $20 million thereafter; and

  •
  Thereafter, in the manner described in "—Incentive Distribution Rights" below.

        The above reference to 2% of Available Cash from Operating Surplus distributed to the General Partner is a reference to the percentage interest of the General Partner in distributions from the Partnership and our Intermediate Partnerships, exclusive of the General Partner's or any of its affiliates' interest as holders of the units or IDRs. The General Partner owns a 1% general partner interest in the Partnership and a 1.0101% general partner interest in our Intermediate Partnerships.

Incentive Distribution Rights

        IDRs represent the right to receive an increasing percentage of quarterly distributions of Available Cash from Operating Surplus after the First Target Distribution and the related 2% distribution to the General Partner have been made for any quarter.

        Any Available Cash from Operating Surplus for a quarter in excess of the First Target Distribution and the related 2% distribution to the General Partner will be distributed among the unitholders and the General Partner in the following manner:

  •
  First, 85% to all units, pro rata, and 15% to the General Partner, until each unitholder has received a total of $0.88 for that quarter (the "Second Target Distribution"); and

  •
  Thereafter, 75% to all units, pro rata, and 25% to the General Partner.

        The distributions to the General Partner described above, other than in its capacity as a holder of units, that are in excess of its aggregate 2% general partner interest represent the IDRs. The right to receive incentive distributions is not part of the general partner interest and may be transferred separately from that interest.

        The General Partner may at any time transfer its common units and its IDRs to one or more persons without unitholder approval. Furthermore, the General Partner may transfer all or any part of its general partner interest in any of the Intermediate Partnerships to another person, subject to compliance with any transfer restrictions and/or right of first refusal obligations, if any, in the applicable intermediate partnership agreement. As a condition to the transfer, the transferee must assume the rights and duties of the General Partner to whose interest that transferee has succeeded, agree to be bound by the provisions of the Partnership Agreement, furnish an opinion of counsel regarding limited liability and tax matters, agree to acquire all (or the appropriate portion) of the General Partner's interest in the Intermediate Partnerships and agree to be bound by the provisions of the intermediate partnership agreements.

Distributions from Capital Surplus

        Distributions of Available Cash from Capital Surplus will be made in the following manner:

  •
  First, 98% to all units, pro rata, and 2% to the General Partner, until each common unit that was issued in our initial public offering has received distributions from Capital Surplus equal to the initial public offering price; and

  •
  Thereafter, all distributions of Available Cash from Capital Surplus will be distributed as if they were from Operating Surplus.

        When a distribution is made from Capital Surplus, it is treated as if it were a repayment of the unit price from our initial public offering. To reflect this repayment, the minimum quarterly distribution ($0.45 per quarter) and the target distribution levels will be adjusted downward by multiplying each amount by a fraction. This fraction is determined as follows:

  •
  the numerator is the initial public offering price, less distributions of Capital Surplus (the "Unrecovered Capital") with respect to the common units immediately after giving effect to the repayment; and

  •
  the denominator is the Unrecovered Capital of the common units immediately before the repayment.

        A "payback" of the unit price from our initial public offering occurs when the Unrecovered Capital of the common units is zero. At that time the minimum quarterly distribution and the target distribution levels will have been reduced to zero. All distributions of Available Cash from all sources after that time will be treated as if they were from Operating Surplus. Because the target distribution levels will have been reduced to zero, the General Partner will then be entitled to receive 75% of all distributions of Available Cash in its capacities as General Partner and as holder of the IDRs, in addition to any distributions to which it may be entitled as a holder of units.

        Distributions from Capital Surplus will not reduce the target distribution levels for the quarter in which they are distributed.

Adjustment of Minimum Quarterly Distribution and Target Distribution Levels

        In addition to adjustments made upon a distribution of Available Cash from Capital Surplus, the following will each be proportionately adjusted upward or downward, as appropriate, if any combination or subdivision of units should occur:

  (1)
  the minimum quarterly distribution;

  (2)
  the target distribution levels;

  (3)
  the Unrecovered Capital of a common unit; and

  (4)
  other amounts calculated on a per unit basis.

        For example, if a two-for-one split of the common units should occur, the minimum quarterly distribution, the target distribution levels and the Unrecovered Capital of the common units would each be reduced to 50% of its initial level.

        No adjustment will be made by reason of the issuance of additional common units for cash or property.

        The minimum quarterly distribution and the target distribution levels may also be adjusted if legislation is enacted or if existing law is modified or interpreted in a manner that causes us, any of the Intermediate Partnerships or Northern Border Pipeline to become taxable as a corporation or otherwise subject to taxation as an entity for federal, state or local income tax purposes. In this event, the minimum quarterly distribution and the target distribution levels for each quarter after that time would be reduced to amounts equal to the product of:

  (1)
  the minimum quarterly distribution and each of the target distribution levels;

        multiplied by

  (2)
  one minus the sum of:

  (x)
  the highest marginal federal income tax rate which could apply to the Partnership, any of the Intermediate Partnerships or Northern Border Pipeline that is taxed as an entity; plus

  (y)
  any increase in the effective overall state and local income tax rate that would have been applicable to the Partnership, any of the Intermediate Partnerships or Northern Border Pipeline in the preceding calendar year as a result of the new imposition of the entity level tax, after taking into account the benefit of any deduction allowable for federal income tax purposes for the payment of state and local income taxes, but only to the extent of the increase in rates resulting from that legislation or interpretation.

        For example, assuming we are not previously subject to state and local income tax, if we were to become taxable as an entity for federal income tax purposes and we became subject to a maximum marginal federal, and effective state and local, income tax rate of 38%, then the minimum quarterly distribution and the target distribution levels would each be reduced to 62% of the amount immediately before the adjustment.

Distributions of Cash Upon Liquidation

        Following the beginning of our dissolution and liquidation, assets will be sold or otherwise disposed of and the partners' capital account balances will be adjusted to reflect any resulting gain or loss. The manner of the adjustment is as provided in the Partnership Agreement. The proceeds of liquidation will first be applied to the payment of our creditors in the order of priority provided in the Partnership Agreement and by law. After that, the proceeds will be distributed to the unitholders and the General Partner in accordance with their capital account balances, as so adjusted.

        Net gains recognized upon liquidation will be allocated first to restore negative balances in the capital account of the General Partner and the unitholders. Then net gains will be allocated 98% to the unitholders and 2% to the General Partner until the capital account balances of the unitholders are equal to their Unrecovered Capital plus any First Target Distribution for the quarter during which the liquidation date occurs. However, no assurance can be given that there will be sufficient gain upon liquidation of the Partnership to enable the holders of common units to fully recover all of these amounts. Any further net gains recognized upon liquidation will be allocated in a manner that takes into account the IDRs of the General Partner.

        Any unrealized gain attributable to assets distributed in kind will be allocated in a manner consistent with the allocation of net recognized gains described above.

        Upon our liquidation, any loss will generally be allocated to the General Partner and the unitholders in the following manner:

  •
  First, 98% to the holders of common units in proportion to the positive balances in their capital accounts and 2% to the General Partner, until the capital accounts of the common unitholders have been reduced to zero; and

  •
  Thereafter, 100% to the General Partner.

Interim adjustments to capital accounts will be made at the time we issue additional interests in the Partnership or make distributions of property. These adjustments will be based on the fair market value of the interests issued or the property distributed and any gain or loss resulting from the adjustments will be allocated to the unitholders and the General Partner (including with respect to its IDRs) in the same manner as gain or loss would be allocated upon liquidation. In the event that positive interim adjustments are made to the capital accounts, any later negative adjustments to the capital accounts resulting from the issuance of additional Partnership interests, our distributions of property, or losses upon sales of assets in our liquidation, will be allocated in a manner, as reasonably determined by the General Partner, that to the extent possible results in the capital accounts of the partners being equal the capital accounts of the partners if no earlier positive adjustments to the capital accounts had been made.

 DESCRIPTION OF OUR PARTNERSHIP AGREEMENT

        The following is a summary of the material provisions of our Partnership Agreement.

  •
  with regard to distributions of available cash, please read "Cash Distribution Policy";

  •
  with regard to the transfer of units, please read "Description of the Units—Transfer of Common Units"; and

  •
  with regard to allocations of taxable income and taxable loss, please read "Material U.S. Federal Income Tax Considerations."

Organization and Duration

        We were organized in December 1998. We will dissolve on December 31, 2097, unless sooner dissolved under the terms of the Partnership Agreement.

Purpose

        Our purpose under the Partnership Agreement is limited to serving as a partner of our Intermediate Partnerships and engaging in any business activity (either directly or through other entities) that may be engaged in by the Intermediate Partnerships or that is approved by the General Partner; provided that the General Partner reasonably determines, as of the date of acquisition or commencement of such activity, that such activity generates "qualifying income" (as such term is defined in Section 7704 of the Internal Revenue Code) or enhances the operations of an activity of the Partnership or the Intermediate Partnerships.

        Although the General Partner has the ability to cause the Partnership and the Intermediate Partnerships to engage in activities other than the transportation of natural gas, the General Partner has no current plans to do so. The General Partner is authorized in general to perform all acts deemed necessary or appropriate to carry out the purposes and to conduct our business.

Power Of Attorney

        Each limited partner, and each person who acquires a unit from a unitholder and executes and delivers a transfer application, grants to the General Partner and, if appointed, a liquidator, a power of attorney to, among other things, execute and file documents required for the qualification, continuance or dissolution of the Partnership. The power of attorney also grants the authority for the amendment of, and to make consents and waivers under, the Partnership Agreement.

Limited Liability

        Assuming that a limited partner does not participate in the control of our business within the meaning of the Delaware Revised Uniform Limited Partnership Act (the "Delaware Act") and that he otherwise acts in conformity with the provisions of the Partnership Agreement, his liability under the Delaware Act will be limited, subject to possible exceptions, to the amount of capital he is obligated to contribute to us for his common units plus his share of any undistributed profits and assets. If it were determined, however, that the right or exercise of the right by the limited partners as a group:

  •
  to remove or replace the General Partner;

  •
  to approve some amendments to the Partnership Agreement; or

  •
  to take other action under the Partnership Agreement

constituted "participation in control" of our business for purposes of the Delaware Act, then the limited partners could be held personally liable for our obligations under the laws of Delaware to the same extent as the General Partner. This liability would extend to persons who transact business with us who reasonably believe that the limited partner is a general partner.

        Under the Delaware Act, a limited partnership may not make a distribution to a partner if, after the distribution, all liabilities of the limited partnership, other than liabilities to partners on account of their partnership interests and liabilities for which the recourse of creditors is limited to specific property of the Partnership, exceed the fair value of the assets of the limited partnership. For the purpose of determining the fair value of the assets of a limited partnership, the Delaware Act provides that the fair value of property subject to liability for which recourse of creditors is limited shall be included in the assets of the limited partnership only to the extent that the fair value of that property exceeds the nonrecourse liability. The Delaware Act provides that a limited partner who receives a distribution and knew at the time of the distribution that the distribution was in violation of the Delaware Act shall be liable to the limited partnership for the amount of the distribution for three years. Under the Delaware Act, an assignee who becomes a substituted limited partner of a limited partnership is liable for the obligations of his assignor to make contributions to the Partnership, except the assignee is not obligated for liabilities unknown to him at the time he became a limited partner and which could not be ascertained from the Partnership Agreement.

        As a General Partner of the operating partnerships, the respective Intermediate Partnerships will be liable for the debts and obligations of the operating partnerships, although the partnership agreements of the operating partnerships provide that, except as otherwise specifically agreed in accordance with the terms of the partnership agreements, the operating partnerships may not enter into any contract or other obligation unless recourse by the parties is limited to the assets of the operating partnerships.

        The Intermediate Partnerships currently conduct business in at least 13 states and may conduct business in other states. Maintenance of limited liability for the Partnership, as the limited partner in the Intermediate Partnerships, may require compliance with legal requirements in the jurisdictions in which Intermediate Partnerships conduct business, including qualifying the Intermediate Partnerships to do business there. Limitations on the liability of limited partners for the obligations of a limited partner have not been clearly established in many jurisdictions. If it were determined that we were, by virtue of our limited partner interest in the Intermediate Partnership or otherwise, conducting business in any state without compliance with the applicable limited partnership statute, or that the right or exercise of the right by the limited partners as a group to remove or replace the General Partner, to approve some amendments to the Partnership Agreement, or to take other action under the Partnership Agreement constituted "participation in the control" of our business for purposes of the statutes of any relevant jurisdiction, then the limited partners could be held personally liable for our obligations under the law of that jurisdiction to the same extent as the General Partner under the circumstances. We will operate in a manner as the General Partner considers reasonable and necessary or appropriate to preserve the limited liability of the limited partners.

Issuance of Additional Securities

        The Partnership Agreement authorizes us to issue an unlimited number of additional limited partner interests and other equity securities for the consideration and on the terms and conditions established by the General Partner in its sole discretion without the approval of any limited partners.

        We may issue an unlimited number of common units as follows:

  (1)
  issuance under employee and director benefit plans (subject to any approval requirements of the NYSE);

  (2)
  upon conversion of the general partner interests and IDRs as a result of a withdrawal of the General Partner; or

  (3)
  in the event of a combination or subdivision of common units.

        It is possible that we will fund acquisitions through the issuance of additional common units or other equity securities. Holders of any additional common units we issue will be entitled to share equally with the then-existing holders of common units in our distributions of Available Cash. In addition, the issuance of additional partnership interests may dilute the value of the interests of the then-existing holders of common units in our net assets.

        In accordance with Delaware law and the provisions of the Partnership Agreement, we may also issue additional partnership securities that, in the sole discretion of the General Partner, may have special voting rights to which the common units are not entitled.

        Upon issuance of additional partnership securities in exchange for cash or property, the General Partner will be required to make additional capital contributions to the extent necessary to maintain its combined 2% general partner interest in us and in the Intermediate Partnerships. Moreover, the General Partner will have the right, which it may from time to time assign in whole or in part to any of its affiliates, to purchase common units or other equity securities whenever, and on the same terms that, we issue those securities to persons other than the General Partner and its affiliates, to the extent necessary to maintain their percentage interest, including their interest represented by common units, that existed immediately prior to each issuance. The holders of common units will not have preemptive rights to acquire additional common units or other partnership interests.

Amendment of Partnership Agreement

        Amendments to the Partnership Agreement may be proposed only by or with the consent of the General Partner, which consent may be given or withheld in its sole discretion. In order to adopt a proposed amendment, other than the amendments discussed below, the General Partner is required to seek written approval of the holders of the number of units required to approve the amendment or call a meeting of the limited partners to consider and vote upon the proposed amendment except as described below.

        Prohibited Amendments.    No amendment may be made that would:

  (1)
  enlarge the obligations of any limited partner without its consent, unless approved by at least a majority of the type or class of limited partner interests so affected;

  (2)
  enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable by the Partnership to the General Partner or any of its affiliates without its consent, which may be given or withheld in its sole discretion;

  (3)
  change the term of the Partnership;

  (4)
  provide that the Partnership is not dissolved upon the expiration of its term or upon an election to dissolve the Partnership by the General Partner that is approved by the holders of a majority of the outstanding common units; or

  (5)
  give any person the right to dissolve the Partnership other than the General Partner's right to dissolve the Partnership with the approval of the holders of a majority of the outstanding common units.

        The provision of the Partnership Agreement preventing the amendments having the effects described in clauses (1)-(5) above can be amended upon the approval of the holders of at least 90% of the outstanding units.

        No Unitholder Approval.    The General Partner may generally make amendments to the Partnership Agreement without the approval of any limited partner or assignee to reflect:

  (1)
  a change in the name of the Partnership, the location of the principal place of business of the Partnership, the registered agent or the registered office of the Partnership;

  (2)
  the admission, substitution, withdrawal or removal of partners in accordance with the Partnership Agreement;

  (3)
  a change that, in the sole discretion of the General Partner, is necessary or advisable to qualify or continue the qualification of the Partnership as a limited partnership or a partnership in which the limited partners have limited liability under the laws of any state or to ensure that neither the Partnership nor any Intermediate Partnership will be treated as an association taxable as a corporation or otherwise taxed as an entity for federal income tax purposes;

  (4)
  an amendment that is necessary, in the opinion of counsel to the Partnership, to prevent the Partnership or the General Partner or its directors, officers, agents or trustees, from in any manner being subjected to the provisions of the Investment Company Act of 1940, the Investment Advisors Act of 1940, or "plan asset" regulations adopted under the Employee Retirement Income Security Act of 1974, as amended ("ERISA") whether or not substantially similar to plan asset regulations currently applied or proposed;

  (5)
  an amendment that in the discretion of the General Partner is necessary or advisable for the authorization or issuance of additional limited or general partner interests;

  (6)
  any amendment expressly permitted in the Partnership Agreement to be made by the General Partner acting alone;

  (7)
  an amendment effected, necessitated or contemplated by a merger agreement that has been approved under the terms of the Partnership Agreement;

  (8)
  any amendment that, in the discretion of the General Partner, is necessary or advisable for the formation by the Partnership of, or its investment in, any corporation, partnership or other entity, as otherwise permitted by the Partnership Agreement;

  (9)
  a change in the fiscal year or taxable year of the Partnership and related changes; and

  (10)
  any other amendments substantially similar to any of the matters described in (1)-(9) above.

        In addition, the General Partner may make amendments to the Partnership Agreement without the approval of any limited partner or assignee if those amendments, in the discretion of the General Partner:

  (1)
  do not adversely affect the limited partners in any material respect;

  (2)
  are necessary or advisable to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute;

  (3)
  are necessary or advisable to facilitate the trading of limited partner interests or to comply with any rule, regulation, guideline or requirement of any securities exchange on which the limited partner interests are or will be listed for trading, compliance with any of which the General Partner deems to be in the best interests of the Partnership and the limited partners;

  (4)
  are necessary or advisable for any action taken by the General Partner relating to splits or combinations of units under the provisions of the Partnership Agreement; or

  (5)
  are required to effect the intent of the provisions of the Partnership Agreement or are otherwise contemplated by the Partnership Agreement.

        Opinion of Counsel and Unitholder Approval.    The General Partner will not be required to obtain an opinion of counsel that an amendment will not result in a loss of limited liability to the limited partners or result in the Partnership being treated as an entity for federal income tax purposes if one of the amendments described above under "—No Unitholder Approval" should occur. No other amendments to the Partnership Agreement will become effective without the approval of holders of at least 90% of the units unless the Partnership obtains an opinion of counsel to the effect that the amendment will not adversely affect the limited liability under applicable law of any limited partner in the Partnership or cause the Partnership or the Intermediate Partnerships to be taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not previously taxed as such).

        Any amendment that would have a material adverse effect on the rights or preferences of any type or class of outstanding units in relation to other classes of units will require the approval of at least a majority of the type or class of units so affected. Any amendment that reduces the voting percentage required to take any action is required to be approved by the affirmative vote of limited partners constituting not less than the voting requirement sought to be reduced.

Merger, Sale or Other Disposition of Assets

        The General Partner is generally prohibited, without the prior approval of holders of a majority of the outstanding common units from causing the Partnership to, among other things, sell, exchange or otherwise dispose of all or substantially all of its assets in a single transaction or a series of related transactions, including by way of merger, consolidation or other combination, or approving on behalf of the Partnership the sale, exchange or other disposition of all or substantially all of the assets of any Intermediate Partnership; provided that the General Partner may mortgage, pledge, hypothecate or grant a security interest in all or substantially all of the Partnership's assets without that approval. The General Partner may also sell all or substantially all of the Partnership's assets under a foreclosure or other realization upon the encumbrances above without that approval. Furthermore, provided that conditions specified in the Partnership Agreement are satisfied, the General Partner may merge the Partnership or any of its subsidiaries into, or convey some or all of their assets to, a newly formed entity if the sole purpose of that merger or conveyance is to effect solely a change in the legal form of the Partnership into another limited liability entity.

        The unitholders are not entitled to dissenters' rights of appraisal under the Partnership Agreement or applicable Delaware law in the event of a merger or consolidation, a sale of substantially all of the Partnership's assets or any other transaction or event.

Termination and Dissolution

        We will continue until December 31, 2097, unless terminated sooner under the Partnership Agreement. We will dissolve upon:

  (1)
  the election of the General Partner to dissolve us, if approved by the holders of a majority of the outstanding common units;

  (2)
  the sale, exchange or other disposition of all or substantially all of the assets and properties of the Partnership and the Intermediate Partnerships;

  (3)
  the entry of a decree of judicial dissolution of the Partnership; or

  (4)
  the withdrawal or removal of the General Partner or any other event that results in its ceasing to be the General Partner other than by reason of a transfer of its general partner interest in accordance with the Partnership Agreement or withdrawal or removal following approval and admission of a successor.

        Upon a dissolution under clause (4), the holders of a majority of the outstanding common units may also elect, within specific time limitations, to reconstitute the Partnership and continue its business on the same terms and conditions described in the Partnership Agreement by forming a new limited partnership on terms identical to those in the Partnership Agreement and having as General Partner an entity approved by the holders of units who elected to reconstitute the Partnership subject to receipt by the Partnership of an opinion of counsel to the effect that:

  (1)
  the action would not result in the loss of limited liability of any limited partner; and

  (2)
  neither the Partnership, the reconstituted limited partnership, nor any Intermediate Partnership would be treated as an association taxable as a corporation or otherwise be taxable as an entity for federal income tax purposes upon the exercise of that right to continue.

Liquidation and Distribution of Proceeds

        Upon our dissolution, unless we are reconstituted and continued as a new limited partnership, the liquidator authorized to wind up our affairs will, acting with all of the powers of the General Partner that the liquidator deems necessary or desirable in its good faith judgment, liquidate our assets and apply the proceeds of the liquidation as provided in "Cash Distribution Policy—Distributions of Cash Upon Liquidation". The liquidator may defer liquidation or distribution of our assets for a reasonable period of time or distribute assets to partners in kind if it determines that a sale would be impractical or would cause undue loss to the partners.

Withdrawal or Removal of the General Partner

        The General Partner of the Partnership may withdraw as the General Partner without first obtaining approval from any unitholder by giving 90 days' written notice, and that withdrawal will not constitute a violation of the Partnership Agreement. In addition, the Partnership Agreement permits the General Partner in some instances to sell or otherwise transfer all of its general partner interests in the Partnership without the approval of the unitholders. See "—Transfer of General Partner Interest and Incentive Distribution Rights".

        Upon the withdrawal of the General Partner under any circumstances, other than as a result of a transfer by the General Partner of all or a part of its general partner interests in the Partnership, the holders of a majority of the outstanding common units may select a successor to that withdrawing General Partner. If a successor is not elected, or is elected but an opinion of counsel regarding limited liability and tax matters cannot be obtained, the Partnership will be dissolved, wound up and liquidated, unless within 180 days after that withdrawal the holders of a majority of the outstanding common units agree in writing to continue the business of the Partnership and to appoint a successor general partner. See "—Termination and Dissolution" above.

        The General Partner may not be removed unless that removal is approved by the vote of the holders of not less than 66 2/3% of the outstanding units, including units held by the General Partner and its affiliates, and the Partnership receives an opinion of counsel regarding limited liability and tax matters. Any removal of this kind is also subject to the approval of a successor General Partner by the vote of the holders of a majority of the outstanding common units.

        The Partnership Agreement also provides that if the General Partner is removed as General Partner of the Partnership under circumstances where cause does not exist the General Partner will have the right to convert its general partner interests and all the IDRs into common units or to receive cash in exchange for those interests from the successor General Partner.

        Withdrawal or removal of the General Partner as a General Partner of the Partnership also constitutes withdrawal or removal, as the case may be, of the General Partner as a General Partner of the Intermediate Partnerships.

        In the event of removal of the General Partner under circumstances where cause exists or withdrawal of the General Partner where that withdrawal violates the Partnership Agreement or any intermediate partnership agreement, a successor General Partner will have the option to purchase the general partner interests and IDRs of the departing General Partner for a cash payment equal to the fair market value of those interests. Under all other circumstances where the General Partner withdraws or is removed by the limited partners, the departing General Partner will have the option to require the successor General Partner to purchase the general partner interests of the departing General Partner and its IDRs for a cash payment equal to the fair market value of those interests. In each case, this fair market value will be determined by agreement between the departing General Partner and the successor General Partner. If no agreement is reached, an independent investment banking firm or other independent expert selected by the departing General Partner and the successor General Partner will determine the fair market value. If the departing General Partner and the successor General Partner cannot agree upon an expert to determine the fair market value, then an expert chosen by agreement of experts selected by each of them will determine the fair market value.

        If the above-described option is not exercised by either the departing General Partner or the successor General Partner, the departing General Partner's general partner interests and its IDRs will automatically convert into common units equal to the fair market value of those interests, as determined by an investment banking firm or other independent expert selected in the manner described in the preceding paragraph.

        In addition, the Partnership will be required to reimburse the departing General Partner for all amounts due the departing General Partner, including, without limitation, all employee-related liabilities, including severance liabilities, incurred for the termination of any employees employed by the departing General Partner for the benefit of the Partnership.

Transfer of General Partner Interest and Incentive Distribution Rights

        The General Partner may at any time transfer its common units and its IDRs to one or more persons without unitholder approval. Furthermore, the General Partner may transfer all or any part of its general partner interest in any of the Intermediate Partnerships to another person, subject to compliance with any transfer restrictions and/or right of first refusal obligations, if any, in the applicable intermediate partnership agreement. As a condition to the transfer, the transferee must assume the rights and duties of the General Partner to whose interest that transferee has succeeded, agree to be bound by the provisions of the Partnership Agreement, furnish an opinion of counsel regarding limited liability and tax matters, agree to acquire all (or the appropriate portion) of the General Partner's interest in the Intermediate Partnerships and agree to be bound by the provisions of the intermediate partnership agreements.

TransCanada Ownership of General Partner

        TransCanada will retain beneficial ownership of our General Partner until six months after the date when there are no officers of our General Partner who are also directors, officers or employees of TransCanada or its other affiliates.

Change of Management Provisions

        The Partnership Agreement contains specific provisions that are intended to discourage a person or group from attempting to remove the General Partner of the Partnership as General Partner of the Partnership or otherwise change management. If any person or group other than the General Partner and its affiliates acquires beneficial ownership of 20% or more of any class of units, that person or group loses voting rights on all of its units. This loss of voting rights does not apply to any person or group that acquires the units from our General Partner or its affiliates and any transferees of that person or group approved by our General Partner.

        The Partnership Agreement also provides that if the General Partner is removed under circumstances where cause does not exist and units held by the General Partner and its affiliates are not voted in favor of that removal, the General Partner will have the right to convert its general partner interests and all of its IDRs into common units or to receive cash in exchange for those interests.

Limited Call Right

        If at any time the General Partner and its affiliates hold at least 80% of the then-issued and outstanding partnership securities of any class, the General Partner will have the right, but not the obligation, which it may assign in whole or in part to any of its affiliates or to the Partnership, to acquire all, but not less than all, of the remaining partnership securities of the class held by unaffiliated persons as of a record date to be selected by the General Partner, on at least 10 but not more than 60 days' notice. The purchase price in the event of this purchase is the greater of: (i) the highest price paid by either of the General Partner or any of its affiliates for any partnership securities of the class purchased within the 90 days preceding the date on which the General Partner first mails notice of its election to purchase those partnership securities; and (ii) the current market price as of the date three days before the date the notice is mailed. For this purpose, the "current market price" of any publicly traded class of securities listed or admitted to trading on a national securities exchange is the average of the daily closing prices for the 20 consecutive trading days immediately prior to such date.

        As a result of the General Partner's right to purchase outstanding limited partner interests, a holder of limited partner interests may have his limited partner interests purchased at an undesirable time or price. The tax consequences to a unitholder of the exercise of this call right are the same as a sale by that unitholder of his common units in the market. See "Material U.S. Federal Income Tax Considerations—Disposition of Common Units" below.

Meetings; Voting

        Except as described below regarding a person or group owning 20% or more of any class of units then outstanding, unitholders or assignees who are record holders of units on the record date will be entitled to notice of, and to vote at, meetings of limited partners of the Partnership and to act upon matters for which approvals may be solicited. Common units that are owned by an assignee who is a record holder, but who has not yet been admitted as a limited partner, shall be voted by the General Partner at the written direction of the record holder. Absent direction of this kind, the common units will not be voted, except that, in the case of common units held by the General Partner on behalf of non-citizen assignees, the General Partner shall distribute the votes on those common units in the same ratios as the votes of limited partners on other units are cast.

        The General Partner does not anticipate that any meeting of unitholders will be called in the foreseeable future. Any action that is required or permitted to be taken by the unitholders may be taken either at a meeting of the unitholders or without a meeting if consents in writing describing the action so taken are signed by holders of the number of units as would be necessary to authorize or take that action at a meeting. Meetings of the unitholders may be called by the General Partner or by unitholders owning at least 20% of the outstanding units of the class for which a meeting is proposed. Unitholders may vote either in person or by proxy at meetings. The holders of a majority of the outstanding units of the class or classes for which a meeting has been called represented in person or by proxy shall constitute a quorum unless any action by the unitholders requires approval by holders of a greater percentage of the units, in which case the quorum shall be the greater percentage.

        Each record holder of a unit has a vote according to his percentage interest in the Partnership, although additional limited partner interests having special voting rights could be issued. See "—Issuance of Additional Securities". However, if at any time any person or group, other than the General Partner and its affiliates, or a direct or subsequently approved transferee of the General Partner or its affiliates, acquires, in the aggregate, beneficial ownership of 20% or more of any class of units then outstanding, the person or group will lose voting rights on all of its units and the units may not be voted on any matter and will not be considered to be outstanding when sending notices of a meeting of unitholders, calculating required votes, determining the presence of a quorum or for other similar purposes. Common units held in nominee or street name account will be voted by the broker or other nominee in accordance with the instruction of the beneficial owner unless the arrangement between the beneficial owner and his nominee provides otherwise.

        Any notice, demand, request, report or proxy material required or permitted to be given or made to record holders of common units under the Partnership Agreement will be delivered to the record holder by the Partnership or by the transfer agent.

Status as Limited Partner or Assignee

        Except as described above under "—Limited Liability", the common units will be fully paid, and unitholders will not be required to make additional contributions.

        An assignee of a common unit, after executing and delivering a transfer application, but pending its admission as a substituted limited partner, is entitled to an interest equivalent to that of a limited partner for the right to share in allocations and distributions from the Partnership, including liquidating distributions. The General Partner will vote and exercise other powers attributable to common units owned by an assignee who has not become a substitute limited partner at the written direction of the assignee. See "—Meetings; Voting". Transferees who do not execute and deliver a transfer application will be treated neither as assignees nor as record holders of common units, and will not receive cash distributions, federal income tax allocations or reports furnished to record holders of common units. See "Description of Units—Transfer of Common Units".

Non-Citizen Assignees; Redemption

        If we are or become subject to federal, state or local laws or regulations that, in the reasonable determination of the General Partner, create a substantial risk of cancellation or forfeiture of any property that we have an interest in because of the nationality, citizenship or other related status of any limited partner or assignee, we may redeem the units held by the limited partner or assignee at their current market price. In order to avoid any cancellation or forfeiture, the General Partner may require each limited partner or assignee to furnish information about his nationality, citizenship or related status. If a limited partner or assignee fails to furnish information about this nationality, citizenship or other related status within 30 days after a request for the information or the General Partner determines after receipt of the information that the limited partner or assignee is not an eligible citizen, the limited partner or assignee may be treated as a non-citizen assignee. In addition to other limitations on the rights of an assignee who is not a substituted limited partner, a non-citizen assignee does not have the right to direct the voting of his units and may not receive distributions in kind upon our liquidation.

Indemnification

        Under the Partnership Agreement, in most circumstances, we will indemnify the following persons, to the fullest extent permitted by law, from and against all losses, claims, damages or similar events:

  (1)
  the General Partner;

  (2)
  any departing General Partner;

  (3)
  any person who is or was an affiliate of a General Partner or any departing General Partner;

  (4)
  any person who is or was a member, partner, officer, director, employee, agent or trustee of a General Partner or any departing General Partner or any affiliate of a General Partner or any departing General Partner; or

  (5)
  any person who is or was serving at the request of a General Partner or any departing General Partner or any affiliate of a General Partner or any departing General Partner as an officer, director, employee, member, partner, agent or trustee of another person.

        Any indemnification under these provisions will be only out of our assets. The General Partner shall not be personally liable for, or have any obligation to contribute or loan funds or assets to us to enable us to effectuate indemnification. We are authorized to purchase insurance against liabilities asserted against and expenses incurred by persons for our activities, regardless of whether we would have the power to indemnify the person against liabilities under the Partnership Agreement.

Books and Reports

        The General Partner is required to keep appropriate books of our business at our principal offices. The books will be maintained for both tax and financial reporting purposes on an accrual basis. For tax and financial reporting purposes, our fiscal year is the calendar year.

        We will furnish or make available to record holders of common units, within 120 days after the close of each fiscal year, an annual report containing audited financial statements and a report on those financial statements by our independent public accountants. Except for our fourth quarter, we will also furnish or make available summary financial information within 90 days after the close of each quarter to the extent required by applicable law, rule or regulation or as the General Partner deems to be necessary or appropriate.

        We will furnish each record holder of a unit information reasonably required for tax reporting purposes within 90 days after the close of each calendar year. This information is expected to be furnished in summary form so that some complex calculations normally required of partners can be avoided. Our ability to furnish this summary information to unitholders will depend on the cooperation of unitholders in supplying us with specific information. Every unitholder will receive information to assist him in determining his federal and state tax liability and filing his federal and state income tax returns, regardless of whether he supplies us with information.

Right to Inspect Books And Records

        The Partnership Agreement provides that a limited partner can, for a purpose reasonably related to his interest as a limited partner, upon reasonable demand and at his own expense, have furnished to him:

  (1)
  a current list of the name and last known address of each partner;

  (2)
  a copy of our tax returns;

  (3)
  information as to the amount of cash, and a description and statement of the agreed value of any other property or services, contributed or to be contributed by each partner and the date on which each became a partner;

  (4)
  copies of the Partnership Agreement, the certificate of limited partnership of the Partnership, related amendments and powers of attorney under which they have been executed;

  (5)
  information regarding the status of our business and financial condition; and

  (6)
  other information regarding our affairs that is just and reasonable.

        The General Partner may, and intends to, keep confidential from the limited partners trade secrets or other information the disclosure of which the General Partner believes in good faith is not in our best interest or which we are required by law or by agreements with third parties to keep confidential.

Registration Rights

        Under the Partnership Agreement, we have agreed to register for resale under the Securities Act and applicable state securities laws any common units or other partnership securities proposed to be sold by the General Partner or any of its affiliates or their assignees if an exemption from the registration requirements is not otherwise available. These registration rights continue for two years following any withdrawal or removal of the General Partner as the General Partner of the Partnership. We are obligated to pay all expenses incidental to the registration, excluding underwriting discounts and commissions.

 DESCRIPTION OF DEBT SECURITIES

        In this "Description of Debt Securities," references to "TC PipeLines," "we," "us" or "our" are to TC PipeLines, LP and not its subsidiaries or affiliates.

        The following description sets forth the general terms and provisions that apply to the debt securities that we may offer. Each prospectus supplement will state the particular terms that will apply to the debt securities included in the supplement.

        The debt securities will be:

  •
  our direct general obligations;

  •
  either senior debt securities or subordinated debt securities; and

  •
  issued under separate indentures among us and the trustee named therein.

        We currently have $700 million of debt securities outstanding. In addition to the following summary, you should refer to the applicable provisions of the senior indenture and the subordinated indenture for more detailed information. A copy of the senior indenture, dated as of June 17, 2011, between us and The Bank of New York Mellon, as trustee, is attached as an exhibit to a Current Report on Form 8-K that we filed on June 17, 2011. We filed a form of the subordinated indenture as an exhibit to our Registration Statement on Form S-3 (Registration No. 333-121537) that we filed on December 22, 2004 that is incorporated by reference into this registration statement of which this prospectus is a part. The final subordinated indenture and the applicable supplemental indentures to the senior indenture and subordinated indenture will be filed as exhibits to a Current Report on Form 8-K in connection with a particular offering. You should read the indentures for provisions that may be important to you because the indentures, and not this description, govern your rights as a holder of debt securities.

        Neither indenture limits the aggregate principal amount of debt securities that we may issue under that indenture. The debt securities may be issued in one or more series as we may authorize at various times.

        All debt securities will be unsecured. The senior debt securities will have the same rank as all of our other unsecured and unsubordinated debt. The subordinated debt securities will be subordinated to senior indebtedness as described under "Provisions Only in the Subordinated Indenture—Subordinated Debt Securities Subordinated to Senior Debt" below.

Specific Terms of Each Series of Debt Securities in the Prospectus Supplement

        We will prepare a prospectus supplement and a supplemental indenture or authorizing resolutions relating to any series of debt securities being offered, which will include specific terms relating to such debt securities. These terms will include some or all of the following:

  •
  the form and title of the debt securities;

  •
  the total principal amount of the debt securities;

  •
  whether the debt securities are senior or subordinated debt securities;

  •
  the currency or currencies in which principal and interest will be paid;

  •
  the prices at which we will issue the debt securities;

  •
  the portion of the principal amount that will be payable if the maturity of the debt securities is accelerated;

  •
  any right we may have to defer payments of interest by extending the dates payments are due and whether interest on those deferred amounts will be payable as well;

  •
  the dates on which the principal of the debt securities will be payable;

  •
  the interest rate that the debt securities will bear and the interest payment dates for the debt securities;

  •
  any conversion or exchange provisions;

  •
  any optional redemption provisions;

  •
  any sinking fund or other provisions that would obligate us to repurchase or otherwise redeem the debt securities;

  •
  any changes to or additional events of default or covenants;

  •
  the subordination, if any, of the debt securities and any changes to the subordination provisions of the subordinated indenture; and

  •
  any other terms of the debt securities.

Provisions Only in the Senior Indenture

        The senior debt securities will rank equally in right of payment with all of our other senior and unsubordinated Debt and senior in right of payment to any of our subordinated Debt (including the subordinated debt securities). The senior indenture contains restrictive covenants, including provisions that:

  •
  limit our ability and our Principal Subsidiaries' ability to create liens on any of our Principal Property; and

  •
  limit our ability and our Principal Subsidiaries' ability to sell and lease back any Principal Property.

        We have described below these provisions and some of the defined terms used in them.

        The subordinated debt securities issued under the subordinated indenture may be subject to similar provisions, as we will specify in the applicable prospectus supplement.

Limitation on Liens

        The senior indenture provides that, so long as any senior debt securities issued thereunder are outstanding, we will not, nor will we permit any Principal Subsidiary to, create, assume, incur or suffer to exist any Lien upon any Principal Property, or upon any equity interests of any Principal Subsidiary, whether such Principal Property is, or equity interests are, owned or leased on the date of the senior indenture or thereafter acquired, to secure any Debt of TC PipeLines or any other Person (other than all of the senior debt securities issued thereunder), without in any such case making effective provision whereby all of the senior debt securities outstanding thereunder shall be secured equally and ratably with, or prior to, such Debt so long as such Debt shall be so secured.

        This restriction does not apply to:

  (1)
  Permitted Liens (as defined below);

  (2)
  any Lien upon any property or assets of TC PipeLines or any Principal Subsidiaries in existence on the date the senior debt securities of such series are first issued or created pursuant to an "after-acquired property" clause or similar term or arising thereafter pursuant to contractual commitments entered into prior to and existing on such date;

  (3)
  any Lien upon any property or assets created at the time of acquisition of such property or assets by us or any Principal Subsidiary or within one year after such time to secure all or a portion of the purchase price for such property or assets or Debt incurred to finance such purchase price, whether such Debt was incurred prior to, at the time of or within one year after the date of such acquisition;

  (4)
  any Lien upon any property or assets existing thereon at the time of the acquisition thereof by TC PipeLines or any of its Principal Subsidiaries (regardless of whether the obligations secured thereby are assumed by TC PipeLines or any of its Subsidiaries); provided, however, that such Lien only encumbers the property or assets so acquired;

  (5)
  any Lien upon any property or assets of a Person existing thereon at the time such Person becomes a Subsidiary by acquisition, merger or otherwise; provided, however, that such Lien only encumbers the property or assets of such Person at the time such Person becomes a Subsidiary;

  (6)
  any Lien upon any property or assets to secure all or part of the cost of construction, development, repair or improvements thereon or to secure Debt incurred prior to, at the time of, or within one year after completion of such construction, development, repair or improvements or the commencement of full operations thereof (whichever is later), or to provide funds for any such purpose;

  (7)
  any Lien imposed by law or order as a result of any proceeding before any court or regulatory body that is being contested in good faith, and Liens which secure a judgment or other court-ordered award or settlement as to which we or the applicable Principal Subsidiary has not exhausted its appellate rights;

  (8)
  any Lien upon any additions, improvements, replacements, repairs, fixtures, appurtenances or component parts thereof attaching to or required to be attached to property or assets pursuant to the terms of any mortgage, pledge agreement, security agreement or other similar instrument, creating a Lien upon such property or assets permitted by clauses (1) through (7) above; or

  (9)
  any extension, renewal, refinancing, refunding or replacement (or successive extensions, renewals, refinancing, refunding or replacements) of any Lien, in whole or in part, referred to in clauses (1) through (8) above, or of any Debt secured thereby; provided, however, that the principal amount of Debt secured thereby shall not exceed the principal amount of Debt so secured at the time of such extension, renewal, refinancing, refunding or replacement (plus in each case the aggregate amount of premiums, other payments, costs and expenses required to be paid or incurred in connection with such extension, renewal, refinancing, refunding or replacement); provided further, however, that such extension, renewal, refinancing, refunding or replacement shall be limited to all or a part of the property (including improvements, alterations and repairs on such property) subject to the encumbrance so extended, renewed, refinanced, refunded or replaced (plus improvements, alterations and repairs on such property).

        Notwithstanding the foregoing, under the senior indenture, we may, and may permit any Principal Subsidiary to, create, assume, incur, or suffer to exist any Lien upon any Principal Property to secure Debt of TC PipeLines or any Person (other than all of the senior debt securities) that is not excepted by clauses (1) through (9), inclusive, above without securing the senior debt securities issued under the senior indenture, provided that the aggregate principal amount of all Debt then outstanding secured by such Lien and all similar Liens, together with all net sale proceeds from Sale-Leaseback Transactions (as defined below) (excluding Sale-Leaseback Transactions permitted by clauses (1), (2) and (4) of the first paragraph under "Restriction on Sale-Leasebacks" below) does not exceed 15 percent of Consolidated Net Tangible Assets (as defined below).

        For purposes of making the calculation in the immediately preceding paragraph, with respect to any such secured Debt of a non-wholly-owned Subsidiary with no recourse to TC PipeLines or any wholly-owned Subsidiary thereof, only that portion of the aggregate principal amount of such secured Debt reflecting TC PipeLines's pro rata ownership interest in such non-wholly-owned Subsidiary shall be included in making such calculation.

        "Permitted Liens" means:

  •
  Liens upon rights-of-way for pipeline purposes;

  •
  any statutory or governmental Lien or Lien arising by operation of law, or any mechanics', repairmen's, materialmen's, suppliers', carriers', landlords', warehousemen's or similar Lien incurred in the ordinary course of business which is not yet due or which is being contested in good faith by appropriate proceedings and any undetermined Lien which is incidental to construction, development, improvement or repair;

  •
  the right reserved to, or vested in, any municipality or public authority by the terms of any right, power, franchise, grant, license, permit or by any provision of law, to purchase or recapture, or to designate a purchaser of, any property;

  •
  Liens of taxes and assessments which are (A) for the then current year, (B) not at the time delinquent, or (C) delinquent but the validity of which is being contested in good faith at the time by us or any Subsidiary;

  •
  Liens arising under, or to secure performance of, leases, other than capital leases;

  •
  any Lien upon, or deposits of, any assets in favor of any surety company or clerk of court for the purpose of obtaining indemnity or stay of judicial proceedings;

  •
  any Lien upon property or assets acquired or sold by TC PipeLines or any Subsidiary resulting from the exercise of any rights arising out of defaults on receivables;

  •
  any Lien incurred in the ordinary course of business in connection with workmen's compensation, unemployment insurance, temporary disability, social security, retiree health or similar laws or regulations or to secure obligations imposed by statute or governmental regulations;

  •
  any Lien in favor of TC PipeLines or any Subsidiary;

  •
  any Lien in favor of the United States of America or any state thereof, or any department, agency or instrumentality or political subdivision of the United States of America or any state thereof, to secure partial, progress, advance, or other payments pursuant to any contract or statute, or any Debt incurred by TC PipeLines or any Subsidiary for the purpose of financing all or any part of the purchase price of, or the cost of constructing, developing, repairing or improving, the property or assets subject to such Lien;

  •
  any Lien securing industrial development, pollution control or similar revenue bonds;

  •
  any Lien securing Debt of TC PipeLines or any Subsidiary, all or a portion of the net proceeds of which are used, substantially concurrent with the funding thereof (and for purposes of determining such "substantial concurrence," taking into consideration, among other things, required notices to be given to holders of outstanding senior debt securities under the senior indenture in connection with such refunding, refinancing or repurchase, and the required corresponding durations thereof), to refinance, refund or repurchase all outstanding senior debt securities under the senior indenture, including the amount of all accrued interest thereon and reasonable fees and expenses and premium, if any, incurred by TC PipeLines or any Subsidiary in connection therewith;

  •
  Liens in favor of any Person to secure obligations under the provisions of any letters of credit, bank guarantees, bonds or surety obligations required or requested by any governmental authority in connection with any contract or statute;

  •
  any Lien upon or deposits of any assets to secure performance of bids, trade contracts, leases or statutory obligations; or

  •
  any Lien to secure performance of hedging obligations of TC PipeLines or any Subsidiary.

Restrictions on Sale-Leasebacks

        The senior indenture provides that, so long as any senior debt securities issued thereunder are outstanding, we will not, and will not permit any Principal Subsidiary to, engage in the sale or transfer by TC PipeLines or any Principal Subsidiary of any Principal Property to a Person (other than TC PipeLines or a Principal Subsidiary) and the taking back by TC PipeLines or any Principal Subsidiary, as the case may be, of a lease of such Principal Property (a "Sale-Leaseback Transaction"), unless:

  (1)
  the Sale-Leaseback Transaction occurs within one year from the date of completion of the acquisition of the relevant Principal Property or the date of the completion of construction, development or substantial repair or improvement, or commencement of full operations on such Principal Property, whichever is later;

  (2)
  the Sale-Leaseback Transaction involves a lease for a period, including renewals, of not more than three years;

  (3)
  TC PipeLines or such Principal Subsidiary would be entitled to incur Debt secured by a Lien on the Principal Property subject to the Sale-Leaseback Transaction in a principal amount equal to or exceeding the net sale proceeds from such Sale-Leaseback Transaction without equally and ratably securing the senior debt securities issued under the senior indenture; or

  (4)
  TC PipeLines or such Principal Subsidiary, within a 270-day period after such Sale-Leaseback Transaction, applies or causes to be applied an amount not less than the net sale proceeds from such Sale-Leaseback Transaction to (A) the prepayment, repayment, redemption, reduction or retirement of Pari Passu Debt of TC PipeLines or any of its Subsidiaries, or (B) the investment in another Principal Property.

Provisions Only in the Subordinated Indenture

Subordinated Debt Securities Subordinated to Senior Debt

        The subordinated debt securities will rank junior in right of payment to all of our Senior Debt. "Senior Debt" is defined to include all notes or other evidences of indebtedness (and any modifications, refunding, deferrals, renewals or extensions of such), including our guarantees for money we borrowed, not expressed to be subordinate or junior in right of payment to any other of our Debt.

Payment Blockages

        The subordinated indenture may provide that no payment of principal, interest or any premium on the subordinated debt securities may be made in the event that we fail to pay when due any amounts on any Senior Debt and in other instances specified in the subordinated indenture.

No Limitation on Amount of Senior Debt

        The subordinated indenture will not limit the amount of Senior Debt that we may incur.

Consolidation, Merger or Asset Sale

        Pursuant to each indenture, we may not consolidate with or merge with or into any other entity or sell, lease or transfer our properties and assets as, or substantially as, an entirety to any entity, whether in a single transaction or a series of related transactions, unless:

  •
  (a) in the case of a merger, TC PipeLines is the surviving entity, or (b) the entity formed by such consolidation or into which TC PipeLines is merged or the entity that acquires by sale or transfer, or that leases, the properties and assets of TC PipeLines as, or substantially as, an entirety expressly assumes the due and punctual payment of the principal of and any premium and interest on all the debt securities under the applicable indenture and the performance or observance of every covenant of the applicable indenture on the part of TC PipeLines to be performed or observed and shall have expressly provided for conversion rights in respect of any series of outstanding securities with conversion rights;

  •
  the surviving entity or successor entity is an entity organized and existing under the laws of the United States of America, any State thereof or the District of Columbia;

  •
  immediately after giving effect to such transaction, no default or event of default shall have occurred and be continuing under the applicable indenture; and

  •
  TC PipeLines has delivered to the trustee an officers' certificate and an opinion of counsel, each stating that such consolidation, merger, conveyance, sale, transfer or lease and such supplemental indenture required, if any, comply with the applicable indenture and that all conditions precedent herein provided for relating to such transaction have been complied with.

Reports

        So long as any debt securities are outstanding, we will:

  •
  file with the trustee, within 15 days after it is required to file the same with the SEC, copies of the annual reports and the information, documents and other reports which it is required to file with the SEC pursuant to the Exchange Act;

  •
  if we are not subject to the reporting requirements of the Exchange Act, file with the trustee, within 15 days after it would have been required to file the same with the SEC, financial statements, including any notes thereto (and with respect to annual reports, an auditors' report by a firm of established national reputation) and a "Management's Discussion and Analysis of Financial Condition and Results of Operations," both comparable to what it would have been required to file with the SEC had it been subject to the reporting requirements of the Exchange Act; and

  •
  if we are required to furnish annual or quarterly reports to our common unit holders pursuant to the Exchange Act, file such reports with the trustee and mail them to the holders of the debt securities.

        The trustee shall not be deemed to have constructive knowledge of the content of reports and filings delivered or deemed delivered to it.

Modification of Indentures

        We may modify or amend each indenture if the holders of a majority in principal amount of the outstanding debt securities of all series issued under the indenture affected by the modification or amendment consent to it. Without the consent of each outstanding debt security affected, however, no modification may:

  •
  change the stated maturity of the principal of or any installment of principal of or interest on any debt security;

  •
  reduce the principal amount of, the interest rate on or the premium payable upon redemption of any debt security;

  •
  change the redemption date for any security;

  •
  reduce the principal amount of an original issue discount debt security payable upon acceleration of maturity;

  •
  change the place of payment where any debt security or any premium or interest on any debt security is payable;

  •
  change the coin or currency in which any debt security or any premium or interest on any debt security is payable;

  •
  impair the right to institute suit for the enforcement of any payment on any debt security;

  •
  reduce the percentage in principal amount of outstanding debt securities of any series necessary to modify the indenture, to waive compliance with certain provisions of the indenture or to waive certain defaults and their consequences; or

  •
  subject to certain exceptions, modify any of the above provisions and certain other provisions relating to the waiver of past defaults and waiver of certain covenants, other than modifications to increase the required consent percentage or to provide that certain other provisions may not be modified or waived without the consent of the holders of each outstanding debt security.

        We may modify or amend the indenture without the consent of any holders of the debt securities in certain circumstances or for certain purposes, including:

  •
  to provide for the assumption of our obligations under the indenture and the debt securities issued thereunder by a successor upon any merger, consolidation or asset transfer

  •
  to add to the covenants such further covenants, restrictions, conditions or provisions (and if such covenants, restrictions, conditions or provisions are to be for the benefit of less than all series of debt securities issued thereunder, stating that such covenants are expressly being included solely for the benefit of such series) or to surrender any right or power conferred under such indenture upon TC PipeLines and to make the occurrence, or the occurrence and continuance, of a default in any such additional covenants, restrictions, conditions or provisions an event of default; provided, that such modification or amendment may provide for a particular period of grace after default (which period may be shorter or longer than that allowed in the case of other defaults) or may provide for an immediate enforcement upon such an event of default or may limit the remedies available to the trustee upon such an event of default or may limit the right of the holders of a majority in principal amount of the outstanding debt securities of such series to waive such an event of default;

  •
  to add any additional defaults or events of default in respect of all or any series of debt securities;

  •
  to change or eliminate any of the provisions of such indenture, provided that any such change or elimination shall become effective only when there are no outstanding debt securities of any series created prior to such modification or amendment which are entitled to the benefit of such provision;

  •
  to secure the senior debt securities as described above under "Provisions Only in the Senior Indenture—Limitations on Liens";

  •
  to establish a new series of debt securities under the indenture or reopen any series of any debt securities under the indenture in accordance with the indenture;

  •
  to evidence and provide for the acceptance of appointment by a successor trustee with respect to the debt securities of one or more series and to add to or change any of the provisions of the indenture as shall be necessary to facilitate the administration of the trusts by more than one trustee;

  •
  to cure any ambiguity, to correct or supplement any provision in the indenture which may be inconsistent with any other provision of such indenture, to comply with any applicable mandatory provision of law or to make any other provisions with respect to matters or questions arising under such indenture which shall not adversely affect the interests of the holders of any debt securities of any series in any material respect; or

  •
  to qualify the indenture under the Trust Indenture Act of 1939, as amended, and to add such other provisions as may be expressly required under such act.

        The holders of a majority in principal amount of the outstanding debt securities of any series issued under either indenture may waive past defaults under the indenture and compliance by us with our covenants with respect to the debt securities of that series only. Those holders may not, however, waive any default in any payment on any debt security of that series or compliance with a provision that cannot be modified or amended without the consent of each holder affected.

Events of Default and Remedies

        "Event of Default" when used in each indenture, means any of the following with respect to debt securities of any series:

  •
  failure to pay the principal of or any premium on any debt security of that series when due;

  •
  failure to pay interest on any debt security of that series for 30 days;

  •
  failure to perform any other covenant or warranty in the indenture that continues for 60 days after being given written notice by the trustee or by the trustee and holders representing the required percentage of outstanding debt securities of that series;

  •
  certain events of bankruptcy, insolvency or reorganization of TC PipeLines; or

  •
  any other Event of Default with respect to debt securities of that series included in any indenture or supplemental indenture.

        The subordination provisions of the subordinated indenture do not affect our obligation, which is absolute and unconditional, to pay, when due, the principal of and any premium and interest on the subordinated debt securities. In addition, such subordination provisions do not prevent the occurrence of any default under the subordinated indenture.

        An Event of Default for a particular series of debt securities does not necessarily constitute an Event of Default for any other series of debt securities issued under an indenture. The trustee may withhold notice to the holders of debt securities of any default (except in the payment of principal or interest) if it considers such withholding of notice to be in the best interests of the holders.

        If an Event of Default for any series of debt securities occurs and continues, the trustee or the holders of at least 25 percent in aggregate principal amount of the debt securities of the series may declare the entire principal of (or, if any of the debt securities of that series are original issue discount debt securities, the portion of the principal specified in the terms of those securities), and accrued but unpaid interest, if any, on all the debt securities of that series to be due and payable immediately. If this happens, subject to certain conditions, the holders of a majority of the aggregate principal amount of the debt securities of that series can rescind the declaration. If an event of default relating to certain events of bankruptcy, insolvency or reorganization occurs, the entire principal of all the outstanding debt securities shall be due and payable immediately without further action or notice.

        Other than its duties in case of a default, a trustee is not obligated to exercise any of its rights or powers under either indenture at the request, order or direction of any holders, unless the holders offer the trustee indemnity satisfactory to the trustee in its sole discretion. If they provide this indemnification, the holders of a majority in principal amount of any series of debt securities may direct, subject to certain limitations, the time, method and place of conducting any proceeding or any remedy available to the trustee, or exercising any power conferred upon the trustee, for any series of debt securities.

Registration of Notes

        We may issue debt securities of a series in registered or global form.

Minimum Denominations

        Unless the prospectus supplement for each issuance of debt securities states otherwise, the securities will be issued in registered form in amounts of $1,000 each or multiples of $1,000.

No Personal Liability of General Partner

        Unless otherwise stated in a prospectus supplement and supplemental indenture relating to a series of debt securities being offered, the General Partner and its directors, officers, employees and shareholders will not have any liability for our obligations under the indentures or the debt securities. Each holder of debt securities by accepting a debt security waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the debt securities.

Payment and Transfer

        Principal, interest and any premium on fully registered securities will be paid at designated places. Payment will be made by check mailed to the Persons in whose names the debt securities are registered on days specified in the indentures or any prospectus supplement. Debt securities payments in other forms will be paid at a place designated by us and specified in a prospectus supplement.

        Fully registered securities may be transferred or exchanged at the corporate trust office of the trustee or at any other office or agency maintained by us for such purposes, without the payment of any service charge except for any tax or governmental charge.

Form, Exchange, Registration and Transfer

        Debt securities of any series will be exchangeable for other debt securities of the same series, the same total principal amount and the same terms but in different authorized denominations in accordance with the applicable indenture. Holders may present debt securities for registration of transfer at the office of the security registrar or any transfer agent we designate. The security registrar or transfer agent will effect the transfer or exchange when it is satisfied with the documents of title and identity of the Person making the request. We will not charge a service charge for any registration of transfer or exchange of the debt securities. We may, however, require the payment of any tax or other governmental charge payable for that registration.

        We will appoint the trustee under each indenture as security registrar for the debt securities issued under that indenture. We are required to maintain an office or agency for transfers and exchanges in each place of payment. We may at any time designate additional transfer agents for any series of debt securities. In the case of any redemption in part, we will not be required:

  •
  to issue, register the transfer of or exchange debt securities of a series either during a period beginning 15 business days prior to the selection of debt securities of that series for redemption and ending on the close of business on the day of mailing of the relevant notice of redemption; or

  •
  to register the transfer of or exchange any debt security, or portion of any debt security, between the record date and the payment date, or any debt security or portion thereof called for redemption, except the unredeemed portion of any debt security we are redeeming in part.

Discharging Our Obligations

        We may choose to either discharge our obligations on the debt securities of any series in a legal defeasance, or to release ourselves from our covenant restrictions on the debt securities of any series in a covenant defeasance. We may do so at any time on the 91st day after we deposit with the trustee sufficient cash or government securities to pay the principal, interest, any premium and any other sums due to the stated maturity date or a redemption date of the debt securities of the series. If we choose the legal defeasance option, the holders of the debt securities of the series will not be entitled to the benefits of the applicable indenture except for registration of transfer and exchange of debt securities, replacement of lost, stolen or mutilated debt securities, conversion or exchange of debt securities, sinking fund payments and receipt of principal and interest on the original stated due dates or specified redemption dates. We may discharge our obligations under the indentures or release ourselves from covenant restrictions only if we meet certain requirements. Among other things, we must deliver to the trustee an opinion of our legal counsel to the effect that holders of the series of debt securities will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred. In the case of legal defeasance only, this opinion must be based on either a ruling received from or published by the IRS or change in federal income tax law. We may not have a default on the debt securities discharged on the date of deposit. The discharge may not violate any of our agreements. The discharge may not result in our becoming an investment company in violation of the Investment Company Act of 1940.

Book Entry, Delivery and Form

        The debt securities of a series may be issued in whole or in part in the form of one or more global certificates that will be deposited with a depositary identified in a prospectus supplement.

        Unless otherwise stated in any prospectus supplement, The Depository Trust Company ("DTC"), New York, New York, will act as securities depository for the debt securities. The debt securities will be issued as fully-registered securities registered in the name of Cede & Co. (DTC's partnership nominee) or such other name as may be requested by an authorized representative of DTC. One fully-registered securities certificate will be issued for the debt securities, in the aggregate principal amount of the debt securities, and will be deposited with DTC. If, however, the aggregate principal amount of any issue exceeds $500 million, one certificate will be issued with respect to each $500 million of principal amount, and an additional certificate will be issued with respect to any remaining principal amount of such issue.

        DTC, the world's largest securities depository, is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds and provides asset servicing for over 3.5 million issues of

U.S. and non-U.S. equity issues, corporate and municipal debt issues, and money market instruments (from over 100 countries) that DTC's participants ("Direct Participants") deposit with DTC. DTC also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between Direct Participants' accounts. This eliminates the need for physical movement of securities certificates. Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation ("DTCC"). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The DTC Rules applicable to its Participants are on file with the SEC. More information about DTC can be found at www.dtcc.com.

        Purchases of debt securities under the DTC system must be made by or through Direct Participants, which will receive a credit for the debt securities on DTC's records. The ownership interest of each actual purchaser of each debt security ("Beneficial Owner") is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchase. Beneficial Owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the debt securities are to be accomplished by entries made on the books of Direct and Indirect Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in debt securities, except in the event that use of the book-entry system for the debt securities is discontinued.

        To facilitate subsequent transfers, all debt securities deposited by Direct Participants with DTC are registered in the name of DTC's partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of debt securities with DTC and their registration in the name of Cede & Co. or such other DTC nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the debt securities; DTC's records reflect only the identity of the Direct Participants to whose accounts such debt securities are credited, which may or may not be the Beneficial Owners. The Direct and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.

        Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Beneficial Owners of the debt securities may wish to take certain steps to augment the transmission to them of notices of significant events with respect to the debt securities, such as redemptions, tenders, defaults, and proposed amendments to the debt security documents. For example, Beneficial Owners of debt securities may wish to ascertain that the nominee holding the debt securities for their benefit has agreed to obtain and transmit notices to Beneficial Owners. In the alternative, Beneficial Owners may wish to provide their names and addresses to the registrar and request that copies of notices be provided directly to them.

        Redemption notices shall be sent to DTC. If less than all of the debt securities within an issue are being redeemed, DTC's practice is to determine by lot the amount of the interest of each Direct Participant in such issue to be redeemed.

        Neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to debt securities unless authorized by a Direct Participant in accordance with DTC's procedures. Under its usual procedures, DTC mails an Omnibus Proxy to the Partnership as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the debt securities are credited on the record date (identified in a listing attached to the Omnibus Proxy).

        Redemption proceeds, distributions, and interest payments on the debt securities will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC's practice is to credit Direct Participants' accounts upon DTC's receipt of funds and corresponding detailed information from the Partnership or the trustee, on payable date in accordance with their respective holdings shown on DTC's records. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with debt securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such Participant and not of DTC nor its nominee, the trustee, or the Partnership, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of redemption proceeds, distributions, and dividend payments to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is the responsibility of the Partnership or the trustee, disbursement of such payments to Direct Participants will be the responsibility of DTC, and disbursement of such payments to Beneficial Owners will be the responsibility of Direct and Indirect Participants.

        A Beneficial Owner shall give notice to elect to have its debt securities purchased or tendered, through its Participant, to any Tender/Remarketing Agent, and shall effect delivery of such debt securities by causing the Direct Participant to transfer the Participant's interest in the debt securities, on DTC's records, to the Tender/Remarketing Agent. The requirement for physical delivery of debt securities in connection with an optional tender or a mandatory purchase will be deemed satisfied when the ownership rights in the debt securities are transferred by Direct Participants on DTC's records and followed by a book-entry credit of tendered securities to the Tender/Remarketing Agent's DTC account.

        DTC may discontinue providing its services as securities depository with respect to the debt securities at any time by giving reasonable notice to the Partnership or the trustee. Under such circumstances, in the event that a successor securities depository is not obtained, securities certificates are required to be printed and delivered.

        We may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depository). In that event, securities certificates will be printed and delivered to DTC.

        The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that the Partnership believes to be reliable, but the Partnership takes no responsibility for the accuracy thereof.

The Trustee

Resignation or Removal of Trustee

        Under provisions of the indentures and the Trust Indenture Act of 1939, as amended, governing trustee conflicts of interest, any uncured Event of Default with respect to any series of senior debt securities will force the trustee to resign as trustee under either the subordinated indenture or the senior indenture. Also, any uncured Event of Default with respect to any series of subordinated debt securities will force the trustee to resign as trustee under either the senior indenture or the subordinated indenture. Any resignation will require the appointment of a successor trustee under the applicable indenture in accordance with the terms and conditions of such indenture. We may appoint a separate trustee for any series of debt securities. We use the term "trustee" to refer to the trustee appointed with respect to any such series of debt securities. We or the holders of a majority in aggregate principal amount of the debt securities of any series may remove the trustee with respect to the debt securities of such series in accordance with the terms and conditions of such indenture.

Limitations on Trustee if it is a Creditor of TC PipeLines

        There are limitations on the right of the trustee under each indenture, in the event that it becomes a creditor of TC PipeLines, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise.

Annual Trustee Report to Holders of Debt Securities

        The trustee is required to submit an annual report to the holders of the debt securities regarding, among other things, the trustee's eligibility to serve as such, the priority of the trustee's claims regarding certain advances made by it, and any action taken by the trustee materially affecting the debt securities.

Certificates and Opinions to be Furnished to Trustee

        In addition to other certificates or opinions that may be specifically required by other provisions of an indenture, every application by us for action by the trustee shall be accompanied by a certificate of certain of our officers and an opinion of counsel (who may be our counsel) stating that, in the opinion of the signers, all conditions precedent to such action have been complied with by us.

Certain Definitions

        "Capital Interests" means any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, including, without limitation, with respect to partnerships, partnership interests (whether general or limited) and any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, such partnership.

        "Consolidated Net Tangible Assets" means, at any date of determination, the total amount of assets after deducting therefrom:

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  all current liabilities (excluding (A) any current liabilities that by their terms are extendable or renewable at the option of the obligor thereon to a time more than 12 months after the time as of which the amount thereof is being computed, and (B) current maturities of long-term Debt), and

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  the value (net of any applicable reserves) of all goodwill, trade names, trademarks, patents, unamortized Debt discount and expense and other like intangible assets, all as set forth on the consolidated balance sheet of TC PipeLines and its consolidated subsidiaries for TC PipeLines' most recently completed fiscal quarter, prepared in accordance with GAAP.

        "Debt" means any obligation created or assumed by any Person for the repayment of money borrowed, and any purchase money obligation created or assumed by such Person and any guarantee of the foregoing (without duplication).

        "GAAP" means generally accepted accounting principles in the United States, as in effect from time to time.

        "General Partner" means the Person serving as such under our partnership agreement, which, on the date hereof, is TC PipeLines GP, Inc., a Delaware corporation.

        "Lien" means any mortgage, pledge, security interest, charge, lien or other encumbrance of any kind, whether or not filed, recorded and perfected under applicable law.

        "Pari Passu Debt" means any Debt of TC PipeLines, whether outstanding on the date any securities are issued under the senior indenture or thereafter created, incurred or assumed, unless in the case of any particular Debt, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Debt shall be subordinated in right of payment to the senior debt securities.

        "Person" means any individual, corporation, partnership, joint venture, limited liability company, association, joint-stock company, trust, other entity, unincorporated organization or government, or any agency or political subdivision thereof.

        "Principal Property" means, whether currently owned or leased or subsequently acquired, any pipeline, gathering system, terminal, storage facility, processing plant or other plant or facility located in the United States of America or any territory or political subdivision thereof owned or leased by TC PipeLines or any of its Subsidiaries and used in transporting, distributing, terminalling, gathering, treating, processing, marketing or storing natural gas, natural gas liquids or other hydrocarbons, except (1) any property or asset consisting of inventories, furniture, office fixtures and equipment (including data processing equipment), vehicles and equipment used on, or useful with, vehicles (but excluding vehicles that generate transportation revenues) and (2) any such pipeline or other plant or facility that, in the good faith opinion of the board of directors of the General Partner as evidenced by resolutions of the board of directors of the General Partner, is not material in relation to the activities of TC PipeLines and its Subsidiaries, taken as a whole.

        "Principal Subsidiary" means any of TC PipeLines's Subsidiaries that owns or leases, directly or indirectly, a Principal Property.

        "Subsidiary" of any Person means (i) any partnership of which more than 50 percent of the Capital Interests (considering all partners' Capital Interests as a single class) is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or combination thereof, or (ii) any corporation, association or other business entity (other than a partnership) of which more than 50 percent of the total voting power of the Capital Interests entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, trustees or equivalent persons thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or combination thereof.

 MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

        This section is a summary of material federal income tax considerations that may be relevant to an investment in our common units and, unless otherwise noted in the following discussion, expresses the opinion of Vinson & Elkins LLP, our tax counsel, insofar as it relates to matters of U.S. federal income tax law and legal conclusions with respect to those matters. This section is based upon current provisions of the Internal Revenue Code, existing and proposed regulations thereunder and current administrative rulings and court decisions, all of which are subject to change. Later changes in these authorities may cause the tax consequences to vary substantially from the consequences described below.

        The following discussion does not address all federal income tax matters affecting us or the unitholders and does not describe the application of the alternative minimum tax that may be applicable to certain unitholders. Moreover, the discussion focuses on unitholders who are individual citizens or residents of the U.S. (for federal income tax purposes), who have the U.S. dollar as their functional currency, who use the calendar year as their taxable year, and who hold units as capital assets (generally, property that is held for investment). This section has limited applicability to corporations, partnerships, estates, trusts, non-resident aliens or other unitholders subject to specialized tax treatment, such as tax-exempt institutions, non-U.S. persons, individual retirement accounts, real estate investment trusts or mutual funds. Accordingly, we recommend that you consult, and depend on, your own tax advisor in analyzing the federal, state, local and foreign tax consequences to you of an investment in our common units.

        All statements as to matters of law and legal conclusions, but not as to factual matters, contained in this section, unless otherwise noted, are the opinion of counsel and are based on the accuracy of the representations we make.

        No ruling has been or will be requested from the Internal Revenue Service ("IRS") regarding any matter affecting us or prospective unitholders. Instead, we will rely on the opinion of Vinson & Elkins L.L.P. in this regard. Unlike a ruling, an opinion of counsel represents only that counsel's best legal judgment and does not bind the IRS or the courts. Accordingly, the opinions and statements made herein may not be sustained by a court if contested by the IRS. Any contest of this sort with the IRS may materially and adversely impact the market for the common units and the prices at which the common units trade. In addition, the costs of any contest with the IRS will be borne directly or indirectly by the unitholders and the General Partner. Furthermore, the tax treatment of us, or of an investment in us, may be significantly modified by future legislative or administrative changes or court decisions. Any modifications may or may not be retroactively applied.

        For the reasons described below, counsel has not rendered an opinion with respect to the following specific federal income tax issues:

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  the treatment of a unitholder who enters into a securities loan with respect to his common units (please read "—Tax Consequences of Unit Ownership—Treatment of Securities Loans");

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  whether our monthly convention for allocating taxable income and losses is permitted by existing Treasury Regulations (please read "—Disposition of Common Units—Allocations Between Transferors and Transferees"); and

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  whether our method for depreciating Section 743 adjustments is sustainable in certain cases (please read "—Tax Consequences of Unit Ownership—Section 754 Election").

Partnership Status

        A partnership is not a taxable entity and incurs no federal income tax liability. Instead, each partner of a partnership is required to take into account his allocable share of items of income, gain, loss and deduction of the partnership in computing his federal income tax liability, regardless of whether cash distributions are made to him by the partnership. Distributions by a partnership to a partner are generally not taxable unless the amount of cash distributed to a partner is in excess of the partner's adjusted tax basis in his partnership interest.

        No ruling has been or will be sought from the IRS with respect to our classification as a partnership for federal income tax purposes or as to the classification as partnerships of the Intermediate Partnerships or the Operating Entities, whether our operations generate "qualifying income" under Section 7704 of the Internal Revenue Code or any other matter affecting us or prospective unitholders. Instead we have relied on the opinion of counsel that, based upon the Internal Revenue Code, Treasury Regulations, published revenue rulings and court decisions and representations described below, we, the Intermediate Partnerships and the Operating Entities will each be classified as a partnership or disregarded as an entity separate from its owner for federal income tax purposes.

        In rendering its opinion that we, the Intermediate Partnerships and the Operating Entities have been and will continue to be treated as partnerships or disregarded as an entity separate from its owner for federal income tax purposes, Vinson & Elkins LLP has relied on the factual representations made by us and the General Partner, including:

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  None of TC PipeLines or any of the Intermediate Partnerships or the Operating Entities has elected or will elect to be treated as an association or corporation, and none of the Intermediate Partnerships or the Operating Entities has ever been a publicly-traded partnership;

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  For each taxable year, more than 90 percent of our gross income has been and will be derived from the exploration, development, production, processing, refining, transportation or marketing of any mineral or natural resource, including oil, gas, its products and industrial source carbon dioxide, or other items of income as to which counsel has or will opine are "qualifying income" within the meaning of Section 7704(d) of the Internal Revenue Code; and

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  None of TC PipeLines or any of the Intermediate Partnerships or Operating Entities has engaged or will engage in any significant activity other than the transportation (within the meaning of Section 7704(d) of the Internal Revenue Code) of natural gas without first receiving an opinion of counsel to the effect that such activity will not cause TC PipeLines or any Intermediate Partnership or Operating Entity to have income that is not qualifying income.

        Section 7704 of the Internal Revenue Code provides that publicly-traded partnerships will, as a general rule, be taxed as corporations. However, an exception, referred to as the "qualifying income exception," exists with respect to publicly-traded partnerships of which 90 percent or more of the gross income for every taxable year consists of "qualifying income." Qualifying income includes income and gains derived from the transportation and marketing of natural gas. Other types of qualifying income include interest from other than a financial business, dividends, gains from the sale of real property, and gains from the sale or other disposition of capital assets held for the production of income that otherwise constitutes qualifying income. We have satisfied the qualifying income test in each taxable year to date. We estimate that less than four percent of our current gross income is not qualifying income. The percentage of our gross income that constitutes qualifying income could change from time to time, but we project that the amount of non-qualifying gross income will not approach ten percent of our gross income in any year. Based upon and subject to this estimate and projection, the factual representations made by us and the General Partner and a review of the applicable legal authorities, counsel is of the opinion that at least 90 percent of our gross income constitutes qualifying income.

        If we fail to meet the qualifying income exception, other than a failure that is determined by the IRS to be inadvertent and that is cured within a reasonable time after discovery (in which case the IRS may also require us to make adjustments with respect to our unitholders or pay other amounts), we will be treated as if we had transferred all of our assets, subject to liabilities, to a newly formed corporation, on the first day of the year in which we fail to meet the qualifying income exception, in return for stock in that corporation, and then distributed that stock to the unitholders in liquidation of their interests in us. This contribution and liquidation should be tax-free to unitholders and us, so long as we, at that time, do not have liabilities in excess of the tax basis of our assets. Thereafter, we would be treated as a corporation for federal income tax purposes.

        The present federal income tax treatment of publicly traded partnerships, including us, or an investment in our common units may be modified by administrative or legislative action or judicial interpretation at any time. For example, from time to time, members of the U.S. Congress and the President propose and consider substantive changes to the existing federal income tax laws that affect publicly traded partnerships, including the elimination of the qualifying income exception upon which we rely for our treatment as a partnership for federal income tax purposes.

        In addition, the IRS has issued proposed regulations regarding qualifying income under Section 7704(d)(1)(E) of the Code (the "Proposed Regulations"). We do not believe the Proposed Regulations affect our ability to qualify as a publicly traded partnership. However, there are no assurances that final regulations will not include changes that interpret Section 7704(d)(1)(E) in a manner that is contrary to the Proposed Regulations, which could modify the amount of our gross income that we are able to treat as qualifying income for the purposes of the qualifying income exception. We are unable to predict whether any such changes will ultimately be enacted. However, it is possible that a change in law could affect us and may be applied retroactively. Any such changes could negatively impact the value of an investment in our common units.

        If any of TC PipeLines, an Intermediate Partnership or an Operating Entity were treated as an association taxable as a corporation in any taxable year, its items of income, gain, loss and deduction would be reflected only on its tax return rather than being passed through to its equity holders, and its net income would be taxed to it at corporate rates. In addition, any distributions by the affected entity to its equity holders would be treated as either taxable dividend income, to the extent of its current or accumulated earnings and profits, or, in the absence of earnings and profits, as a nontaxable return of capital, to the extent of the holder's tax basis in its equity interest in the entity, or as taxable capital gain, after the holder's tax basis in the equity interest is reduced to zero. Accordingly, treatment of TC PipeLines or any of the Intermediate Partnerships or the Operating Entities as an association taxable as a corporation would result in a material reduction in a unitholder's cash flow and after-tax return and thus would likely result in a substantial reduction of the value of the common units.

        The discussion below is based on Vinson & Elkins L.L.P.'s opinion that we, the Intermediate Partnerships and the Operating Entities will each be classified as a partnership for federal income tax purposes.

Limited Partner Status

        Unitholders who have become limited partners of TC PipeLines will be treated as partners of TC PipeLines for federal income tax purposes. Assignees who have executed and delivered transfer applications and are awaiting admission as limited partners and unitholders whose common units are held in street name or by a nominee and who have the right to direct the nominee in the exercise of all substantive rights attendant to the ownership of their common units will also be treated as partners of TC PipeLines for federal income tax purposes. Because there is no direct or indirect controlling authority addressing assignees of common units who are entitled to execute and deliver transfer applications and thereby become entitled to direct the exercise of attendant rights, but who fail to execute and deliver transfer applications, counsel's opinion does not extend to these persons. Furthermore, a purchaser or other transferee of common units who does not execute and deliver a transfer application may not receive certain federal income tax information or reports furnished to record holders of common units unless the common units are held in a nominee or street name account and the nominee or broker has executed and delivered a transfer application for those common units.

        A beneficial owner of common units whose common units have been transferred to a short seller to complete a short sale would appear to lose his status as a partner with respect to such common units for federal income tax purposes. Please read "—Tax Consequences of Unit Ownership—Treatment of Securities Loans."

        Income, gain, deductions or losses would not appear to be reportable by a unitholder who is not a partner for federal income tax purposes, and any cash distributions received by a unitholder who is not a partner for federal income tax purposes would therefore appear to be fully taxable as ordinary income. Unitholders who are not treated as partners in us as described above are urged to consult their own tax advisors with respect to their status as partners of TC PipeLines for federal income tax purposes.

Tax Consequences of Unit Ownership

        Flow-Through of Taxable Income.    We will not pay any federal income tax. Instead, each unitholder will be required to report on his income tax return his allocable share of our income, gains, losses and deductions without regard to whether we make cash distributions to him. Consequently, a unitholder may be allocated a share of our income even if he has not received a cash distribution. The income allocated to unitholders will generally be taxable as ordinary income. Each unitholder must include in income his allocable share of our income, gain, loss and deduction for our taxable year ending with or within his taxable year. Our taxable year ends on December 31.

        Treatment of Distributions.    Our distributions to a unitholder generally will not be taxable to the unitholder for federal income tax purposes to the extent of his tax basis in his common units immediately before the distribution. Our cash distributions in excess of a unitholder's tax basis generally will be considered to be gain from the sale or exchange of the common units, taxable in accordance with the rules described under "—Disposition of Common Units" below. Any reduction in a unitholder's share of our liabilities for which no partner, including the General Partner, bears the economic risk of loss, known as "non-recourse liabilities," will be treated as a distribution of cash to that unitholder. To the extent that our distributions cause a unitholder's "at risk" amount to be less than zero at the end of any taxable year, he must recapture any losses deducted in previous years. Please read "—Limitations on the Deductibility of Our Losses."

        A decrease in a unitholder's percentage interest in us because of our issuance of additional common units will decrease his share of our non-recourse liabilities, and thus will result in a corresponding deemed distribution of cash. A non-pro rata distribution of money or property may result in ordinary income to a unitholder, regardless of his tax basis in his common units, if the distribution reduces the unitholder's share of our "unrealized receivables," including depreciation recapture, and/or substantially appreciated "inventory items," both as defined in the Internal Revenue Code, and collectively, "Section 751 Assets." To that extent, the unitholder will be treated as having been distributed his proportionate share of the Section 751 Assets and then having exchanged those assets with us in return for the non-pro rata portion of the actual distribution made to him. This latter deemed exchange will generally result in the unitholder's realization of ordinary income which will equal the excess of the non-pro rata portion of the distribution over the unitholder's tax basis for the share of the Section 751 Assets deemed relinquished in the exchange.

        Basis of Common Units.    A unitholder will have an initial tax basis for his common units equal to the amount he paid for the common units plus his share of our non-recourse liabilities. That basis will be increased by his share of our income and by any increases in his share of our non-recourse liabilities. That basis will be decreased, but not below zero, by distributions from us, by his share of our losses, by any decreases in his share of our non-recourse liabilities and by his share of our expenditures that are not deductible in computing our taxable income and are not required to be capitalized. A unitholder will have no share of our debt that is recourse to our General Partner. The IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all of those interests.

        Limitations on Deductibility of Our Losses.    The deduction by a unitholder of his share of our losses will be limited to his tax basis in his common units and, in the case of a unitholder who is an individual, estate, trust or certain types of closely-held corporations, who is subject to the "at risk" rules, to the amount for which the unitholder is considered to be "at risk" with respect to our activities, if that is less than the unitholder's tax basis. A unitholder must recapture losses deducted in previous years to the extent that our distributions (including distributions deemed to result from a reduction in a unitholder's share of nonrecourse liabilities) cause the unitholder's at risk amount to be less than zero at the end of any taxable year. Losses disallowed to a unitholder or recaptured as a result of these limitations will carry forward and will be allowable as a deduction in the future to the extent that his basis or at risk amount, whichever is the limiting factor, is subsequently increased, provided such losses do not exceed his tax basis in his common units. Upon the taxable disposition of a common unit, any gain recognized by a unitholder can be offset by losses that were previously suspended by the at risk limitation but may not be offset by losses suspended by the basis limitation. Any loss previously suspended by the at-risk limitations in excess of that gain would no longer be utilizable.

        In general, a unitholder will be at risk to the extent of his tax basis in his common units, excluding any portion of that basis attributable to his share of our non-recourse liabilities, reduced by any amount of money the unitholder borrows to acquire or hold his common units if the lender of such borrowed funds owns an interest in us, is related to the unitholder or can look only to common units for repayment. A unitholder's at risk amount will increase or decrease as the tax basis of the unitholder's common units increases or decreases, other than tax basis increases or decreases attributable to increases or decreases in his share of our non-recourse liabilities.

        In addition to the basis and at-risk limitations on the deductibility of losses, the passive loss limitations generally provide that individuals, estates, trusts and certain closely-held corporations and personal service corporations can deduct losses from passive activities, which are generally trade or business activities in which the taxpayer does not materially participate, only to the extent of the taxpayer's income from those passive activities. The passive loss limitations are applied separately with respect to each publicly—traded partnership. Consequently, any passive losses we generate will only be available to offset passive income we generate and will not be available to offset income from other passive activities or investments, including other publicly- traded partnerships, or salary or active business income. Passive losses that are not deductible because they exceed a unitholder's share of our income may be deducted in full when he disposes of his entire investment in us in a fully taxable transaction to an unrelated party. The passive loss limitations are applied after other applicable limitations on deductions, including the at risk rules and the basis limitation.

        A unitholder's share of our net income may be offset by any of our suspended passive losses we generate, but it may not be offset by any other current or carryover losses from other passive activities, including those attributable to other publicly-traded partnerships.

        Limitations on Interest Deductions.    The deductibility of a non-corporate taxpayer's "investment interest expense" is generally limited to the amount of that taxpayer's "net investment income." Investment interest expense includes:

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  interest on indebtedness properly allocable to property held for investment;

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  interest expense attributed to portfolio income; and

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  the portion of interest expense incurred to purchase or carry an interest in a passive activity to the extent attributable to portfolio income.

        The computation of a unitholder's investment interest expense will take into account interest on any margin account borrowing or other loan incurred to purchase or carry a common unit. Net investment income includes gross income from property held for investment and amounts treated as portfolio income under the passive loss rules less deductible expenses, other than interest directly connected with the production of investment income, but generally does not include qualified dividend income or gains attributable to the disposition of property held for investment. The IRS has indicated that net passive income earned by a publicly-traded partnership will be treated as investment income to unitholders. In addition, a unitholder's share of our portfolio income will be treated as investment income.

        Allocation of Income, Gain, Loss and Deduction.    In general, if we have a net profit, our items of income, gain, loss and deduction are allocated among the General Partner and the unitholders in accordance with their respective percentage interests in us. At any time that incentive distributions are made to the General Partner, gross income is allocated to the General Partner to the extent of these distributions. If we have a net loss, that loss is generally allocated first, to the General Partner and the unitholders in accordance with their respective percentage interests to the extent of their positive capital accounts, as maintained under the partnership agreement, and second, to the General Partner.

        Specified items of our income, deduction, gain and loss are allocated to account for the difference between the tax basis and fair market value of property contributed to us and to account for the difference between the tax basis and the fair market value of our property at the time of the offering of units (a "Book-Tax Disparity") in accordance with Section 704 of the Internal Revenue Code and the Treasury Regulations thereunder. The effect of these allocations to a unitholder purchasing common units in an offering, including the offering made pursuant to this prospectus, will be essentially the same as if the tax basis of our assets were equal to their fair market value at the time of purchase. As a result, the federal income tax burden associated with any Book-Tax Disparity immediately prior to an offering generally will be borne by the unitholders holding interests in us prior to such offering. In addition, items of recapture income are specially allocated to the extent possible to the partner who was allocated the deduction giving rise to the treatment of that gain as recapture income. Finally, although we do not expect that our operations will result in the creation of negative capital accounts to unitholders, if negative capital accounts nevertheless result, items of our income and gain will be allocated in an amount and manner sufficient to eliminate the negative balance as quickly as possible.

        An allocation of items of our income, gain, loss or deduction, other than an allocation required by the Internal Revenue Code to eliminate a Book-Tax Disparity, will generally be given effect for federal income tax purposes in determining a partner's share of an item of income, gain, loss or deduction only if the allocation has substantial economic effect. In any other case, a partner's share of an item will be determined on the basis of the partner's interest in us, which will be determined by taking into account all the facts and circumstances, including the partners' relative contributions to us, the interests of the partners in economic profits and losses, the interest of the partners in cash flow and other nonliquidating distributions and rights of the partners to distributions of capital upon liquidation. Vinson & Elkins L.L.P. is of the opinion that, with the exception of the issues described in "—Tax Consequences of Unit Ownership—Section 754 Election" and "—Disposition of Common Units—Allocations Between Transferors and Transferees," the allocations of income, gain, loss or deduction under our partnership agreement will be given effect for federal income tax purposes.

        Entity-Level Collections.    If we are required or elect under applicable law to pay any federal, state or local income tax on behalf of any unitholder or the General Partner or any former unitholder, we are authorized to pay those taxes from our funds. That payment, if made, will be treated as a distribution of cash to the partner on whose behalf the payment was made. Payments by us as described above could give rise to an overpayment of tax on behalf of an individual partner in which event the partner would be required to file a claim in order to obtain a credit or refund. Unitholders are urged to consult their tax advisors to determine the consequences to them of any tax payment we make on their behalf.

        Treatment of Securities Loans.    A unitholder whose common units are loaned (for example, a loan to "short seller" to cover a short sale of common units) may be treated as having disposed of those common units. If so, he would no longer be treated for tax purposes as a partner with respect to those common units during the period of the loan and may recognize gain or loss from the disposition. As a result, during this period:

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  any of our income, gain, deduction or loss with respect to those common units would not be reportable by the lending unitholder; and

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  any cash distributions received by the lending unitholder with respect to those common units may be treated as ordinary income.

        Due to a lack of controlling authority, counsel has not rendered an opinion regarding the tax treatment of a unitholder that enters into a securities loan with respect to its common units. Unitholders desiring to assure their status as partners and avoid the risk of income recognition from a loan of their common units are urged to consult their own tax advisors and to modify any applicable brokerage account agreements to prohibit their brokers from borrowing and lending their common units. The IRS has announced that it is actively studying issues relating to the tax treatment of short sales of partnership interests. Please also read "—Disposition of Common Units—Recognition of Gain or Loss."

        Tax Rates.    Under current law, the highest marginal federal income tax rates for individuals applicable to ordinary income and long-term capital gains (generally, gains from the sale or exchange of certain investment assets held for more than one year) are 39.6% and 20%, respectively. These rates are subject to change by new legislation at any time.

        In addition, a 3.8% net investment income tax ("NIIT") applies to certain net investment income earned by individuals, estates, and trusts. For these purposes, net investment income generally includes a unitholder's allocable share of our income and gain realized by a unitholder from a sale of units. In the case of an individual, the tax will be imposed on the lesser of (i) the unitholder's net investment income from all investments, or (ii) the amount by which the unitholder's modified adjusted gross income exceeds $250,000 (if the unitholder is married and filing jointly or a surviving spouse), $125,000 (if married filing separately) or $200,000 (if the unitholder is unmarried or in any other case). In the case of an estate or trust, the tax will be imposed on the lesser of (i) undistributed net investment income, or (ii) the excess adjusted gross income over the dollar amount at which the highest income tax bracket applicable to an estate or trust begins.

        Section 754 Election.    We have made the election permitted by Section 754 of the Internal Revenue Code. The election is irrevocable without the consent of the IRS. The election generally permits us to adjust a common unit purchaser's tax basis in our assets ("inside basis") under Section 743(b) of the Internal Revenue Code to reflect his purchase price. This election does not apply to a person who purchases units directly from us. The Section 743(b) adjustment belongs to the purchaser and not to other partners.

        Under our partnership agreement, we are authorized to take a position to preserve the uniformity of units even if that position is not consistent with applicable Treasury Regulations. A literal application of Treasury Regulations governing a 743(b) adjustment attributable to properties depreciable under Section 167 of the Code may give rise to differences in the taxation of unitholders purchasing units from us and unitholders purchasing from other unitholders. If we have any such properties, we intend to adopt methods employed by other publicly traded partnerships to preserve the uniformity of units, even if inconsistent with existing Treasury Regulations, and counsel has not opined on the validity of this approach. Please read "—Uniformity of Common Units."

        The IRS may challenge our positions with respect to depreciating or amortizing the Section 743(b) adjustment we take to preserve the uniformity of units due to lack of controlling authority. Because a unitholder's tax basis for its units is reduced by its share of our items of deduction or loss, any position we take that understates deductions will overstate a unitholder's basis in its units, and may cause the unitholder to understate gain or overstate loss on any sale of such units. Please read "—Disposition of Units—Recognition of Gain or Loss." If a challenge to such treatment were sustained, the gain from the sale of units may be increased without the benefit of additional deductions.

        The calculations involved in the Section 754 election are complex and we will make them on the basis of assumptions as to the value of our assets and other matters. The allocation of the Section 743(b) adjustment must be made in accordance with the Internal Revenue Code. The IRS may seek to reallocate some or all of any Section 743(b) adjustment allocated by us to tangible assets to goodwill instead. Goodwill, as an intangible asset, is generally amortizable over a longer period of time or under a less accelerated method than our tangible assets. We cannot assure you that the determinations we make will not be successfully challenged by the IRS and the deductions resulting from them reduced or disallowed altogether. Should the IRS require a different basis adjustment to be made, and should, in our view, the expense of compliance exceed the benefit of the election, we may seek permission from the IRS to revoke our Section 754 election. If permission is granted, a subsequent purchaser of common units may be allocated more income than he would have been allocated had the election not been revoked.

Tax Treatment of Operations

        Accounting Method and Taxable Year.    We currently use the year ending December 31 as our taxable year and we have adopted the accrual method of accounting for federal income tax purposes. Each unitholder will be required to include in income his allocable share of our income, gain, loss and deduction for our taxable year ending within or with his taxable year. In addition, a unitholder who has a taxable year ending on a date other than December 31 and who disposes of all of its units following the close of our taxable year but before the close of its taxable year must include its allocable share of our income, gain, loss and deduction in income for its taxable year, with the result that it will be required to include in income for its taxable year its share of more than one year of our income, gain, loss and deduction. Please read "—Disposition of Common Units—Allocations Between Transferors and Transferees."

        Tax Basis, Depreciation and Amortization.    The adjusted tax basis of our assets will be used for purposes of computing depreciation and cost recovery deductions and, ultimately adjusted gain or loss on the disposition of these assets. The federal income tax burden associated with the excess of the fair market value of our assets over their tax basis immediately prior to any offering will be borne by the General Partner and other unitholders as of that time. Please read "—Tax Treatment of Unitholders—Allocation of Income, Gain, Loss and Deduction."

        To the extent allowable, we may elect to use the depreciation and cost recovery methods that will result in the largest deduction being taken in the early years after assets are placed in service. If we dispose of depreciable property by sale or otherwise, all or a portion of any gain, determined by reference to the amount of depreciation previously deducted and the nature of the property, may be subject to the recapture rules and taxed as ordinary income rather than capital gain. Similarly, a unitholder who has taken cost recovery or depreciation deductions with respect to property we own may be required to recapture those deductions as ordinary income upon a sale of his interest in us. Please read "—Tax Consequences of Unit Ownership—Allocation of Income, Gain, Loss and Deduction" and "—Disposition of Common Units—Recognition of Gain or Loss."

        The costs incurred in selling our common units (called "syndication expenses") must be capitalized and cannot be deducted currently, ratably or upon our termination. Uncertainties exist regarding the classification of costs as organization expenses, which may be amortized by us, and as syndication expenses, which may not be amortized. The underwriting discounts and commissions we incur are treated as syndication expenses.

        Valuation and Tax Basis of Our Properties.    The federal income tax consequences of the ownership and disposition of common units will depend in part on our estimates as to the relative fair market values, and determinations of the initial tax bases, of our assets. Although we may from time to time consult with professional appraisers with respect to valuation matters, we will make many of the relative fair market value estimates ourselves. These estimates and determinations of basis are subject to challenge and will not be binding on the IRS or the courts. If the estimates of fair market value or determinations of basis are later found to be incorrect, the character and amount of items of income, gain, loss or deductions previously reported by unitholders might change, and unitholders might be required to adjust their tax liability for prior years and incur interest and penalties with respect to these adjustments.

Disposition of Common Units

        Recognition of Gain or Loss.    A unitholder will recognize gain or loss on a sale of common units equal to the difference between the amount realized and the unitholder's tax basis for the common units sold. A unitholder's amount realized will be measured by the sum of the cash or the fair market value of any other property received plus his share of our non-recourse liabilities with respect to the common units sold. Because the amount realized includes a unitholder's share of our non-recourse liabilities, the gain recognized on the sale of common units could result in a tax liability in excess of any cash received from the sale.

        Prior distributions from us in excess of cumulative net taxable income for a common unit that decreased a unitholder's tax basis in that common unit will, in effect, become taxable income if the common unit is sold at a price greater than the unitholder's tax basis in that common unit, even if the price is less than his original cost.

        Except as noted below, gain or loss recognized by a unitholder, other than a "dealer" in common units, on the sale or exchange of a common unit will generally be taxable as capital gain or loss. Gain or loss recognized on the sale of common units held for more than 12 months will generally be taxed as long-term capital gain or loss. However, a portion of this gain or loss, which could be substantial, will be separately computed and taxed as ordinary income or loss under Section 751 of the Internal Revenue Code to the extent attributable to assets giving rise to "unrealized receivables" or to "inventory items" we own. The term "unrealized receivables" includes potential recapture items, including depreciation recapture. Ordinary income attributable to unrealized receivables and inventory items may exceed net taxable gain realized upon the sale of the common unit and may be recognized even if there is a net taxable loss realized on the sale of the common unit. Thus, a unitholder may recognize both ordinary income and a capital loss upon a disposition of common units. Net capital loss may offset no more than $3,000 of ordinary income in the case of individuals and may only be used to offset capital gain in the case of corporations. Both ordinary income and capital gain recognized may be subject to NIIT in certain circumstances. Please read "—Tax Consequences of Unit Ownership—Allocation of Income, Gain, Loss and Deduction—Tax Rates."

        For purposes of calculating gain or loss on the sale of common units, the unitholder's adjusted tax basis will be adjusted by its allocable share of our income or loss in respect of its common units for the year of the sale. Furthermore, as described above, the IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all those interests. Upon a sale or other disposition of less than all of those interests, a portion of that tax basis must be allocated to the interests sold using an "equitable apportionment" method, which generally means that the tax basis allocated to the interest sold equals the amount that bears the same relation to the partner's tax basis in his entire interest in the partnership as the value of the interest sold bears to the value of the partner's entire interest in the partnership. Treasury Regulations under Section 1223 of the Internal Revenue Code allow a selling unitholder who can identify common units transferred with an ascertainable holding period to elect to use the actual holding period of the common units transferred. A unitholder electing to use the actual holding period of common units transferred must consistently use that identification method for all subsequent sales or exchanges of common units. A unitholder considering the purchase of additional common units or a sale of common units purchased in separate transactions is urged to consult with his tax advisor as to the possible consequences of the application of this ruling and the Treasury Regulations.

        Specific provisions of the Internal Revenue Code affect the taxation of some financial products and securities, including partnership interests, by treating a taxpayer as having sold an "appreciated" partnership interest, one in which gain would be recognized if it were sold, assigned or terminated at its fair market value, if the taxpayer or a related person enters into a short sale, an offsetting notional principal contract or a futures or forward contract with respect to the partnership interest or substantially identical property.

        Moreover, if a taxpayer has previously entered into a short sale, an offsetting notional principal contract or a futures or forward contract with respect to a partnership interest, the taxpayer will be treated as having sold that position if the taxpayer or a related person then acquires the partnership interest or substantially identical property. The Secretary of the Treasury is also authorized to issue regulations that treat a taxpayer that enters into transactions or positions that have substantially the same effect as the preceding transactions as having constructively sold the financial position.

        Allocations Between Transferors and Transferees.    In general, our taxable income and losses are determined annually, are prorated on a monthly basis and are subsequently apportioned among the unitholders in proportion to the number of common units owned by each of them as of the opening of the NYSE on the first business day of the month (the "Allocation Date"). However, gain or loss realized on a sale or other disposition of our assets or, in the discretion of the general partner, any other extraordinary item of income, gain, loss or deduction will be allocated among the unitholders on the Allocation Date in the month in which such income, gain, loss or deduction is recognized. As a result, a unitholder transferring common units may be allocated income, gain, loss and deduction realized after the date of transfer.

        Although simplifying conventions are contemplated by the Code and most publicly traded partnerships use similar simplifying conventions, the use of this method may not be permitted or authorized under existing Treasury Regulations. Recently, however, the Department of the Treasury and the IRS issued final Treasury Regulations pursuant to which a publicly traded partnership may use a similar monthly simplifying convention to allocate tax items among transferor and transferee unitholders. The Partnership is currently evaluating these regulations, which apply beginning with our taxable year that begins on January 1, 2016. Nonetheless, the regulations do not specifically authorize the use of the proration method we have adopted. Accordingly, counsel is unable to opine on the validity of this method of allocating income and losses between the transferors and the transferees of common units. If this method is not allowed under the final Treasury Regulations, our taxable income or losses might be reallocated among the unitholders. We are authorized to revise our method of allocation between transferors and transferees, as well as among partners whose interests otherwise vary during a taxable period, to conform to a method permitted under future Treasury Regulations.

        A unitholder who owns common units prior to the record date set for a cash distribution with respect to that quarter will be allocated items of our income, gain, loss and deductions attributable to the month of disposition but will not be entitled to receive a cash distribution for that period.

        Notification Requirements.    A unitholder who sells or exchanges common units is required to notify us in writing of that sale or exchange within 30 days after the sale or exchange (or, if earlier, January 15 of the year following the sale). A purchaser of units from another unitholder is also generally required to notify us in writing of that purchase within 30 days after the purchase. We are required to notify the IRS of that transaction and to furnish specified information to the transferor and transferee. However, these reporting requirements do not apply with respect to a sale by an individual who is a citizen of the U.S. and who effects the sale or exchange through a broker who will satisfy such requirements. Additionally, a transferee of a common unit will be required to furnish a statement to the IRS, filed with its income tax return for the taxable year in which the sale or exchange occurred, that sets forth the amount of the consideration paid for the common unit. Failure to satisfy these reporting obligations may lead to the imposition of substantial penalties.

        Constructive Termination.    We will be considered to have been terminated if there is a sale or exchange of 50 percent or more of the total interests in our capital and profits within a 12-month period. For such purposes, multiple sales of the same common unit are counted only once. Our termination would result in the closing of our taxable year for all unitholders. In the case of a unitholder reporting on a taxable year other than a fiscal year ending December 31, the closing of our taxable year may result in more than 12 months of our taxable income or loss being includable in its taxable income for the year of termination.

        A constructive termination occurring on a date other than December 31 generally would require that we file two tax returns for one fiscal year thereby increasing our administration and tax preparation costs. However, pursuant to an IRS relief procedure the IRS may allow a constructively terminated partnership to provide a single Schedule K-1 for the calendar year in which a termination occurs. We would be required to make new tax elections after a termination, including a new election under Section 754 of the Internal Revenue Code, and a termination could result in a deferral of our deductions for depreciation and thus increase the taxable income allocable to unitholder. A termination could also result in penalties if we were unable to determine that the termination had occurred. Moreover, a termination might either accelerate the application of, or subject us to, any tax legislation enacted before the termination that would not otherwise have been applied to us as a continuing partnership as opposed to a terminating partnership.

Uniformity of Common Units

        Because we cannot match transferors and transferees of common units, we must maintain uniformity of the economic and tax characteristics of the common units to a purchaser of these common units. In the absence of uniformity, compliance with a number of federal income tax requirements, both statutory and regulatory, could be substantially diminished. A lack of uniformity can result from a literal application of Treasury Regulations dealing with Section 743 adjustments. Any non-uniformity could have a negative impact on the value of the common units. Please read "—Tax Consequences of Unit Ownership—Allocation of Income, Gain, Loss and Deduction—Section 754 Election."

        Consistent with the regulations under Section 743, we depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of contributed property, to the extent of any unamortized Section 704(c) built-in gain, using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the common basis of that property, or treat that portion as nonamortizable, to the extent attributable to property the common basis of which is not amortizable. This method is consistent with the regulations under Section 743, but is arguably inconsistent with Treasury Regulation Section 1.167(c)-1(a)(6), which is not expected to apply with respect to a material portion of our assets. To the extent that the Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized Section 704(c) built-in gain, we apply the rules described in the Treasury Regulations and legislative history. If we determine that this position cannot reasonably be taken, we may adopt a depreciation and amortization convention under which all purchasers acquiring common units in the same month would receive depreciation and amortization deductions, whether attributable to common basis or Section 743(b) adjustment, based upon the same applicable rate as if they had purchased a direct interest in our property. If this approach is adopted, it may result in lower annual depreciation and amortization deductions than would otherwise be allowable to some unitholders and risk the loss of depreciation and amortization deductions not taken in the year that these deductions are otherwise allowable. This approach will not be adopted if we determine that the loss of depreciation and amortization deductions will have a material adverse effect on the unitholders. If we choose not to utilize this aggregate method, we may use any other reasonable depreciation and amortization convention to preserve the uniformity of the intrinsic tax characteristics of any common units that would not have a material adverse effect on the unitholders. Counsel has not opined as to the validity of any of these positions. The IRS may challenge any method of depreciating the Section 743(b) adjustment described in this paragraph. If this type of challenge were sustained, the uniformity of common units might be affected, and the gain from the sale of common units might be increased without the benefit of additional deductions. Please read "—Disposition of Common Units—Recognition of Gain or Loss."

Tax-Exempt Organizations and Other Investors

        Ownership of common units by employee benefit plans, other tax-exempt organizations, non-resident aliens, non-U.S. corporations and other non-U.S. persons (collectively, "Non-U.S. Unitholders") raises issues unique to those investors and, as described below, may have substantially adverse tax consequences to them.

        Prospective unitholders that are tax-exempt entities or Non-U.S. Unitholders should consult their tax advisors before investing in our units. Employee benefit plans and most other organizations exempt from federal income tax, including individual retirement accounts and other retirement plans, are subject to federal income tax on "unrelated business taxable income." Virtually all of our taxable income allocated to a unitholder which is a tax-exempt organization will be unrelated business taxable income and will be taxable to that unitholder.

        Non-U.S. Unitholders are taxed by the United States on income effectively connected with the conduct of a U.S. trade or business ("effectively connected income") and on certain types of U.S.-source non-effectively connected income (such as dividends), and unless exempted or further limited by an income tax treaty, will be considered to be engaged in business in the United States because of their ownership of our common units. Furthermore, is it probable that they will be deemed to conduct such activities through permanent establishments in the United States within the meaning of applicable tax treaties. As a consequence, they will be required to file federal tax returns in respect of their share of our income, gain, loss or deduction and pay federal income tax on any net income or gain. Moreover, under rules applicable to publicly-traded partnerships, distributions to Non-U.S. Unitholders are subject to withholding at the highest applicable effective tax rate. Each Non-U.S. Unitholder must obtain a taxpayer identification number from the IRS and submit that number to our transfer agent on an applicable Form W-8BEN, W-8BEN-E or other applicable form in order to obtain credit for the taxes withheld. A change in applicable law may require us to change these procedures.

        In addition, because a Non-U.S. Unitholder classified as a corporation will be treated as engaged in a United States trade or business, that corporation may be subject to the U.S. branch profits tax at a rate of 30%, in addition to regular federal income tax, on its share of our income and gain as adjusted for changes in the foreign corporation's "U.S. net equity" to the extent reflected in the corporation's effectively connected earnings and profits. That tax may be reduced or eliminated by an income tax treaty between the United States and the country in which the foreign corporate unitholder is a "qualified resident." In addition, this type of unitholder is subject to special information reporting requirements under Section 6038C of the Code.

        A Non-U.S. Unitholder who sells or otherwise disposes of a unit will be subject to federal income tax on gain realized from the sale or disposition of that unit to the extent the gain is effectively connected with a U.S. trade or business of the Non-U.S. Unitholder. Under a ruling published by the IRS interpreting the scope of "effectively connected income," gain recognized by a non-U.S. person from the sale of its interest in a partnership that is engaged in a trade or business in the United States will be considered to be effectively connected with a U.S. trade or business. Thus, part or all of a Non-U.S. Unitholder's gain from the sale or other disposition of its units may be treated as effectively connected with a unitholder's indirect U.S. trade or business constituted by its investment in us. Moreover, under the Foreign Investment in Real Property Tax Act, a Non-U.S. Unitholder generally will be subject to federal income tax upon the sale or disposition of a unit if (i) it owned (directly or indirectly constructively applying certain attribution rules) more than 5% of our units at any time during the five-year period ending on the date of such disposition and (ii) 50% or more of the fair market value of our worldwide real property interests and our other assets used or held for use in a trade or business consisted of U.S. real property interests (which include U.S. real estate, including land, improvements, certain associated personal property, and interests in certain entities holding U.S. real estate) at any time during the shorter of the period during which such unitholder held the units or the 5-year period ending on the date of disposition. More than 50% of our assets may consist of U.S. real property interests. Therefore, Non-U.S. Unitholders may be subject to federal income tax on gain from the sale or disposition of their units.

Administrative Matters

        Information Returns and Audit Procedures.    We intend to furnish to each unitholder, within 90 days after the close of each calendar year, specific tax information, including a Schedule K-1, which describes each unitholder's share of our income, gain, loss and deduction for our preceding taxable year. In preparing this information, which will generally not be reviewed by counsel, we will use various accounting and reporting conventions, some of which have been mentioned in the previous discussion, to determine the unitholder's share of income, gain, loss and deduction. Any of these conventions may not yield a result which conforms to the requirements of the Internal Revenue Code, Treasury Regulations or administrative interpretations of the IRS. Neither we nor counsel can assure prospective unitholders that the IRS will not successfully contend in court that those accounting and reporting conventions are impermissible. Any challenge by the IRS could negatively affect the value of the common units.

        The IRS may audit our federal income tax information returns. Adjustments resulting from an audit of this kind may require each unitholder to adjust a prior year's tax liability, and possibly may result in an audit of the unitholder's own return. Any audit of a unitholder's return could result in adjustments not related to our returns as well as those related to our returns.

        Partnerships generally are treated as separate entities for purposes of federal tax audits, judicial review of administrative adjustments by the IRS and tax settlement proceedings. The tax treatment of partnership items of income, gain, loss and deduction is determined in a partnership proceeding rather than in separate proceedings with the partners. The Internal Revenue Code provides for one partner to be designated as the "tax matters partner" for these purposes. Our partnership agreement appoints the General Partner as our tax matters partner.

        The tax matters partner will make some elections on our behalf and on behalf of the unitholders and can extend the statute of limitations for assessment of tax deficiencies against unitholders with respect to items in our returns. The tax matters partner may bind a unitholder with less than a one percent profits interest in us to a settlement with the IRS unless that unitholder elects, by filing a statement with the IRS, not to give that authority to the tax matters partner. The tax matters partner may seek judicial review, by which all the unitholders are bound, of a final partnership administrative adjustment and, if the tax matters partner fails to seek judicial review, judicial review may be sought by any unitholder having at least a one percent interest in our profits and by the unitholders having in the aggregate at least a five percent profits interest. However, only one action for judicial review will go forward, and each unitholder with an interest in the outcome may participate.

        A unitholder must file a statement with the IRS identifying the treatment of any item on his federal income tax return that is not consistent with the treatment of the item on our return. Intentional or negligent disregard of the consistency requirement may subject a unitholder to substantial penalties.

        Nominee Reporting.    Persons who hold an interest in us as a nominee for another person are required to furnish to us:

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  the name, address and taxpayer identification number of the beneficial owner and the nominee;

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  whether the beneficial owner is

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  a person that is not a U.S. person,

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  a non-U.S. government, an international organization or any wholly-owned agency or instrumentality of either of the foregoing, or

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  a tax-exempt entity;

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  the amount and description of common units held, acquired or transferred for the beneficial owner; and

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  specific information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from sales.

        Brokers and financial institutions are required to furnish additional information, including whether they are U.S. persons and specific information on common units they acquire, hold or transfer for their own account. Substantial penalties are imposed by the Internal Revenue Code for failure to report such information to us. The nominee is required to supply the beneficial owner of the common units with the information furnished to us.

        Accuracy-Related Penalties.    An additional tax equal to 20% of the amount of any portion of tax that is attributable to one or more specified causes, including negligence or disregard of rules or regulations, substantial understatements of income tax and substantial valuation misstatements, may be imposed by the Internal Revenue Code. No penalty will be imposed, however, with respect to any portion of an underpayment if it is shown that there was a reasonable cause for that portion and that the taxpayer acted in good faith with respect to that portion. We do not anticipate that any accuracy-related penalties will be assessed against us.

State, Local and Other Tax Considerations

        In addition to federal income taxes, a unitholder will be subject to other taxes, including state and local income taxes, unincorporated business taxes, and estate, inheritance or intangible taxes that may be imposed by the various jurisdictions in which he resides or in which we do business or own property. Although an analysis of those various taxes is not presented here, each prospective unitholder should consider their potential impact on his investment in us. A unitholder may be required to file state income tax returns and to pay state income taxes in some or all of the states in which we do business or own property and may be subject to penalties for failure to comply with those requirements. In some states, tax losses may not produce a tax benefit in the year incurred and also may not be available to offset income in subsequent taxable years. Some of the states may require us, or we may elect, to withhold a percentage of income from amounts to be distributed to a unitholder who is not a resident of the state. Withholding, the amount of which may be greater or less than a particular unitholder's income tax liability to the state, generally does not relieve the nonresident unitholder from the obligation to file an income tax return. Amounts withheld may be treated as if distributed to unitholders for purposes of determining the amounts distributed by us. Please read "—Tax Consequences of Unit Ownership—Entity-Level Collections."

        It is the responsibility of each unitholder to investigate the legal and tax consequences under the laws of pertinent jurisdictions of his investment in us. Accordingly, we recommend that each prospective unitholder consult, and depend upon, his own tax counsel or other advisor with regard to those matters. Further, it is the responsibility of each unitholder to file all state and local, as well as U.S. federal and non-U.S., tax returns that may be required of him. Counsel has not rendered an opinion on the state local, alternative minimum tax or non-U.S. tax consequences of an investment in us.

Tax Consequences of Ownership of Debt Securities

        A description of the material federal income tax consequences of the ownership and disposition of debt securities will be included in the prospectus supplement relating to the offering of debt securities.

 INVESTMENT IN TC PIPELINES, LP BY EMPLOYEE BENEFIT PLANS

        An investment in us by an employee benefit plan is subject to additional considerations because the investments of such plans are subject to the fiduciary responsibility and prohibited transaction provisions of ERISA, and restrictions imposed by Section 4975 of the Internal Revenue Code if such plans are subject to Title I of ERISA or Section 4975 of the Internal Revenue Code or provisions under any state, local, non-U.S. or other laws or regulations similar to such provisions of ERISA or the Internal Revenue Code ("Similar Laws"). As used herein, the term "employee benefit plan" or "plan" includes, but is not limited to, tax-qualified pension, profit sharing and stock bonus plans, Keogh plans, simplified employee pension plans, and tax-deferred annuities or individual retirement accounts established or maintained by an employer or employee organization, and entities whose underlying assets are considered to include "plan assets" of such plans, accounts and arrangements.

        This summary is based on the provisions of ERISA and the Internal Revenue Code (and related regulations and administrative and judicial interpretations) as of the date of this prospectus. This summary does not purport to be complete, and future legislation, court decisions, administrative regulations, rulings or pronouncements could significantly modify the requirements summarized below. Any of these changes may be retroactive and, therefore, may apply to transactions entered into prior to the date of their enactment or release.

General Fiduciary Matters

        In considering an investment in our common units or debt securities with any portion of the assets of an employee benefit plan, a fiduciary of the employee benefit plan should consider, among other things, whether the investment is in accordance with the applicable provisions of ERISA, the Internal Revenue Code or any applicable Similar Law relating to the fiduciary's duties to the employee benefit plan, including, without limitation:

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  whether such investment is prudent under Section 404(a)(1)(B) of ERISA or applicable Similar Laws;

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  whether in making such investment such plan will satisfy the diversification requirement of Section 404(a)(1)(C) of ERISA or applicable Similar Laws;

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  whether making such investment will comply with the delegation of control and prohibited transaction provisions under Section 406 of ERISA, Section 4975 of the Internal Revenue Code and applicable Similar Laws;

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  the fact that such investment could result in recognition of unrelated business taxable income by such plan even if there is no net income and, if so, the potential after-tax return could be reduced;

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  the effect of an imposition of income taxes on the potential investment return for an otherwise tax-exempt investor; and

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  whether, as a result of the investment, such plan will be required to file an exempt organization business income tax return with the IRS.

        A fiduciary of the employee benefit plan should determine whether an investment in our common units or debt securities is authorized by the appropriate governing instrument and is a prudent investment for such plan.

Prohibited Transaction Issues

        In addition, a fiduciary of an employee benefit plan should consider whether such plan will, by investing in us, be deemed to own an undivided interest in our assets. If so, the General Partner also could be a fiduciary of such plan, and we could be subject to the regulatory restrictions of ERISA, including its prohibited transaction rules, as well as the prohibited transaction rules of Section 4975 of the Internal Revenue Code.

        The acquisition and/or holding of the common units or debt securities by an employee benefit plan with respect to which we or the initial purchasers are considered a party in interest or a disqualified person, may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Internal Revenue Code, unless the common units or debt securities are acquired and held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the U.S. Department of Labor has issued prohibited transaction class exemptions, or PTCEs, that may apply to the acquisition and holding of common units. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting life insurance company general accounts and PTCE 96-23 respecting transactions determined by in-house asset managers. In addition, the statutory service provider exemption provided by Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Internal Revenue Code, which exempts certain transactions between employee benefit plans and parties in interest or disqualified persons that are not fiduciaries with respect to the transaction could apply. There can be no assurance that all of the conditions of any such exemptions will be satisfied.

        Because of the foregoing, our common units and debt securities may not be purchased or held by any person investing "plan assets" of any employee benefit plan, unless such purchase and holding (or conversion, if any) will not constitute a non-exempt prohibited transaction under ERISA or the Internal Revenue Code or similar violation of any applicable Similar Laws.

Representation

        By purchase or acceptance of the common units or debt securities, each purchaser and subsequent transferee of the common units will be deemed to have represented and warranted that either (i) no portion of the assets used by such purchaser or transferee to acquire and hold the common units constitutes assets of any employee benefit plan or (ii) the purchase and holding (and any conversion, if applicable) of the common units by such purchaser or transferee will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Internal Revenue Code or similar violation under any applicable Similar Laws.

Plan Asset Issues

        Section 406 of ERISA and Section 4975 of the Internal Revenue Code prohibit an employee benefit plan from engaging in transactions involving "plan assets" with parties that are "parties in interest" under ERISA or "disqualified persons" under Section 4975 of the Internal Revenue Code with respect to the plan. These provisions also apply to individual retirement accounts which are not subject to Title I of ERISA. The U.S. Department of Labor issued final regulations on November 13, 1986, as subsequently modified by Section 3(42) of ERISA, that provide guidance with respect to whether the assets of an entity in which employee benefit plans acquire equity interests would be deemed "plan assets." Pursuant to these regulations, an entity's assets would not be considered to be "plan assets" if, among other things,

          (1)   the equity interests acquired by employee benefit plans or other "benefit plan investors" (as defined in Section 3(42) of ERISA) are publicly offered securities, i.e., the equity interests are widely held by 100 or more investors independent of the issuer and each other, freely transferable and either registered under the federal securities laws or sold to the plan as part of a public offering under certain conditions;

          (2)   the entity is an "operating company," i.e., it is primarily engaged in the production or sale of a product or service other than the investment of capital either directly or through a majority owned subsidiary or subsidiaries; or

          (3)   there is no significant investment by benefit plan investors, which is defined to mean that less than 25 percent of the value of each class of equity interest is held by employee benefit plans (as defined in Section 3(3) of ERISA) that are subject to Title I of ERISA, plans described in Section 4975(e)(1) of the Internal Revenue Code, and any entities whose underlying assets include "plan assets" by reason of a plan's investments in the entity.

        Our assets should not be considered "plan assets" under these regulations because it is expected that the investment will satisfy the requirements in (1) above. Plan fiduciaries contemplating a purchase of common units should consult with their own counsel regarding the consequences under ERISA and the Internal Revenue Code in light of the serious penalties imposed on persons who engage in prohibited transactions or other violations.

        Governmental plans (as defined in Section 3(32) of ERISA), non-U.S. plans (as defined in Section 4(b)(4) of ERISA) and certain church plans (as defined in Section 3(33) of ERISA), while not subject to the fiduciary responsibility provisions of ERISA or the provisions of Section 4975 of the Internal Revenue Code, may nevertheless be subject to a Similar Law. Fiduciaries of any such plans should consult with their counsel before purchasing any common units.

 PLAN OF DISTRIBUTION

        We may sell the securities being offered hereby:

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  directly to purchasers,

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  through agents, or

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  through underwriters or dealers.

        We, or agents designated by us, may directly solicit, from time to time, offers to purchase the securities. Any such agent may be deemed to be an underwriter as that term is defined in the Securities Act. We will name the agents involved in the offer or sale of the securities and describe any commissions payable by us or to these agents in the prospectus supplement. The agents may be entitled under agreements which may be entered into with us to indemnification by us against specific civil liabilities, including liabilities under the Securities Act. The agents may also be our customers or may engage in transactions with or perform services for us in the ordinary course of business.

        If we utilize any underwriters in the sale of the securities in respect of which this prospectus is delivered, we will enter into an underwriting agreement with those underwriters at the time of sale to them. We will set forth the names of these underwriters and the terms of the transaction in the prospectus supplement, which will be used by the underwriters to make resales of the securities in respect of which this prospectus is delivered to the public. The underwriters may be entitled, under the relevant underwriting agreement, to indemnification by us against specific liabilities, including liabilities under the Securities Act. The underwriters may also be our customers or may engage in transactions with or perform services for us in the ordinary course of business.

        If we utilize a dealer in the sale of the securities in respect of which this prospectus is delivered, we will sell those securities to the dealer, as principal. The dealer may then resell those securities to the public at varying prices to be determined by the dealer at the time of resale. Dealers may be entitled to indemnification by us against specific liabilities, including liabilities under the Securities Act. The dealers may also be our customers or may engage in transactions with or perform services for us in the ordinary course of business.

        Common units and debt securities may also be sold directly by us. In this case, no underwriters or agents would be involved. We may use electronic media, including the Internet, to sell offered securities directly.

        To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. The place and time of delivery for the securities in respect of which this prospectus is delivered are set forth in the accompanying prospectus supplement.

 LEGAL MATTERS

        Certain legal and tax matters in connection with the units will be passed upon by Vinson & Elkins L.L.P., Houston, Texas, as our counsel.

EXPERTS

        The consolidated financial statements of TC PipeLines, LP as of December 31, 2015 and 2014 and for each of the years in the three-year period ended December 31, 2015 and management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2015, have been incorporated by reference herein, in reliance upon the report of KPMG LLP, independent registered public accounting firm, also incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

        The financial statements of Great Lakes Gas Transmission Limited Partnership as of December 31, 2015 and 2014 and for each of the years in the three-year period ended December 31, 2015, have been incorporated by reference herein, in reliance upon the report of KPMG LLP, independent registered public accounting firm, also incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

        The financial statements of Northern Border Pipeline Company as of December 31, 2015 and 2014 and for each of the years in the three-year period ended December 31, 2015, have been incorporated by reference herein, in reliance upon the report of KPMG LLP, independent registered public accounting firm, also incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

$500,000,000

3.900% Senior Notes due 2027

P R O S P E C T U S    S U P P L E M E N T

Joint Book-Running Managers

MUFG	BofA Merrill Lynch

Co-Managers

Citigroup	HSBC	Mizuho Securities	SunTrust Robinson Humphrey

Deutsche Bank Securities	J.P. Morgan	Wells Fargo Securities

May 22, 2017

QuickLinks

Prospectus Supplement
SUMMARY
TC PipeLines, LP
The Offering
Summary Historical Financial Data
Non-GAAP Financial Measures
RISK FACTORS
RATIO OF EARNINGS TO FIXED CHARGES
USE OF PROCEEDS
CAPITALIZATION
DESCRIPTION OF NOTES
CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS
UNDERWRITING
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION

ABOUT THIS PROSPECTUS
WHERE YOU CAN FIND MORE INFORMATION
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
ABOUT TC PIPELINES, LP
RISK FACTORS
USE OF PROCEEDS
RATIO OF EARNINGS TO FIXED CHARGES
DESCRIPTION OF UNITS
CASH DISTRIBUTION POLICY
DESCRIPTION OF OUR PARTNERSHIP AGREEMENT
DESCRIPTION OF DEBT SECURITIES
MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS
INVESTMENT IN TC PIPELINES, LP BY EMPLOYEE BENEFIT PLANS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS